Exhibit 2.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***] HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(2)(ii). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

MNTN DIGITAL, INC.,

QF MERGER SUB, INC.,

QUICKFRAME INC.

and

QF SH REP LLC,

as the Stockholder Representative

Dated as of December 10, 2021

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Subsequent Actions	3
1.3	Conversion of Securities in the Merger	3
1.4	Treatment of Company Options	4
1.5	Appraisal Rights	5
1.6	Closing Consideration Schedule; Surrender and Payment of Company Capital Stock	6
1.7	Earnout	8
1.8	Adjustment to Consideration	10
1.9	Stockholder Representative Reserve	13

ARTICLE II CLOSING		13
2.1	The Closing	13
2.2	Deliveries at Closing	14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
3.1	Organization	16
3.2	No Subsidiaries	16
3.3	Capitalization	17
3.4	Authorization	19
3.5	Required Vote	19
3.6	Consents and Approvals	20
3.7	Absence of Certain Changes or Events	20
3.8	Facilities	22
3.9	Condition and Sufficiency of Assets	22
3.10	Contracts and Commitments	23
3.11	Permits	25
3.12	No Conflict or Violation	26
3.13	Financial Statements and Other Financial Information	26
3.14	Undisclosed Liabilities	26
3.15	Books and Records	26
3.16	Litigation	27
3.17	Labor Matters	27
3.18	Compliance with Regulations	29
3.19	Intellectual Property	29
3.20	Employee Benefit Plans	36
3.21	Transactions with Certain Persons	38
3.22	Certain Payments	38
3.23	Tax Matters	39
3.24	Insurance	41
3.25	Top Customers and Vendors	41
3.26	Banking Relationships	41
3.27	Accounts Receivable	41
3.28	No Brokers	42
3.29	Stockholder Notice	42
3.30	No Other Agreements to Sell the Assets or Equity Interests of the Company	42
3.31	Independent Investigation	42

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3.32	No Other Representations and Warranties	42

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43
4.1	Organization of Parent and Merger Sub	43
4.2	Authorization	43
4.3	Consents and Approval; No Conflict or Violation	44
4.4	Parent Common Stock; No Prior Operations	44
4.5	Litigation	44
4.6	Investment Entirely for Own Account	44
4.7	Capitalization	44
4.8	Issuance of Securities	45
4.9	Financial Statements	45
4.10	Intellectual Property	46
4.11	Employment Matters	47
4.12	Privacy and Data Security	47
4.13	Tax Matters	48
4.14	FCPA	48
4.15	Compliance with Regulations; Permits	48
4.16	Related Party Transactions	48
4.17	Absence of Certain Changes or Events	48
4.18	No Brokers	49
4.19	Independent Investigation	49
4.20	No Other Representations and Warranties	49

ARTICLE V COVENANTS		49
5.1	Further Assurances	49
5.2	Tax Matters	50
5.3	Employment Matters	53
5.4	Publicity; Confidentiality	54
5.5	Termination of Certain Agreements	54
5.6	Indemnification of Directors and Officers	54
5.7	Release	56
5.8	No Solicitation of Other Proposals	57
5.9	Notification of Certain Matters	57
5.10	Investigation by Parent	57
5.11	Conduct of Business	58
5.12	Audits	58
5.13	Stockholder Approval; Stockholder Notice	58

ARTICLE VI CONDITIONS TO CLOSING		59
6.1	Conditions to Obligations of the Company	59
6.2	Conditions to Obligations of Parent and Merger Sub	60

ARTICLE VII INDEMNIFICATION; REMEDIES		61
7.1	Survival of Representations, Etc.	61
7.2	Indemnification	62
7.3	Set-Off Against Parent Note and Earnout Consideration; Cancellation of Parent Common Stock	67
7.4	Exclusive Remedy	67

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ARTICLE VIII TERMINATION	68

8.1	Termination	68
8.2	Effect of Termination	69

ARTICLE IX MISCELLANEOUS		69
9.1	Defined Terms	69
9.2	Notices	89
9.3	Rules of Construction and References	90
9.4	Titles	92
9.5	Entire Agreement	92
9.6	Assignment	92
9.7	Amendment or Modification	92
9.8	Waiver	92
9.9	Severability	92
9.10	Burden and Benefit	93
9.11	Governing Law	93
9.12	Consent to Jurisdiction	93
9.13	Waiver of Trial by Jury	93
9.14	Specific Performance	93
9.15	Cumulative Remedies	94
9.16	Expenses	94
9.17	Representation by Counsel	94
9.18	Execution and Counterparts	94
9.19	Appointment of the Stockholder Representative	94
9.20	Provisions Respecting Legal Representation	97

EXHIBITS AND ANNEXES

Exhibit A	Form of Consent Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Transmittal Letter
Exhibit D	Form of Written Consent
Exhibit E	Form of Parent Note

Annex I	Key Employees
Annex II	Initial Consenting Stockholders
Annex III	Client Services Team Employees
Annex IV	Accounting Principles

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2021, is entered into by and among (i) MNTN Digital, Inc., a Delaware corporation (“Parent”), (ii) QF Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), (iii) QuickFrame Inc., a Delaware corporation (the “Company”), and (iv) QF SH Rep LLC, a Delaware limited liability company solely in its capacity as “Stockholder Representative” (the “Stockholder Representative”).

RECITALS

WHEREAS, each of Parent, Merger Sub and the Company desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company (the “Merger”), whereupon, in connection with and immediately following the Merger, the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”), all pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”);

WHEREAS, the boards of directors of Parent, Merger Sub and the Company have each determined that the Merger is advisable and in the best interests of their respective companies and their respective stockholders and have approved the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, and thereby upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each employee of the Company set forth on Annex I attached hereto (collectively, the “Key Employees”) is entering into a restrictive covenant agreement with Parent and the Company (collectively, the “Restrictive Covenant Agreements”), each of which shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each Company Stockholder set forth on Annex II attached hereto (collectively, the “Initial Consenting Stockholders”) has delivered to Parent the Consent Agreement in the form of Exhibit A attached hereto, duly executed by each such Initial Consenting Stockholder (the “Consent Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.

(a)                Pursuant to the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Regulations of the State of Delaware, (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, and (iv) the Company shall succeed to and assume all the rights and obligations of Merger Sub as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

(b)                Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause the certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the Company and Parent and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(c)                At the Effective Time, and without any further action on the part of the Company or Merger Sub:

(i)                 the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the Merger so as to be identical in all respects to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Regulation;

(ii)               the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in the Merger so as to be identical in all respects to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be the name of the Company as of immediately prior to the Effective Time, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Regulation;

(iii)             the directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and

(iv)              the Merger shall have all of the effects provided by the DGCL and other applicable Regulations.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.2               Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole and reasonable discretion, or shall be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement and the transactions contemplated hereby, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement and the transactions contemplated hereby.

1.3               Conversion of Securities in the Merger.

(a)                Effect on Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 1.3(c), any Dissenting Shares and any Treasury Shares) will be cancelled and extinguished and, subject to compliance with the provisions of Section 1.6, will be converted automatically into the right to receive, in the aggregate as to each Company Stockholder, upon the terms and subject to the conditions set forth in this Agreement and without interest, (i) a beneficial ownership interest in the Parent Note in an amount equal to such Company Stockholder’s Parent Note Consideration (subject to Section 1.8 and Section 7.3), and (ii) such Company Stockholder’s Equityholder Pro Rata Portion of any Earnout Consideration that becomes due and payable pursuant to the terms of Section 1.8 (if any); provided, that if any Accredited Company Stockholder so elects in such Accredited Company Stockholder’s Transmittal Letter (an “Electing Accredited Company Stockholder”), then such Accredited Company Stockholder may forego receipt of [***] percent ([***])% of the amount of such Accredited Company Stockholder’s Parent Note Consideration (the “Elected Equity Amount”) and receive in lieu of such interest in the Parent Note Consideration such Accredited Company Stockholder’s Equityholder Pro Rata Portion of the Parent Common Stock Pool; provided  further, that if an Electing Accredited Company Stockholder would become entitled to receive a fraction of a share of Parent Common Stock, then the Elected Equity Amount shall automatically be adjusted downwards until the Accredited Company Stockholder is only entitled to receive a whole number of shares of Parent Common Stock. Notwithstanding the foregoing, any Merger Consideration payable in respect of shares of Company Restricted Stock shall be subject to the same risk of forfeiture or right of repurchase as the related shares of Company Restricted Stock, provided, that the risk of forfeiture or right of repurchase shall lapse based on the holder’s continued employment or service, as applicable, with the Surviving Corporation (or an Affiliate thereof) following the Effective Time and any repurchase price applicable thereto shall be in favor of Parent and equitably adjusted to reflect the proportion of the Merger Consideration to the number of shares of Company Restricted Stock. For the avoidance of doubt, any shares of Parent Common Stock in the Parent Common Stock Pool that are not issued to Electing Accredited Company Stockholders pursuant to this Section 1.3(a) shall not be issued, and shall instead be retained, by Parent (it being acknowledged and agreed by the parties hereto, for purposes of clarity, that the number of shares of Parent Common Stock underlying the Parent Options to be issued by Parent to holders of Assumed Company Options pursuant to Section 1.4(a) shall equal the number of shares of Parent Common Stock in the Parent Common Stock Pool that are not issued to Electing Accredited Company Stockholders pursuant to this Section 1.3(a) (subject to any downward adjustment of the number of shares of Parent Common Stock underlying a Parent Option to the closest whole number of shares of Parent Common Stock)).

(b)                Notwithstanding the foregoing, the consideration payable to each holder of shares of Company Capital Stock as of the Effective Time pursuant to this Section 1.3 shall be subject to adjustment as provided herein.

(c)                Each issued and outstanding share of Company Capital Stock that is held in treasury of the Company or owned by the Company, Parent or Merger Sub (collectively, “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)                Each issued and outstanding share of the common stock, par value $0.00001 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”).

1.4               Treatment of Company Options.

(a)               At the Effective Time:

(i) Each Assumed Company Option that is outstanding as of immediately prior to the Effective Time shall automatically (and without any action on the part of any party hereto or the holder thereof), subject to execution and delivery by the applicable Company Optionholder of an option acknowledgment agreement in a form reasonably agreed by Parent and the Company (an “Option Acknowledgement Agreement”), be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a “Parent Option”). Each Parent Option will continue to be subject to substantially the same terms and conditions (including vesting and exercisability terms) as applied to the related Assumed Company Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each Parent Option shall equal the product of (x) the number of shares of Company Common Stock subject to the related Assumed Company Option as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, (ii) the per share exercise price of each Parent Option shall equal the quotient determined by dividing (x) the per share exercise price of the related Assumed Company Option by (y) the Exchange Ratio, rounded up to the nearest whole cent, (iii) each Parent Option corresponding to a Vested Company Option shall, as at the Effective Time, be fully vested as to [***] percent ([***])% of the shares of Parent Common Stock subject thereto (the remaining [***] percent ([***])% of the shares of Parent Common Stock subject to such Parent Option, the “Revested Parent Option”), (iv) each Revested Parent Option shall vest and become exercisable in twenty-four (24) equal monthly installments commencing on the one (1)-month anniversary of the Closing Date, subject to the holder’s continued employment or service, as applicable, with the Surviving Corporation (or an Affiliate thereof) following the Effective Time, and (v) each Parent Option corresponding to an Unvested Company Option shall vest and become exercisable in accordance with the terms and conditions applicable to the related Unvested Company Option based on the holder’s continued employment or service, as applicable, with the Surviving Corporation (or an Affiliate thereof) following the Effective Time.

(ii) Each Cashed Out Company Option held by a non-Continuing Service Provider shall, subject to execution and delivery by the applicable Company Optionholder of an Option Acknowledgment Agreement, be cancelled as of immediately prior to the Effective Time in exchange for (x) in the case of a non-Continuing Service Provider set forth on Schedule 1.4(a)(ii), an amount in cash to be paid at, or as soon as administratively practicable following, the Closing or (y) in the case of any other non-Continuing Service Provider, an interest in the Parent Note, in each case in an amount equal to the product of (A) the Net Shares in respect of such Cashed Out Company Option multiplied by (B) the Per Share Amount, and in each case less any required Tax withholding. Each Cashed Out Company Option held by a Continuing Service Provider shall, subject to execution and delivery by the applicable Company Optionholder of an Option Acknowledgment Agreement, be cancelled as of immediately prior to the Effective Time in exchange for an interest in the Parent Note equal to the product of (A) the Net Shares in respect of such Cashed Out Company Option multiplied by (B) the Per Share Amount; provided, that any Parent Note Consideration issued to a Continuing Service Provider shall be (x) subject to such Continuing Service Provider’s continued employment or service with the Surviving Corporation (or an Affiliate thereof) through the maturity date of the Parent Note and if and when paid in accordance with the terms of this Agreement and the Parent Note and (y) less any required Tax withholding.

(iii) Notwithstanding the foregoing, in the event a Continuing Service Provider’s employment or service relationship with the Surviving Corporation (or the Affiliate thereof that employs or engages such Continuing Service Provider) is terminated (x) due to the death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code) of such Continuing Service Provider, (y) by such Continuing Service Provider for Good Reason or (z) by the Surviving Corporation (or such Affiliate) without Cause, then, subject to the delivery by the Continuing Service Provider (or the Continuing Service Provider’s estate in the case of death) to Parent of a general release of claims against Parent and its Affiliates in a form reasonably acceptable to Parent that becomes effective and irrevocable within sixty (60) days following such termination, the vesting of any Revested Parent Options shall thereupon fully accelerate and the portion of the Parent Note held by the Continuing Service Provider shall be paid in full as soon as administratively possible, less any required Tax withholding. On, or as soon as administratively practicable following, the two (2)-year anniversary of the Closing Date, Parent shall grant options to such Continuing Service Providers who remain employed or providing services to the Surviving Corporation (or an Affiliate thereof) as of such date covering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock underlying Revested Parent Options forfeited for no consideration prior thereto (i.e., following the termination of a Continuing Service Provider’s employment by the Company for Cause).

(b)                Prior to the Effective Time, the Company and Parent shall take all necessary actions, including obtaining appropriate resolutions of the Company’s board of directors and Parent’s board of directors (or a committee thereof) and any required consents, providing all notices and taking all actions necessary or desirable to effect the transactions contemplated by this Section 1.4, which notices, resolutions, consents and other written materials shall be subject to advance review and approval by the Company or Parent, as applicable. For the avoidance of doubt, the adjustments contemplated by Section 1.4(a) above are intended to comply with, and shall be performed in a manner consistent in all respects with, the applicable requirements of Sections 409A and 424(a) of the Code.

1.5               Appraisal Rights.

(a)                Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 1.3(c)) and held by a Company Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such Company Stockholder fails to perfect or otherwise loses such Company Stockholder’s appraisal rights under the DGCL with respect to such shares), shall not be converted into or represent a right to receive a portion of the consideration as set forth in Section  1.3, but the holder thereof shall only be entitled to such rights as are provided by Section 262 of the DGCL.

(b)                Notwithstanding the provisions of Section  1.5(a), if, after the Effective Time, any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights with respect to such shares pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive the consideration set forth in and subject to the provisions of this Agreement, without interest thereon.

(c)                The Company has given Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company has not, except with the prior written consent of Parent, made any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Dissenting Stockholder with respect to such demands were submitted to Parent in advance and were not presented to any Dissenting Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any losses (including reasonable attorneys’ and consultants’ fees, costs and expenses and including any such reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares ((i) and (ii) together, “Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of ARTICLE VII hereof.

(d)                Notwithstanding any provision of this ARTICLE I or ARTICLE VII to the contrary, in the event that there are any Dissenting Shares, then (i) any payment by Parent pursuant to this Agreement (other than pursuant to Section 1.5(a)) that would have been required to have been paid to such holder of Dissenting Shares (each a “Dissenting Stockholder”) (assuming, for such purpose, that such Dissenting Stockholder had not exercised appraisal rights) shall be retained by Parent and (ii) such Dissenting Stockholder will not be entitled to receive any distribution of funds from the Stockholder Representative Reserve and any such amounts otherwise payable to such Dissenting Stockholder in respect of such Dissenting Shares under any such distribution will be payable to Parent in lieu of such Dissenting Stockholder.

1.6               Closing Consideration Schedule; Surrender and Payment of Company Capital Stock.

(a)                Delivery of Closing Consideration Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”) in a form acceptable to Parent, which schedule shall be certified as complete and correct by the Company’s chief executive officer and chief financial officer and which shall accurately set forth, as of the Closing:

(i) the Fully Diluted Share Number;

(ii) the Aggregate Option Exercise Price;

(iii) the Per Share Amount;

(iv) for each Company Stockholder (1) such Company Stockholder’s name, address, wiring instructions and social security number or tax identification number, if applicable, (2) the number and type of shares of Company Capital Stock held by such Company Stockholder (including the respective electronic share certificate numbers and the class or series of Company Capital Stock held by such Company Stockholder), (3) such Company Stockholder’s Equityholder Pro Rata Portion and Stockholder Pro Rata Portion, (4) the Parent Note Consideration to be paid to such Company Stockholder pursuant to Section 1.3 (with a separate indication of all components thereof) and (5) if such Company Stockholder is an Electing Accredited Company Stockholder, the number of shares of Parent Common Stock to be issued to such Company Stockholder; and

(v) for each Company Optionholder (1) such Company Optionholder’s name and address, wiring instructions and social security number or tax identification number, if applicable, (2) the number of shares of Company Common Stock underlying each Company Option held by such Company Optionholder, in each case, as of the Closing, (3) the exercise price per share of each such Company Option, (4) the percent to which each Company Option held by such Company Optionholder is vested as at immediately prior to the Effective Time, (5) the number of shares of Parent Common Stock which will be the subject of the Parent Options to be issued to such Company Optionholder pursuant to Section 1.4 or the Parent Note Consideration to be paid to such Company Optionholder pursuant to Section 1.4, as applicable, and (6) the per share exercise price of each Parent Option to be issued to such Company Optionholder pursuant to Section 1.4.

(b)                Surrender of Company Capital Stock.

(i) Parent has designated and engaged in writing PNC Bank, National Association to act as the paying agent in connection with the Merger (such Person, the “Paying Agent”). Parent and the Company Equityholders shall each bear and be responsible for [***] percent ([***]%) of the payment of all costs and expenses incurred in connection with the engagement of the Paying Agent.

(ii) On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Company Transaction Expenses set forth on the Closing Consideration Schedule and designated to be paid at the Closing to the recipients thereof in accordance with invoices provided to Parent prior to the Closing Date.

(iii) Within five (5) Business Days after the date hereof, the Company shall mail or otherwise deliver to each Company Stockholder a letter of transmittal, substantially in the form of Exhibit C attached hereto (the “Transmittal Letter”). Upon delivery of such Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents (including a completed IRS Form W-8 or W-9, as applicable) as may be required pursuant to such Transmittal Letter, the applicable Company Stockholder shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to Section 1.3 and Section 1.8, subject to any applicable Tax withholding, and the electronic share certificate(s) representing such Company Stockholder’s shares of Company Capital Stock shall forthwith be cancelled.

(iv) At any time following one (1) year after the Effective Time, any portion of the Parent Note allocable to a Company Equityholder that has not complied with the provisions of this Section 1.6 shall be deemed cancelled, and, thereafter, the affected Company Equityholder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Regulations) only as general creditors thereof and subject to this ARTICLE I. In addition, notwithstanding anything to the contrary in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or the Stockholder Representative shall be liable to any Company Equityholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Regulation.

(v) If the consideration payable to holders of shares of Company Capital Stock is to be paid to a Person other than the Person in whose name the relevant electronic share certificate(s) representing such shares of Company Capital Stock are registered, it shall be a condition to the payment of such amounts that (A) the Person requesting such transfer shall have established to the satisfaction of Parent that such transfer is proper and in accordance with all applicable Regulations, (B) the Person requesting such transfer pay to the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Parent that such Taxes have been paid or are not required to be paid and (C) the transferee duly execute and deliver to Parent a Transmittal Letter and, if the transferee is receiving shares of Parent Common Stock, all other documentation necessary for such transferee to constitute an Accredited Company Stockholder.

(c)                Delivery of Shares of Parent Common Stock. After the Closing, Parent shall issue to each Electing Accredited Company Stockholder, subject to such Electing Accredited Company Stockholder’s delivery of a Transmittal Letter, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such Transmittal Letter, the shares of Parent Common Stock payable to such Electing Accredited Company Stockholder (memorialized by electronic share certificate(s) of other documentary verification of ownership) pursuant to Section 1.3.

(d)                No Further Ownership Rights in Company Capital Stock. At and after the Effective Time, each holder of issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities or notes of the Company, except for the right of a Company Stockholder to surrender its, his or her shares of Company Capital Stock in exchange for the consideration payable in respect of such shares of Company Capital Stock hereunder, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates (electronic or otherwise) for shares of Company Capital Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I, except as otherwise provided by Regulation.

(e)                Withholding Taxes. Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to this Agreement to any Company Equityholder or any other Person such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Regulation; provided, however, that the if Parent or the applicable withholding agent intends to deduct or withhold Taxes payable to a Company Equityholder or any other Person (other than required withholdings in respect of Company Options or other compensatory payments for income, employment and similar Taxes), Parent and the applicable withholding agent shall use commercially reasonable efforts to provide prior notice of such withholding to the Stockholder Representative as soon as reasonably practicable after it determines withholding is required and shall cooperate in good faith to minimize such deduction or withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate Tax Authority in accordance with applicable Regulation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7               Earnout.

(a)                Earnout Consideration. Following the Closing:

(i) if, on the one (1)-year anniversary of the Closing Date (the “First Earnout Determination Date”), both (A) each Key Employee remains an employee of Parent or its Affiliate(s) pursuant to the terms of his respective Employment Offer Letter and (B) at least the Minimum Number of Client Services Team Employees (calculated as of the First Earnout Determination Date) remain employees of Parent or its Affiliate(s), then, no later than five (5) Business Days thereafter, Parent shall pay to the Paying Agent for distribution to the Company Equityholders in accordance with their respective Equityholder Pro Rata Portions (subject to any offset made against a particular Company Equityholder in accordance with Section 1.8 and Section 7.3) an aggregate amount in cash equal to (x) $[***] minus (y) if the Estimated Merger Consideration Adjustment Amount was negative, [***]% of such negative Estimated Merger Consideration Adjustment Amount; and

(ii) if, on the two (2)-year anniversary of the Closing Date (the “Second Earnout Determination Date,” and together with the First Earnout Determination Date, each an “Earnout Determination Date”), both (A) each Key Employee remains an employee of Parent or its Affiliate(s) pursuant to the terms of his respective Employment Offer Letter and (B) at least the Minimum Number of Client Services Team Employees (calculated as of the Second Earnout Determination Date) remain employees of Parent or its Affiliate(s), then, no later than five (5) Business Days thereafter, Parent shall pay to the Paying Agent for distribution to the Company Equityholders in accordance with their respective Equityholder Pro Rata Portions (subject to any offset made against a particular Company Equityholder in accordance with Section 1.8 and Section 7.3) an aggregate amount in cash equal to (x) $[***] minus (y) if the Estimated Merger Consideration Adjustment Amount was negative, [***]% of such negative Estimated Merger Consideration Adjustment Amount;

provided, that notwithstanding the foregoing, (x) if Parent (or its applicable Affiliate(s)) terminate(s) the employment of any Key Employee without Cause, or any Key Employee resigns from his employment with Parent (or its applicable Affiliate(s)) for Good Reason, then the Company Equityholders shall remain eligible to receive the payments provided for pursuant to Section 1.7(a)(i) and Section 1.7(a)(ii) as if such Key Employee whose employment terminated remained an employee of Parent or its Affiliate(s) as of such Earnout Determination Date. All amounts paid pursuant to this Section 1.7(a) are collectively the “Earnout Consideration”, with the maximum amount of Earnout Consideration payable pursuant to this Section 1.7(a) being the sum of (1) $[***] minus (2) if the Estimated Merger Consideration Adjustment Amount was negative, [***]% of such negative Estimated Merger Consideration Adjustment Amount (such sum, the “Maximum Earnout Consideration”).

(b)                Acceleration of Payment of Earnout Consideration. If, after the Closing and prior to the Second Earnout Determination Date, a Change of Control occurs, and as of the date of such Change of Control the conditions set forth in clauses (A) and (B) of Section 1.7(a) are otherwise satisfied (taking into account the proviso set forth at the end of Section 1.7(a)), then, subject to Section 7.3, as a condition to the consummation of such Change of Control, at the time of consummation of such Change of Control, Parent shall pay, or cause to be paid (and require payment as a condition to the consummation of such Change of Control), to the Paying Agent (for further payment to the Company Equityholders) an amount equal the Earnout Acceleration Payment. Payment of the Earnout Acceleration Payment as provided herein shall fully release and discharge Parent from any further liability or obligations pursuant to this Section 1.7.

(c)                Payment of Earnout Consideration. Within five (5) Business Days after each Earnout Determination Date, Parent shall deposit the amount of Earnout Consideration that is due and payable to the Company Equityholders (if any) to the Paying Agent for distribution to the Company Equityholders in accordance with their respective Equityholder Pro Rata Portions (subject to any set-offs as provided in this Agreement).

(d)                Payment of Earnout Consideration. All payments of any Earnout Consideration shall be treated by Parent, the Company and the Company Equityholders as an adjustment to the Merger Consideration payable hereunder for all Tax purposes unless otherwise required by Regulations.

(e)                Company Equityholders’ Acknowledgments. Each Company Equityholder (in each case, by virtue of the execution and delivery of the Transmittal Letters and/or the execution and delivery of a joinder to the Consent Agreement, as applicable) acknowledges and agrees that (i) nothing in this Agreement shall be interpreted as a restriction or limitation on Parent’s or its Affiliates’ right or ability to merge or consolidate the Surviving Corporation or the Business into, or otherwise transfer or assign the Surviving Corporation or the Business to, any Affiliate of Parent, or sell or transfer the Surviving Corporation or the Business to any Person, (ii) following the Closing, Parent shall have the absolute right to control, operate, manage and invest in the Surviving Corporation and the Business in its sole discretion, and nothing herein shall be deemed to restrict, the decisions of Parent as to the Surviving Corporation or the Business (including any and all decisions relating to acquisitions, dispositions, purchases and/or sales of assets (and the timing thereof), capital expenditures (and the timing thereof), customer and supplier relationships, facilities and employee hiring and retention), (iii) neither Parent nor its Affiliates is making, and no Company Equityholder is relying upon, any representations or warranties with respect to the results of operations of the Surviving Corporation or the Business following the Closing or with respect to any likelihood of achieving any of the conditions set forth in Section 1.7(a), (iv) neither Parent nor its Affiliates will have any liability or obligation to the Company Equityholders with respect to payment of the Earnout Consideration under this Agreement in connection with their operation of their respective businesses or the Business of the Surviving Corporation from and after the consummation of the Closing and (v) the right of the Company Equityholders to receive payments pursuant to this Section 1.7 does not represent an ownership interest in Parent or any of its Affiliates, does not carry voting, dividend or liquidation rights, is not represented by any form of certificate or instrument and shall not be assignable or transferable. Each Company Equityholder (in each case, by virtue of the execution and delivery of the Transmittal Letters and/or the execution and delivery of a joinder to the Consent Agreement, as applicable) acknowledges and agrees that certain situations could arise where the decisions of Parent may adversely affect the prospect that any or all of the conditions set forth in Section 1.7(a) will be achieved or that any Earnout Consideration will be paid hereunder.

(f)       Subordination of Earnout Consideration. Each Company Equityholder (in each case, by virtue of the execution and delivery of the Transmittal Letters and/or the execution and delivery of a joinder to the Consent Agreement, as applicable) acknowledges and agrees that certain Company Equityholders, representing Company Equityholders holding a majority of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) outstanding immediately prior to the Effective Time, and the Stockholder Representative have executed the Subordination Agreement pursuant to which payment of the Earnout Consideration and the liens securing the Earnout Consideration (if any) are subordinated to the indebtedness in favor of Western Alliance Bank and the liens securing such indebtedness on the terms and in accordance with the Subordination Agreement, whether or not such Company Equityholder has executed the Subordination Agreement. Western Alliance Bank is a third party beneficiary of the provisions of this Section 1.7(f). For the avoidance of doubt, the provisions of this Section 1.7(f) and the Subordination Agreement constitute a legal, valid, and binding obligation, enforceable by Western Alliance Bank in accordance with the terms hereof and thereof.

1.8               Adjustment to Consideration.

(a)                Pre-Closing Statement. No later than five (5) Business Days before the Closing Date, the Company will prepare and deliver to Parent a statement (the “Pre-Closing Statement”), which will be prepared in accordance with the Accounting Principles, setting forth the Company’s good faith estimates of each of (i) the Estimated Merger Consideration, (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (v) the Closing Working Capital (the “Estimated Closing Working Capital”), and (vi) the Aggregate Option Exercise Price. In addition, at least three (3) Business Days before the Closing Date, the Company will deliver to Parent a funds flow memorandum in form and substance reasonably acceptable to Parent setting forth payment instructions with respect to each payment to be made on the Closing Date. The Company will consult with Parent and its accountants with respect to the preparation of the Pre-Closing Statement, and the Pre-Closing Statement will be in form and substance reasonably satisfactory to Parent. The Pre-Closing Statement will be accompanied by reasonably detailed schedules supporting the Company’s calculation of the Estimated Merger Consideration, the Estimated Closing Cash, the Estimated Closing Indebtedness, the Estimated Company Transaction Expenses, the Estimated Closing Working Capital and the Aggregate Option Exercise Price.

(b)                Closing Statement. No later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Stockholder Representative a statement (the “Closing Statement”), which will be prepared in accordance with the Accounting Principles, setting forth Parent’s good faith calculations of each of (i) the proposed Adjustment Amount, (ii) the actual Closing Cash (the “Final Closing Cash”), (iii) the actual Closing Indebtedness (the “Final Closing Indebtedness”), (iv) the actual Company Transaction Expenses (the “Final Company Transaction Expenses”), (v) the actual Closing Working Capital (the “Final Closing Working Capital”), and the Stated Percentage. The Closing Statement will be accompanied by reasonably detailed schedules supporting Parent’s calculation of the Adjustment Amount, Final Closing Cash, Final Closing Indebtedness, Final Company Transaction Expenses and the Final Closing Working Capital.

(c)                Adjustment Amount.

(i) If the Adjustment Amount is a positive number, then upon final determination of the Adjustment Amount pursuant to this Section 1.8, the principal amount of the Parent Note shall be automatically and permanently increased by the Adjustment Amount and Parent shall provide written notice of such increase to the Stockholder Representative, and the Parent Note shall be amended within five (5) Business Days thereafter as necessary to reflect such increased principal amount. Such increase in the principal amount of the Parent Note shall be allocated among each Company Stockholder, subject to such Company Stockholder’s compliance with the provisions of Section 1.6, in accordance with each Company Stockholder’s Stockholder Pro Rata Portion.

(ii) If the Adjustment Amount is a negative number, then upon final determination of the Adjustment Amount pursuant to this Section 1.8 (and no later than five (5) Business Days thereafter), each Company Stockholder shall severally indemnify Parent and any Parent Indemnitees for such Company Stockholder’s Stockholder Pro Rata Portion of the negative Adjustment Amount, and Parent and the Parent Indemnitees shall be entitled to seek recovery from each such Company Stockholder directly in such amount; provided, that Parent may instead satisfy each Company Stockholder’s Stockholder Pro Rata Portion of the negative Adjustment Amount through (A) if such Company Stockholder is not an Electing Accredited Company Stockholder, a set-off against Parent’s obligations under the Parent Note, and (B) if such Company Stockholder is an Electing Accredited Company Stockholder, the cancellation of a whole number of shares of Parent Common Stock valued at the Parent Common Stock Price Per Share, in which case Parent shall provide written notice of such cancellation to the Stockholder Representative (and, in accordance therewith, Parent shall update its books and records to reflect such cancellation), in which case Parent shall provide written notice of such set-off to the Stockholder Representative (and, in accordance therewith, the principal amount of the applicable Parent Note shall be permanently reduced by the amount so set-off and the Parent Note shall be amended as necessary to reflect such reduced principal amount). In the event that any Company Stockholder’s beneficial interest in the Parent Note is less than such Company Stockholder’s Stockholder Pro Rata Portion of the negative Adjustment Amount, such Company Stockholder shall indemnify Parent and any Parent Indemnitees for such deficiency. Parent shall be entitled to set off against any Earnout Consideration or any other amounts that become payable under this Agreement to any Company Stockholder the amount by which such Company Stockholder is obligated to indemnify Parent pursuant to this Section 1.8(c)(ii) . In the event that any set-off is made against an Electing Accredited Company Stockholder, such set-off shall be made pro rata against such Electing Accredited Company Stockholder’s Parent Note Consideration and against such Electing Accredited Company Stockholder’s Parent Common Stock (based on the principal amount of the Parent Note and the dollar amount of the Parent Common Stock (valued at the Parent Common Stock Price Per Share) held by such Electing Accredited Company Stockholder); provided that if this would result in a set-off against a fraction of a share of Parent Common Stock, then the number of shares subject to set-off shall automatically be rounded up to the nearest whole number of shares of Parent Common Stock.

(d)                Disputed Adjustment Amount. If the Stockholder Representative disagrees with the Adjustment Amount, the Stockholder Representative will notify Parent of such disagreement in writing (a “Notice of Disagreement”) specifying in reasonable detail the particulars of such disagreement within ten (10) days after the Stockholder Representative’s receipt of the Closing Statement (the “Review Period”). Parent shall grant the Stockholder Representative reasonable access, during normal business hours, upon reasonable advance notice to such books, records and employees of the Surviving Corporation as reasonably requested by the Stockholder Representative for the sole purpose of its review of the Closing Statement; provided, that Parent, Company and the Surviving Corporation will be entitled to withhold portions of any such books, records, documents or other information or access the provision of which would, or would be reasonably likely to, (i) cause the attorney client privilege thereof to be waived, (ii) result in the breach of any confidentiality agreement to which Parent or any of its Affiliates are bound, or (iii) have a materially adverse impact upon the operation of Parent, the Company or the Business. If the Stockholder Representative fails to provide a Notice of Disagreement within the Review Period, then the Adjustment Amount as set forth in the Closing Statement will be final and binding on the parties.

(e)                Resolution of Disputed Adjustment Amount. Parent and the Stockholder Representative will use their reasonable efforts for a period of thirty (30) days after the Stockholder Representative’s delivery of the Notice of Disagreement (or such longer period as Parent and the Stockholder Representative will mutually agree upon) to resolve any disagreements raised by the Stockholder Representative in the Notice of Disagreement with respect to the calculation of the Adjustment Amount. If, at the end of such period, Parent and the Stockholder Representative are unable to resolve such disagreements, Parent and the Stockholder Representative will jointly select an independent auditor of recognized national standing to resolve any remaining disagreements; provided, that RSM US LLP will be the independent auditor if Parent and the Stockholder Representative cannot agree on the selection of such independent auditor. Parent and the Stockholder Representative shall make reasonably available to the independent auditor such of the books, records and employees of Parent, the Company and the Surviving Corporation as are in such Person’s possession or control that are reasonably requested in connection with its review; provided, that Parent, Company and the Surviving Corporation will be entitled to withhold portions of any such books, records, documents or other information or access the provision of which would, or would be reasonably likely to, (i) cause the attorney client privilege thereof to be waived, (ii) result in the breach of any confidentiality agreement to which Parent or any of its Affiliates are bound, or (iii) have a materially adverse impact upon the operation of Parent, the Company or the Business. The independent auditor will consider only those items and amounts that Parent and the Stockholder Representative are unable to resolve. The determination by such independent auditor will be final, binding and conclusive on the parties. Parent and the Stockholder Representative will use their reasonable efforts to cause the independent auditor to make its determination within thirty (30) days of accepting its selection. The fees and expenses of such independent auditor will be borne by Parent and the Stockholder Representative (on behalf of the Company Stockholders) in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $[***] of disputed items and the independent auditor determines that the Stockholder Representative’s claim prevails with respect to $[***] of such disputed items and Parent’s claim prevails with respect to $[***] of such disputed items, then the Stockholder Representative would be obligated to pay [***] percent ([***]%) of the fees and expenses and Parent would be obligated to pay [***] percent ([***]%) of the fees and expenses). Except for the aforementioned fees and expenses of the independent auditor, each of Parent and the Stockholders Representative (on behalf of the Company Stockholders) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with the matters contemplated by this Section 1.8(e).

(f)                 Treatment of Adjustment Amount. Parent and Stockholder Representative, on behalf of the Company Stockholders, agree to treat the Adjustment Amount as an adjustment to the Merger Consideration for all Tax purposes except to the extent required by applicable Regulations.

1.9               Stockholder Representative Reserve.

(a)                Notwithstanding anything to the contrary in this ARTICLE I, at the Closing, Parent will deposit, or will cause to be deposited, in an account designated by the Stockholder Representative at least five (5) Business Days before Closing the Stockholder Representative Reserve, which will be held by the Stockholder Representative for the benefit of the Company Stockholders in accordance with this Section 1.9 and ARTICLE VII. The Stockholder Representative Reserve shall be treated as paid to the Company Stockholders on the Closing Date for United States federal income Tax purposes and voluntarily set aside.

(b)                The Stockholder Representative Reserve may be applied as the Stockholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)                The balance of the Stockholder Representative Reserve held under this Section  1.9, if any (the “Distributable Reserve Amount”), will be distributed to the Paying Agent for further distribution to the Company Stockholders in accordance with their respective Stockholder Pro Rata Portions thereof. Notwithstanding the foregoing, the Stockholder Representative Reserve will only be so distributed when the Stockholder Representative determines, in its sole discretion, that such distribution is appropriate. None of Parent, Merger Sub, the Company, the Surviving Corporation or their respective Affiliates (which, in the case of the Company, will include the Company Stockholders) will have any liability or responsibility to the Company Stockholders from whose Merger Consideration the Stockholder Representative Reserve was deducted, or any other Person, with respect to the Stockholder Representative Reserve or the actions and responsibilities of the Stockholder Representative contemplated by this Section 1.9. The Company Stockholders will not receive any interest or earnings on the Stockholder Representative Reserve and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Stockholder Representative Reserve other than as a result of its gross negligence or willful misconduct.

1.10           Parent Shares. For the avoidance of doubt, notwithstanding anything else in this Agreement to the contrary, in no event shall Parent be required as a result of this Article I to issue to the Company Equityholders an aggregate number of shares of Parent Common Stock (including the number of shares of Parent Common Stock underlying the Parent Options issued to Company Equityholders) greater than the Parent Common Stock Pool.

ARTICLE II
CLOSING

2.1               The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions to consummate the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents on the third (3rd) Business Day following the satisfaction or waiver of all of the conditions to Closing set forth in ARTICLE VI (other than those conditions to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.2               Deliveries at Closing.

(a)                Deliveries by Parent. Upon the terms and subject to the conditions set forth in this Agreement, in reliance on the representations, warranties and agreements of the Company contained herein, Parent shall deliver (or cause to be delivered), at the Closing, the following (reasonably satisfactory in form and substance to the Company):

(i) payment by wire transfer of immediately available funds to the applicable payees thereof of the Company Transaction Expenses as set forth in Section 1.6(b)(ii);

(ii) payment by wire transfer of immediately available funds of all amounts necessary to fully discharge the then outstanding balance of the Indebtedness set forth on the Payoff Letters, payable to the account(s) designated by the holders of such Indebtedness;

(iii) payment by wire transfer of immediately available funds of the Stockholder Representative Reserve as set forth in Section 1.9(a);

(iv) to the Stockholder Representative a certificate executed by the Secretary or an Assistant Secretary of Parent and Merger Sub certifying as of the Closing Date (A) a true and complete copy of the articles or certificate of incorporation of each of Parent and Merger Sub, as amended through the Closing Date, (B) a true and complete copy of the bylaws of each of Parent and Merger Sub, (C) a true and complete copy of the resolutions of the board of directors and/or stockholders, as applicable, of each of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby, and (D) incumbency matters;

(v) to the Stockholder Representative a certificate of good standing or equivalent of Parent, dated as of a recent date prior to the Closing, issued by the secretary of state of the state of incorporation of Parent;

(vi) to the Stockholder Representative a certificate executed by an authorized officer of each of Parent and Merger Sub certifying as to the matters set forth in Section 6.1(a) as of the Closing Date;

(vii) to the Company and the Stockholder Representative, as applicable, the Ancillary Agreements to which Parent is a party, duly executed by Parent;

(viii) to Lucas Loeffler, a side letter agreement pursuant to which Parent shall grant to Lucas Loeffler rights as an observer on the board of directors of Parent until the earlier of (i) twelve (12) months from the Closing, (ii) a change of control or sale of Parent or (iii) an initial public offering of Parent (the “Loeffler Side Letter”), duly executed by Parent;

(ix) to the Stockholder Representative, evidence reasonably satisfactory to the Stockholder Representative of the binding of the R&W Insurance Policy subject to conditions customarily imposed on such type of insurance policy;

(x) to the Company, an updated version of the representations set forth in Section 4.7(a) as of immediately prior to the Effective Time; and

(xi) such other documents and instruments as in the opinion of counsel for the Company may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

(b)                Deliveries by the Company and the Stockholder Representative. Upon the terms and subject to the conditions of this Agreement, in reliance upon the representations, warranties and agreements of Parent and Merger Sub contained herein and in consideration of the consideration to be paid to the Company Equityholders, the Company and the Stockholder Representative shall deliver (or cause to be delivered) to Parent, at the Closing, the following (reasonably satisfactory in form and substance to Parent):

(i) a certificate executed by the Secretary or an Assistant Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of the Company, as amended through the Closing Date, (B) a true and complete copy of the bylaws of the Company, (C) a true and complete copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (D) a true and complete copy of the Written Consent and (E) incumbency matters;

(ii) a certificate of good standing of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware and all states in which the Company is qualified to do business;

(iii) a certificate executed by an authorized officer of the Company certifying as to the matters set forth in Section 6.2(a) as of the Closing Date;

(iv) evidence of receipt of all consents and delivery of all notices set forth on Schedule 3.6 of the Disclosure Schedules;

(v) a certificate by the Company that meets the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), along with the notice form described in Treasury Regulations Section 1.897-2(h)(2), which Parent is authorized to deliver to the IRS;

(vi) all duly completed and executed Transmittal Letters pursuant to Section 1.6(b) delivered to the Company by the applicable Company Stockholders prior to the Closing Date, together with such other documents and information reasonably required by Parent;

(vii) the Ancillary Agreements to which the Company and/or the Stockholder Representative is a party, duly executed by the Company and/or the Stockholder Representative, as applicable;

(viii) resignations from the Persons holding the position of a director or officer of the Company in office immediately prior to the Effective Time, resigning from such positions effective as of the Effective Time, duly executed by each such person;

(ix) evidence that the Terminated Agreements have been terminated in accordance with Section 5.5;

(x) the Parachute Payment Waivers required to be obtained by pursuant to Section 5.3(b) and evidence reasonably satisfactory to Parent that a Stockholder Vote was solicited pursuant to Section 5.3(b);

(xi) evidence reasonably satisfactory to Parent that each Company Plan intended to be qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement has been terminated effective as of the day immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company sponsoring such Company Plan;

(xii) joinders to the Consent Agreement, duly executed by the Company Stockholders constituting the Requisite Stockholder Percentage (to the extent any such Company Stockholder is not an original party thereto as of the date hereof);

(xiii) the Loeffler Side Letter, duly executed by Lucas Loeffler;

(xiv) appropriate payoff letters (the “Payoff Letters”) and lien releases, in a customary form reasonably satisfactory to Parent, from the holders of the Indebtedness set forth on Schedule 2.2(b)(xiv);

(xv) copies of duly executed written consents from the board of directors of the Company and the Company Stockholders, in the form agreed by Parent and the Company as of the date hereof, ratifying certain capitalization and related matters with respect to actions taken by the Company prior to the Closing (the “Section 204 Ratifications”); and

(xvi) such other documents and instruments as in the opinion of counsel for Parent may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct as of the date hereof, and will be true and correct as of the Closing Date, except as otherwise set forth on the Disclosure Schedules.

3.1               Organization. The Company is a corporation duly organized, validly existing and in good standing under the Regulations of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own, license, lease and use the properties and assets that it purports to own or use, and to perform all of its obligations and enforce all of its rights under its Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, being all the jurisdictions in which the character of its properties owned, licensed, leased or used or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Organizational Documents of the Company, heretofore delivered to Parent are true, accurate and complete as of the date hereof. The Company is not, and has not ever been, in breach any of its Organizational Documents. Schedule  3.1 of the Disclosure Schedules sets forth the names (and titles, if applicable) of each officer and director of the Company, and the names and members of each committee of the board of directors of the Company (if applicable). The Company has not granted to any Person any power of attorney in respect of any of its assets.

3.2               No Subsidiaries. The Company does not have, and has never had, any direct or indirect Subsidiaries. The Company does not own, and has never owned, directly or indirectly, any capital stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other Person.

3.3               Capitalization.

(a)                The issued and outstanding capital stock of the Company, including the Company Options and any securities convertible into capital stock of the Company, is held by the Persons and in the amounts set forth on Schedule 3.3(a)(i) of the Disclosure Schedules. The authorized capital stock of the Company consists of 106,818,440 shares of Company Common Stock and 18,181,560 shares of Company Preferred Stock, of which 679,538 shares have been designated Company Series 2018 Preferred Stock-1, 839,419 shares have been designated Company Series 2018 Preferred Stock-2, 563,029 shares have been designated Company Series 2018 Preferred Stock-3, 5,226,253 shares have been designated Company Series 2018 Preferred Stock-4, 1,801,191 shares have been designated Company Series 2018 Preferred Stock-5, 5,007,310 shares have been designated Company Series 2018 Preferred Stock-6 and 4,064,820 shares have been designated Company Series 2019 Preferred Stock, and there are no other shares of other classes or series of capital stock of the Company authorized or outstanding. There are 24,317,573 shares of Company Common Stock, 1,407,742 shares of Company Series 2018 Preferred Stock-1, 1,738,953 shares of Company Series 2018 Preferred Stock-2, 1,166,379 shares of Company Series 2018 Preferred Stock-3, 10,826,787 shares of Company Series 2018 Preferred Stock-4, 3,731,376 shares of Company Series 2018 Preferred Stock-5, 10,373,221 shares of Company Series 2018 Preferred Stock-6 and 7,715,447 shares of Company Series 2019 Preferred Stock issued and outstanding. There are 47,474,862 shares of Company Common Stock authorized for issuance under the Company Equity Plan (of which 44,699,896 shares of Company Common Stock are subject to outstanding and unexercised Company Options and 12,936 shares of Company Common Stock remain available for issuance under the Company Equity Plan). All of the issued and outstanding shares of Company Capital Stock are, and all Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options or any other Company security, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and, except as set forth on Schedule 3.3(a)(ii) of the Disclosure Schedules, none of such shares are subject to any preemptive right, right of first refusal, right of first offer, right of rescission or similar right (except that the Company Common Stock that is unvested as of immediately prior to the Effective Time, as set forth on Schedule 3.3(a)(ii) of the Disclosure Schedules, is subject to a right of repurchase in favor of the Company). There are no accrued or declared but unpaid dividends on any share of Company Capital Stock. No claim has been made or threatened to the Company in writing or, to the Knowledge of the Company, verbally asserting that any Person other than a Person listed on Schedule 3.3(a) or Schedule 3.3(d) of the Disclosure Schedules is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any securities (including options and warrants) of, or any other voting, equity or ownership interest in the Company. Other than the Company Equityholders listed on Schedule 3.3(a)(i) of the Disclosure Schedules, there are no Persons who are entitled to any payments for any equity interests of the Company in connection with the transactions contemplated by this Agreement.

(b)                Except as set forth in Section 3.3(a) and Schedules 3.3(a) and 3.3(d) of the Disclosure Schedules, (i) there are no shares of capital or other stock or voting securities of the Company authorized, issued or outstanding, (ii) there are no outstanding or authorized, and the Company has not at any time granted any, compensatory equity or equity-linked awards of any form, including any options, stock appreciation rights, stock units, warrants, calls, restricted shares, phantom shares, deferred shares, performance shares or similar rights, preemptive or similar rights, awards, convertible securities, bonds, debentures, notes or other indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued Company Capital Stock obligating the Company to issue, transfer or sell or cause to be issued, transferred, sold or repurchased any shares of capital stock of, or Voting Debt of, or other equity or voting interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any option or other compensatory equity or equity-linked award, warrant, call, subscription or other right, agreement, arrangement or commitment or pursuant to which any Person is or may be entitled to receive any payment or other value based on the value of the Company’s equity interests, and (iii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock, or other capital or other stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(c)                Except as set forth in Section 3.3(a) and Schedule 3.3(c) of the Disclosure Schedules, there are no (i) securities of the Company reserved for issuance for any purpose, (ii) agreements pursuant to which registration rights in the securities of the Company have been granted, (iii) stockholder agreements between the Company and any Company Equityholders regarding the securities of the Company or (iv) agreements among Company Equityholders with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer). No distributions (including distributions for Taxes) are owed to the Company with respect to any Company Capital Stock or owed by the Company to any Company Equityholder.

(d)                Schedule 3.3(d) of the Disclosure Schedules sets forth a true and complete list, as applicable, of the name of the holder of each Company Option outstanding as of the date hereof, the number of shares of Company Common Stock covered by such Company Option, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option), whether such Company Option permits early exercise, the exercise price per share of such Company Option, the vesting schedule (including any accelerated vesting provisions) and vested status of such Company Option as of the Closing and the applicable expiration date. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Company Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Regulations, including all applicable United States federal and state securities Regulations, and the Company Equity Plan. Each Company Option was granted with a per share exercise price that has never been and is not less than the fair market value of a share of Company Common Stock on the applicable date of grant, in each case, as determined in accordance with Section 409A of the Code. True and complete copies of all form agreements (and any amendments thereto, if applicable) evidencing Company Options have been made available Parent, and all grants of Company Options have terms and conditions that do not materially deviate from such form agreements. True and complete copies of each third party valuation of Company Common Stock obtained by or provided to the Company have been made available to Parent. Each Company Option may, in accordance with its terms, be treated at the Effective Time as set forth in Section 1.4.

(e)                The Company has not violated any Regulations, including applicable federal or state securities Regulations, in connection with the offer, sale or issuance of any Company Capital Stock, Company Options or any other securities, and such Company Capital Stock, Company Options and other securities have been issued and granted in compliance with all requirements set forth in the Company’s Organizational Documents. None of these securities were issued in violation of any preemptive rights or other rights to subscribe for or purchase any securities of the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding shares of Company Capital Stock.

(f)                 The Closing Consideration Schedule delivered to Parent pursuant to Section  1.6(a) hereof shall accurately reflect, as of immediately prior to the Effective Time, all information required to be set forth therein.

(g)                Schedule 3.3(g) of the Disclosure Schedules sets forth all outstanding Indebtedness of the Company (other than pursuant to clause (j) of the definition of Indebtedness), and for each item of such Indebtedness set forth thereon, identifies the debtor, the principal amount, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness. All letters of credit, fidelity bonds and surety bonds of the Company are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. No Default exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

(h)                The Company has never issued any physical certificates in respect of its shares of Company Capital Stock.

3.4            Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which it is a party and each instrument to be executed and delivered by the Company pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement, each Ancillary Agreement to which it is a party and each instrument to be executed and delivered by the Company pursuant hereto, and the consummation by the Company of the transactions contemplated hereby and thereby, comply with all requirements of the respective Organizational Documents of the Company and have been duly and validly approved by the board of directors of the Company, and Parent has been provided with documentation of such board approval. No other corporate proceedings or actions on the part of the Company are necessary to authorize this Agreement, each Ancillary Agreement to which it is a party and each instrument to be executed and delivered by the Company pursuant hereto, and the transactions contemplated hereby and thereby, except for the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is a party, each of such Ancillary Agreements will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar Regulations affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

3.5            Required Vote. The board of directors of the Company has, at a meeting duly called and held prior to the execution of each of this Agreement and each Ancillary Agreement to which the Company is a party, (a) unanimously adopted, approved and declared advisable this Agreement and each Ancillary Agreement to which the Company is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and the Company Stockholders, (c) resolved to recommend and has recommended the approval and adoption of this Agreement, the Merger, the Ancillary Agreements to which the Company is a party and the other transactions contemplated hereby and thereby to the Company Stockholders and (d) directed that this Agreement, the Merger, the Ancillary Agreements to which the Company is a party and the other transactions contemplated hereby and thereby be submitted to the Company Stockholders. The affirmative vote of the Requisite Stockholders is the only vote, approval or other corporate action of the holders of shares of Company Capital Stock or of any other security of the Company necessary for the Company to approve, authorize and adopt this Agreement, the Merger, the Ancillary Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, to consummate the Merger and the other transactions contemplated hereby and thereby and to confirm the allocation of consideration to be paid in the Merger or allocated to holders of Company Options (such vote, the “Stockholder Approval”). Such Stockholder Approval (x) is contained in the Consent Agreement and (y) will, immediately following the execution of this Agreement by the Company and without any further action required by any Person, become effective. Upon effectiveness of the Stockholder Approval, the Merger and this Agreement will be duly and validly adopted and approved by the holders of shares of Company Capital Stock, and no further vote, approval or other action on the part of any holder of shares of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement, the Merger, and the Ancillary Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, to consummate the Merger and the other transactions contemplated hereby and thereby and to confirm the allocation of consideration to be paid in the Merger or allocated to Company Optionholders.

3.6            Consents and Approvals. Except as set forth on Schedule 3.6 of the Disclosure Schedules and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Governmental Authority or any other Person (including under any Contract), and (b) no consent under any Contract or Permit from any other Person, is, in each case, required to be made or obtained by the Company or any other Affiliate of the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Company.

3.7            Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 of the Disclosure Schedules, since the Balance Sheet Date, there has not been any:

(a)                material transaction or action outside of the ordinary course of business (other than as contemplated by this Agreement);

(b)                existence of any other event or condition which in any one case or in the aggregate or in combination with any other events or circumstances, has had a Material Adverse Effect;

(c)                change in the Company’s authorized or issued capital stock or other equity or voting interests or securities (including any recapitalization, reclassification of shares, sub-division, share split, reverse share split or similar transaction), grant or amendment of any stock option or right to purchase shares of the capital stock of the Company or other equity or voting interests or securities of the Company, issuance of, or commitment to issue, any shares of capital stock or other equity interest or any security convertible into or exchangeable for such capital stock or other equity interest of the Company, grant of any registration rights, purchase, redemption, retirement or other acquisition by the Company of any shares of any such capital stock, or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(d)                amendment to any Organizational Document of the Company;

(e)                adoption of any material, or a material change in any, Tax or other accounting method, principle or practice or change in any annual Tax accounting period; new, change in or revocation of any material Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; filing of any amended Tax Return; entry into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, closing agreement or other agreement (including with a Governmental Authority) relating to any Tax; surrender of any right to claim a Tax refund; consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(f)                 revaluation of any assets of the Company or relating to the Business, including writing off notes or accounts receivable, except in the ordinary course of business;

(g)                damage, destruction or loss (whether or not covered by insurance) adversely affecting, or any material interruption in the use of, any of the assets of the Company or the Business;

(h)                cancellation of any Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) or waiver or release of any material right or claim of the Company or relating to the Business;

(i)                 (i) hiring or terminating of any Service Provider, (ii) payment, announcement, promise or grant, whether orally or in writing, of any increase in or establishment of (as applicable) any form of compensation or benefits payable by the Company, including any grant of any compensatory equity or equity-linked award or increase or change pursuant to any Company Plan (except as required by any Regulation), except for increases in compensation or benefits as is customary in the ordinary course of business consistent with past practice or as may be required by Contract, (iii) entrance into, adoption, amendment or termination of any Company Plan, or (iv) accelerated vesting or accelerated payment of any compensation or benefits under any Company Plan;

(j)                 adverse change in employee relations which has had or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company;

(k)                entry into, amendment, cancellation or termination of any Contract or Permit to which the Company is a party or otherwise relating to the Business, including any employment, consulting, distribution, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to the Company of at least $[***];

(l)                 mortgage, pledge or other Encumbrance of any assets of the Company or relating to the Business, except for purchase money mortgages arising in the ordinary course of business;

(m)              sale, assignment, exclusive license, transfer, permission to lapse or abandonment of any assets of the Company or relating to the Business, other than in the ordinary course of business;

(n)                acquisition, lease or license of any right or asset from any other Person other than immaterial assets acquired, leased or licensed in the ordinary course of business;

(o)                transfer of the registration of any Company Internet Domains and Accounts or failure to timely renew the registration of any Company Internet Domains and Accounts;

(p)                failure to maintain or protect the confidentiality of any Trade Secret related to the Business, Company Source Code or other information related to the Business, the Company, except for disclosures pursuant to written agreements with confidentiality obligations entered into in the ordinary course of business;

(q)                incurrence of Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) by the Company for borrowed money or commitment to borrow money entered into by the Company, made or agreed to be made by the Company, or Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) guaranteed by the Company;

(r)                 loan by the Company of money to any Person in excess of $[***] (other than routine and reasonable travel advances made to current employees of the Company in the ordinary course of business);

(s)                 incurrence by the Company of any material Liabilities, except for Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of the Company;

(t)                 payment, discharge or satisfaction of any Liabilities of the Company other than in the ordinary course of business;

(u)                capital expenditures relating to the Business, execution of any Lease to which the Company is a party or incurrence of any obligations to make any capital expenditures or execute any Lease, other than in the ordinary course of business;

(v)                failure to pay or satisfy when due any material Liability of the Company or related to the Business;

(w)              failure of the Company to carry on diligently the Business in the ordinary course so as to preserve for Parent the Business and the goodwill of the suppliers, customers, subscribers, registered users, Affiliates and advertisers of the Business and others having business relations with the Company or the Business;

(x)                disposition, sale, transfer, assignment, Encumbrance, pledge, license (other than non-exclusive licenses granted to customers in the ordinary course of business pursuant to the Company’s standard form of customer agreement without modification), abandonment, dedication to the public, failure to maintain, or lapse, in whole or in part, any Business Intellectual Property;

(y)                commencement or settlement of any Action; and

(z)                agreement, whether oral or written, by the Company, to do any of the things described in the preceding clauses (a) through (y) other than as expressly provided for herein.

3.8            Facilities.

(a)                Owned Real Property. The Company does not own any real property.

(b)                Actions. There are no pending or threatened (in writing or, to the Knowledge of the Company, verbally) condemnation proceedings or other Actions relating to any Facility.

(c)                Leases or Other Agreements. The Company does not occupy or operate any real property (including any buildings or other structures thereon) or hold any leasehold or other interest in any real property.

3.9            Condition and Sufficiency of Assets. The Fixtures and Equipment and all other Tangible Personal Property (collectively, the “Company Assets”) are insured to the extent and in a manner customary in the industry in which the Business is conducted, are structurally sound with no known material defects and are in good operating condition and repair, normal wear and tear excepted. The Company Assets are adequate for the uses to which they are being put, and none of such Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company Assets are sufficient for the continued conduct of the Business of the Company after the Closing in substantially the same manner as conducted prior to the Closing and are in conformity, in all material respects, with all applicable Regulations. The Company does not own or lease any material Fixtures and Equipment or other Tangible Personal Property. The Company owns, or has a valid leasehold or other interest in, and after the Closing Date, the Company will continue to own, or have a valid leasehold or other interest in, free and clear of all Encumbrances (other than Permitted Encumbrances), all assets necessary for the conduct of the Business as presently conducted by the Company and to permit Parent to continue to conduct the Business in substantially the same manner as the Business has been conducted through the date hereof.

3.10          Contracts and Commitments.

(a)                Contracts. Schedule 3.10(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of all Contracts of the following categories to which the Company is a party or by which any assets of the Company is subject or bound:

(i) Contracts entered into outside the ordinary course of business;

(ii) technical assistance, sales, customer, vendor, commission, consulting, agency, sponsorship or advertising Contracts related to the assets of the Company or the Business;

(iii) options, and rights of first or last offer, negotiation or refusal with respect to any property, real or personal, whether the Company shall be the grantor or grantee thereunder;

(iv) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $[***] or otherwise material to the Business or the assets of the Company;

(v) Contracts involving performance of services or delivery of products by the Company, in excess of $[***] or otherwise material to the Business or the assets of the Company;

(vi) Contracts involving receipts, actual or potential, in excess of $[***] or otherwise material to the Business or the assets of the Company;

(vii) Contracts or commitments relating to commission arrangements with any officer, individual employee, consultant or other Person;

(viii) all management agreements or Contracts for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis (A) providing annual compensation (whether cash and/or otherwise) which may exceed $[***], (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement or (C) otherwise restricting the Company’s ability to terminate the employment or engagement of any employee or consultant at any time for any lawful reason or for no reason without penalty or Liability;

(ix) collective bargaining agreements or similar Contracts with any labor union or employee association;

(x) promissory notes, loans, agreements, indentures, evidences of Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness), letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $[***], whether the Company shall be the borrower, lender or guarantor thereunder or whereby any assets of the Company are pledged (excluding credit provided by the Company in the ordinary course of business to purchasers of the Company’s services or products);

(xi) (A) Contracts containing covenants limiting the freedom of the Company, or purporting to limit the freedom of any Affiliate of the Company, to engage in any line of business or develop, market, or distribute any Product or Intellectual Property or Technology, compete with any person, solicit or hire any person or that otherwise has the effect of restricting in any material respect the Company or any employee, consultant, director, officer, stockholder or Affiliate of the Company from the development, marketing or distribution of products and services or any other business activity anywhere in the world, including non-competition, non-solicitation and standstill obligations, exclusivity rights and “most favored nation” provisions, (B) Contracts that grant to any Person any options, rights of first refusal, first offer or co-sale or similar preferential rights to purchase any assets, properties or securities of the Company, or (C) Contracts requiring the Company to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier or subcontractor;

(xii) Contract with any Governmental Authority;

(xiii) Leases of real property;

(xiv) Leases of personal property not cancelable (without Liability) within thirty (30) days;

(xv) Contracts with any of the customers, suppliers or vendors required to be listed on Schedule 3.25 of the Disclosure Schedules;

(xvi) Contracts relating to any pending or completed (during the prior three (3) years) acquisition of any business or Person by merger, consolidation, asset purchase or any other means;

(xvii) Contracts relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company;

(xviii) written warranties, guaranties and or other similar undertakings with respect to contractual performance extended by the Company;

(xix) joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by the Company with any other Person, including any Contract that creates an agency relationship, sales representation, channel partner, distribution or reseller arrangement or relationship;

(xx) Contracts providing for the development, delivery or ongoing support of any Product, Technology or Intellectual Property, independently or jointly, by or for the Company;

(xxi) Contracts granting an exclusive license to any Company Intellectual Property or exclusive rights (including in any geographic territory or business vertical) to license, market, sell, re-sell, distribute, support or deliver any Products or Technology, or otherwise contemplating an exclusive relationship between the Company and any other Person;

(xxii) Contracts between the Company and any Company Equityholder, any Affiliate of any Company Equityholder or any other Affiliate of the Company;

(xxiii) except for the Organizational Documents, Contracts that provide for indemnification of the Company’s directors, officers, employees or agents by the Company;

(xxiv) Contracts that have a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company (other than routine nondisclosure agreements entered into by the Company in the ordinary course of business);

(xxv) Contracts if breach of such Contract or termination of such Contract could reasonably be expected to result in a Material Adverse Effect;

(xxvi) Contracts relating primarily to confidentiality, non-disclosure or non-use;

(xxvii) licensing agreements or other Contracts, in each case that are not already included in Schedule 3.19(d) of the Disclosure Schedules and that are not Standard Software Licenses, relating to the development, ownership, use or licensing of (or covenant not to sue, non-assertion, co-existence, settlement or similar agreements or consents related to) any Patents, Trademarks, Copyrights, or other Intellectual Property or Technology to or by the Company; and

(xxviii) Contracts under which any of the transactions contemplated by this Agreement would give rise to or expand any rights in favor of, or any obligations on the part of, the Company or any other Person.

The Company has delivered to Parent true, correct and complete copies of all of the Contracts listed on Schedule 3.10(a) of the Disclosure Schedules, including all amendments and supplements thereto.

(b)                Absence of Defaults. All of the Contracts which are identified or are required to be identified on Schedule 3.10(a) of the Disclosure Schedules or which are IP Licenses are valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar Regulations affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The Company has fulfilled or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts or the IP Licenses. The Company has complied in all material respects with the provisions of all such Contracts and the IP Licenses and is not in Default thereunder, and to the Knowledge of the Company, all other parties to such Contracts or IP Licenses have complied in all material respects with the provisions thereof and no such other party is in Default thereunder. No written or, to the Knowledge of the Company, verbal notice of any claim of Default has been given to the Company and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of the Company, any other Person the right to Default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract or any IP Licenses. The Company has not received any written or, to the Knowledge of the Company, verbal notice or other communication of termination of any Contract required to be identified on Schedule 3.10(a) of the Disclosure Schedules or any IP License. The Company has not waived any of its material rights under any of these Contracts or IP Licenses. To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Contract or IP License is solvent and can satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company.

3.11          Permits. There are currently no Permits used in the operation of the Business or otherwise held by the Company, and there are no Permits that are reasonably necessary to permit the Company to lawfully conduct and operate the Business in the manner that the Business is currently conducted and proposed to be conducted and to permit the Company to own, lease, license and use its assets in the manner in which the Company currently owns, leases, licenses and uses its assets. The Company holds, and at all times has held, all material Permits required under any Regulation (including Environmental Laws) in the operation of its Business and owns or possesses such Permits free and clear of all Encumbrances (other than Permitted Encumbrances). The Company is not in Default, nor has the Company received any written or, to the Knowledge of the Company, verbal notice of any claim of Default, with respect to any such Permit. Except as otherwise governed by Regulations, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former officer, director, Representative or employee of the Company or any Affiliate thereof, or any other Person or firm, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses.

3.12          No Conflict or Violation. Except as set forth on Schedule 3.12 of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of any Organizational Documents of the Company, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any payment obligation, liability or Encumbrance (other than a Permitted Encumbrance) upon or with respect to any of the assets of the Company under any of the terms, conditions or provisions of any Contract or Permit, (i) to which the Company is a party or (ii) by which the assets of the Company are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Company, (e) cause Parent, the Company or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by the Company or that otherwise relate to the Business or any of the assets of the Company, except in the cases of clauses (b) and (c), where the violation, breach, conflict, Default, acceleration or failure to give notice would not be material to the Company or prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.13          Financial Statements and Other Financial Information. The Company has heretofore delivered to Parent true, correct and complete copies of the Financial Statements for the Company, copies of which are attached as Schedule 3.13 of the Disclosure Schedules. The Financial Statements (a) were prepared in accordance with the Books and Records of the Company, (b) except as set forth on Schedule 3.13 of the Disclosure Schedules, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and in a manner consistent with the past practice of the Company and (c) fairly and accurately present in all material respects the assets, Liabilities (including all reserves) and financial condition of the Company as of the respective dates thereof and the results of operations and changes in cash flows and stockholders’ equity of the Company for the periods referred to therein (subject, in the case of Interim Financial Statements, to normal year-end adjustments which shall not be material in amount and the omission of footnotes required by GAAP).

3.14          Undisclosed Liabilities. The Company does not have any Liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (a) Liabilities reflected or reserved against in the Balance Sheet and (b) Current Liabilities that are not material in amount and were incurred in the ordinary course of business since the Balance Sheet Date.

3.15          Books and Records. The Books and Records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices. The Company has made and kept (and given Parent access to) the Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company and the Business. The minute books of the Company previously delivered to Parent accurately and adequately reflect all action previously taken by the directors and stockholders of the Company. The copies of the share register and ledgers of the Company previously delivered to Parent are true, correct and complete, and accurately reflect the current holder of all shares or other equity interests, as applicable, and all transactions effected in the capital stock of or other equity interests in, as applicable, the Company through and including the date hereof. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained Books and Records of the Company.

3.16           Litigation. Except as set forth on Schedule 3.16 of the Disclosure Schedules, there are no, and during the past three (3) years, there have not been any, Actions pending or threatened (in writing or, to the Knowledge of the Company, verbally) (a) that are against, related to or affecting (i) the Company, the Business or the assets of the Company (including with respect to Environmental Laws, consumer protection-related Regulations and Intellectual Property-related Regulations) which, if determined adversely to the Company (or to any Affiliate thereof) would be material to the Company or prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) any officers or directors of the Company in their capacities as such on behalf of the Company or (iii) any Company Stockholder in such Company Stockholder’s capacity as a stockholder of the Company, (b) seeking to delay, limit, modify or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements, (c) against the Company or any officer or director of the Company that involve the risk of criminal or regulatory liability or (d) in which the Company is a plaintiff. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Action. The Company is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against the Company, the Business or the assets of the Company. There are no Court Orders or agreements with, or liens by, any Governmental Authority relating to any Environmental Law which regulate, obligate, bind or in any way affect the Company, the Business or the assets of the Company which would be material to the Company or prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements..

3.17          Labor Matters.

(a)                Schedule 3.17(a) of the Disclosure Schedules contains a true, correct and complete list as of the date hereof of the names, current annual salary rates or current hourly wages, as applicable, bonus opportunity, title, hire date, employer, any other material compensation or benefits payable, accrued vacation and paid time off, any legally binding commitments made with respect to compensation or benefits, principal work location and leave status of all present employees of the Company and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour Regulations applicable to employees. No officer or Key Employee of the Company has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company, and, to the Knowledge of the Company, no such Person or Persons has any plans to terminate employment with or services for the Company.

(b)                The employment of each employee is terminable by the Company at will. The Company has made available to Parent accurate and complete copies of all Books and Records related to employment of the Company’s present employees.

(c)                Since January 1, 2018, the Company has not, in any material respect, violated any applicable Regulation regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor or employment related matters, including any Regulation relating to wrongful discharge, pay equity, discrimination, wages, hours, collective bargaining, fair labor standards or occupational health and safety. Each individual providing services to the Company has been properly characterized as either an independent contractor or employee and as exempt or non-exempt for all purposes, and the Company has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(d)                The Company is not, and has not at any time been, a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee of the Company. The Company has not been notified of any unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any Service Provider. The Company has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any Service Providers during the past three (3) years, nor are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions pending or, to the Knowledge of the Company, threatened.

(e)                (i) The Company is not in arrears of any wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of their respective Service Providers, (ii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed or engaged by the Company, and (iii) the Company is not a party to, or otherwise bound by, any Court Order or any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f)                 There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier, subject to normal deductibles. With respect to each Company Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(g)                In the past three (3) years, the Company has not engaged in or effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Regulation) affecting any site of employment or facility of the Company.

(h)                Schedule 3.17(h) contains a list as of the date hereof of all individual independent contractors, consultants, agents or agency employees currently engaged by the Company, along with the position, principal work location, a general description of services provided, date of retention, rate of remuneration and term of engagement for each such Person. Except as set forth on Schedule 3.17(h), the Company has not engaged or retained any individual independent contractors, consultants, agents or agency employees who are currently providing services to the Company in any capacity. Each such individual independent contractor, consultant, agent or agency employee has entered into customary covenants regarding confidentiality and assignment of Intellectual Property in such Person’s agreement with the Company, a copy of which has been previously delivered to Parent.

(i)                 To the Knowledge of the Company, each employee of the Company working in the United States has the lawful right to work in the United States. The Company has in its files a Form I-9 that, to the Knowledge of the Company, was completed in accordance with applicable Regulation for each employee of the Company for whom such form is required under applicable Regulation.

3.18          Compliance with Regulations.

(a)                Neither the Company nor the conduct of the Business has violated any, and each of the Company and the Business are now and have in the last three (3) years been in compliance in all material respects with all Regulations and Court Orders relating to the Company, the Business or the assets of the Company. The Company has not received any written or, to the Knowledge of the Company, verbal notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and the Company does not have reason to anticipate that any existing circumstances are likely to result in violations of any of the foregoing. To the Knowledge of the Company, the Company is not in violation of any Environmental Laws, and no material expenditures are required in order to comply with such Environmental Laws.

(b)                The Company has complied in all material respects with all applicable export and re-export control Regulations, including, but not limited to, the Export Administrative Regulations maintained by the United States Department of Commerce, trade and economic sanctions maintained by the United States Treasury Department’s Office of Foreign Assets Control and the International Traffic in Arms Regulations maintained by the United States Department of State. The Company has not directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity or Person prohibited by the Regulations of the United States or any other country, without obtaining prior authorization from the competent Governmental Authorities as required by such Regulations. The Company is in compliance in all material respects with all applicable import Regulations in the United States or any other country. The Company is in compliance in all material respects with all United States and foreign import Regulations, including, but not limited to, Title 19 of the United States Code and Title 19 of the Code of Federal Regulations.

(c)                The PPP Loan was obtained by the Company in accordance with all applicable provisions of the Paycheck Protection Program and complies with all applicable eligibility requirements under the Paycheck Protection Program. The applications submitted by the Company to the applicable lender of the PPP Loan, both to obtain the PPP Loan and to obtain forgiveness of the PPP Loan, complied with all applicable provisions of the Paycheck Protection Program. Neither the Company nor any of its Affiliates has received notice from any Governmental Authority either that the Governmental Authority has determined that the PPP Loan is not forgivable or will not be forgiven or that the PPP Loan does not comply with Paycheck Protection Program requirements, and on March 3, 2021, the Company received notice from the PPP Lender on behalf of the applicable Governmental Authority that PPP Loan has been forgiven. The Company has not used any portion of the PPP Loan for any purpose that would render any portion of the PPP Loan ineligible for forgiveness under the Paycheck Protection Program.

3.19          Intellectual Property.

(a)                Products. Schedule 3.19(a) of the Disclosure Schedule contains a complete and accurate list and description of all Products of the Company.

(b)                Disclosure of Intellectual Property. Schedule  3.19(b)(i) of the Disclosure Schedules sets forth a true and complete list of all of the Company Registered Intellectual Property, which Schedule  3.19(b)(i) of the Disclosure Schedules sets forth (i) for each Patent and Patent application, the number, normal expiration date and country of issuance or filing, (ii) for each registration and application for each Trademark, service mark, logo, and trade name, the owner, the application/serial number or registration number, the classes of goods and services covered, expiration date, country of issuance or filing and for each application for a Trademark registration filed on an intent-to-use basis, the deadline for filing a statement of actual use, (iii) for each registered Copyright and application for a Copyright registration, the owner, registration number, application number, issuance and filing date, subject matter and country of filing, (iv) for each Company Internet Domains and Accounts, the Internet domain name registration, the expiration date, the name of the registrant and the name of the registrar, and (v) all payments and filings that are due, and all other actions that must be taken, within ninety (90) days after the date hereof with respect to each item of Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any documents for the purposes of maintaining or renewing any Company Registered Intellectual Property. Schedule  3.19(b)(ii) of the Disclosure Schedules sets forth all unregistered trademarks, service marks, logos and trade names owned by the Company, including any that are used in connection with a Product, and all social media accounts, including username or handle, registered in the name of the Company.

(c)                The Company Registered Intellectual Property has not expired, lapsed or been cancelled or abandoned other than in the ordinary course of the Business as conducted by the Company, and is not subject to any pending or, to the Knowledge of the Company, threatened opposition, cancellation, interference or similar proceeding. Except as set forth in Schedule  3.19(b)(i)(v) of the Disclosure Schedules, all necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made, and all necessary documents, recordations and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant intellectual property registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining or renewing such Company Registered Intellectual Property in the ordinary course of the Business. The Company has not misrepresented, or failed to disclose, any facts or information in any application for any Company Registered Intellectual Property that would constitute a fraud, a misrepresentation, or other inequitable conduct with respect to such application under applicable Regulation. True and correct copies of all Patents and Patent applications, Trademark and service mark applications and registrations and Copyright applications and registrations that are owned, controlled, filed or used by or on behalf of the Company, or that are otherwise material to the Business, are in the public domain or have been provided or made available to Parent.

(d)                IP Licenses. Schedule 3.19(d) of the Disclosure Schedules sets forth a true and complete list of (x) all Contracts pursuant to which another Person grants rights in Intellectual Property or Technology to, or covenants not to sue, or agrees to co-exist with, the Company (“Inbound Licenses”) and (y) each Contract pursuant to which the Company grants rights in Company Intellectual Property to, or covenants not to sue, or agrees to co-exist with, any other Person (“Outbound Licenses” and together with Inbound Licenses, “IP Licenses”); provided, however, Schedule 3.19(d) of the Disclosure Schedules need not include any (A) Standard Software Licenses or (B) standard non-disclosure agreements entered into in the ordinary course of business and that do not include any licenses to Intellectual Property or Technology. A true and correct copy of each IP License that is not a Standard Software License has been made available to Parent, including all amendments and supplements thereto. To the Knowledge of the Company, (1) all IP Licenses are legal, valid, binding, enforceable and in full force and effect, and (2) the underlying Intellectual Property for each such IP License, in whole or in part, is not subject to any outstanding injunction, judgment, order, decree or ruling. No Action is pending or, to the Knowledge of the Company, threatened, nor has any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand been made to the Company, which challenges the legality, validity, enforceability or ownership of such underlying Intellectual Property or Technology to any such IP License. No licensor under any Inbound License has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company related to the Intellectual Property or Technology licensed thereunder. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any IP License. Immediately following the Closing Date, Parent will have the right to exercise all of the Company’s rights under such IP Licenses on terms identical to those in effect as of the date of this Agreement and to the same extent the Company would have been able to had the transactions contemplated by this Agreement and the Ancillary Agreements not occurred.

(e)                Ownership, Validity and Enforceability of Intellectual Property. The Company Intellectual Property, and to the Knowledge of the Company, all Intellectual Property licensed to the Company under an Inbound License, is valid, subsisting and enforceable, and in full force and effect. The Company Intellectual Property and Company Technology are not subject to any pending or written threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand that challenges the validity, enforceability, registration, ownership or use of the item. Except as set forth on Schedule 3.19(e) of the Disclosure Schedules, the Company solely and exclusively owns all right, title and interest (including the sole right to enforce), free and clear of all Encumbrances (except Permitted Encumbrances), in and to all Company Intellectual Property and Company Technology. There are not, and to the Knowledge of the Company there will not be after the Closing, any restrictions on the Company’s, the Surviving Corporation’s or Parent’s right to sell any Product existing as of the Closing Date (other than Products that are solely in development), or to use, transfer or license any Company Intellectual Property or Company Technology. The current Business Intellectual Property is all of the Intellectual Property necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. The Company owns or has the right to use without payments to any other Person (except pursuant to a valid and binding Contract set forth on Schedule 3.19(d) of the Disclosure Schedules) all Business Intellectual Property necessary for the operation of the Business as currently conducted and as currently proposed to be conducted. The Company has not been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company to assign, transfer ownership or grant or offer to any other Person any license or right to any Company Intellectual Property, Company Technology or any Intellectual Property or Technology created by or for the Company.

(f)                 Protection of Intellectual Property. The Company is taking and has taken commercially reasonable steps to obtain, maintain, police and protect the Company Intellectual Property and Company Technology and to maintain and protect the confidentiality of any Trade Secrets, Source Code and other material Confidential Information of the Business, including any in Technology.

(g)                Contributors of Intellectual Property. All current and former employees, consultants and contractors of the Company and other Persons that have participated in the creation or development of, or otherwise been retained by the Company to create or develop, any Intellectual Property or Technology (including any Company Source Code) for the Company (“Contributors”) have executed customary agreements in which they have expressly and irrevocably assigned all of their rights in and to such Intellectual Property and Technology to the Company, have waived all moral rights therein to the extent legally permissible (and to the remaining extent they directly or indirectly authorized the Company to perform their moral rights and they simultaneously undertook not to perform their moral rights by themselves), and have agreed to maintain the confidentiality of any Confidential Information contained within such Intellectual Property and Technology. All invention, creation, development, design and modification of Company Intellectual Property and Company Technology was undertaken by Contributors within the scope of their engagement. The Company is not, and to the Knowledge of the Company, no other party to any such agreement is, in material breach thereof. At no time during the creation, conception of or reduction to practice of any Company Intellectual Property or Company Technology was any Contributor operating under any grants from any Governmental Authority or educational or military institution, performing research sponsored by any Governmental Authority or educational or military institution, utilizing the facilities of any Governmental Authority or educational or military institution, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third Person that would cover any such Company Intellectual Property or Company Technology. To the Knowledge of the Company, it is not necessary for the operation of the Business to utilize any Intellectual Property or Technology or other rights of any Contributor developed, invented or made prior to such Contributor’s employment or retention by the Company, except for any such Intellectual Property or Technology that have previously been assigned or licensed to the Company. No person has asserted, and, to the Knowledge of the Company, no such Person has, any right, title, interest or other claim in, or right to receive any royalties or other consideration with respect to any Company Intellectual Property or Company Technology

(h)                No Infringement. The Company and the operation of the Business as currently conducted and as currently proposed to be conducted have not and do not, and, each of the Company Intellectual Property, Company Technology, the Products, and to the Knowledge of the Company, other Business Intellectual Property, have not and do not infringe, dilute, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property or Technology, violate any right to privacy or publicity, nor constitute unfair competition or trade practices under the Regulations of any jurisdiction to which the Company or the Business is subject. The Company has not received any written invitation to license, cease and desist or letter or notice from any Person claiming that the Business Intellectual Property, the Products, or the operation of the Business infringes, dilutes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property, violates any rights to privacy or publicity, or constitutes unfair competition or trade practices under the Regulations of any jurisdiction, including any claim that the Company must license or refrain from using any Intellectual Property rights or other rights or Technology of any Person (nor, to the Knowledge of the Company, is there any basis therefor). No director, officer, employee, consultant, or other service provider of the Company, each in its capacity as such, has, to the Knowledge of the Company, unlawfully used or proposed to unlawfully use any trade secret, information, or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, manufacture, or sale of any current or currently proposed Product of the Company.

(i)                 No Third Party Infringers. The Company has taken commercially reasonable and prudent steps to protect the Company Intellectual Property and Company Technology from infringement, misappropriation and violation by any other Person. To the Knowledge of the Company, there has been no unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation by any Person of any Company Intellectual Property or Technology. The Company has not made or asserted any charge, complaint, claim, demand, or notice (i) alleging any unauthorized use, unauthorized disclosure, infringement, dilution, violation or misappropriation of any Company Intellectual Property or Business Intellectual Property or (ii) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any Person with respect to, any Company Intellectual Property or Company Technology.

(j)                 Liabilities. Except as set forth on Schedule 3.19(j) of the Disclosure Schedules, the Company does not have any present or future liability under any Contract to provide indemnification for infringement, misappropriation or violation of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any Intellectual Property, Software or other Technology, or Product.

(k)                No Order. There are no outstanding Court Orders, forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license, distribute, exploit, or enforce any Company Intellectual Property or Product, (ii) restrict the current or planned conduct of the Business in order to accommodate another Person’s Intellectual Property or Technology, or (iii) grant any third party any right with respect to any Business Intellectual Property that is owned by the Company or exclusively licensed to the Company.

(l)                 Privacy Commitments. Schedule 3.19(l) of the Disclosure Schedules contains each Company Privacy Policy that is or that previously has been in effect and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. Each public-facing Company Privacy Policy has been and is posted and accessible to individuals on each online service, website, or mobile application owned or operated by or on behalf of the Company and any other online mechanism through which the Company collects Personal Information. The Company has complied in all material respects at all times during the last four (4) years with (A) all of the Company Privacy Policies, (B) all other privacy policies applicable to the Company, and (C) all of the Company’s contractual commitments to third parties regarding (1) Personal Information and (2) the Company’s customers’ confidential information uploaded or otherwise provided or made available to the Company in connection with such customers’ use of the Products (the “Sensitive Information”), and has complied at all times with all applicable Regulations pertaining to privacy, security, data protection, User Data and/or Personal Information, including applicable Information Privacy and Security Laws (such Regulations together with (A) to (C) collectively, “Company Privacy Obligations”). Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, will conflict with or result in any violation of any Company Privacy Obligations or require the consent of or provision of notice to any Person concerning such Person’s Personal Information. The Company has routinely engaged in due diligence of vendors, processors, or other Persons whose relationship with the Company involve their processing of User Data and/or Personal Information on behalf of the Company (“Data Partners”) before allowing them to access, receive or process Personal Information and have contractually obligated all Data Partners to agree to such restrictions as are necessary to enable Company to materially comply with applicable Company Privacy Obligations. The Company has taken reasonable and appropriate measures to ensure that all Data Partners have complied with their contractual obligations and to the Knowledge of the Company, no Data Partner is in breach of such obligations. The Company has all necessary authority to receive, access, collect, use, transfer, store, handle, disclose and otherwise process the Personal Information, User Data and Sensitive Information in their possession or under their control in connection with the operation of the Business. The Company has at all times made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors and other applicable Persons required by applicable Regulations relating to privacy, security or data protection or transmission of electronic messages, including Information Privacy and Security Laws, and have filed any required registrations (the details of which are correct, appropriate and legally sufficient for the purposes for which the Company stores or processes the Personal Information which is the subject of them) with the applicable data protection authority, including any consents or authorizations necessary to operate the Business as currently conducted and as currently proposed by the Company to be conducted, and any requirements to appoint and register a representative or data protection officer as defined by any applicable Information Privacy and Security Law.

(m)              Information Technology Systems.

(i) Except for ordinary minor bugs and errors that individually and collectively have not had a material effect on the operation of the Business, all Information Technology Systems operate and perform in accordance with their documentation and functional specifications, and are adequate and sufficient for the operation of the Business as currently conducted and as currently proposed by the Company to be conducted. There has been no failure, malfunction, or breach with respect to any Information Technology Systems that has had a material effect on the operation of the Business. No Product and none of the Company Software contain any (i) any critical defects, including any critical error or critical omission in the processing of any transactions, and any (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging or destroying any data (including Personal Information). None of the Company Software constitutes, contains, or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), records a user’s or its employer’s actions or location without such user’s knowledge and consent, or employ’s a user’s Internet connection without such user’s knowledge and consent to gather or transmit information on such user or such user’s behavior.

(ii) The Company has complied with all applicable legal requirements and contractual obligations with respect to, and have safeguards and commercially reasonable procedures in place designed to ensure the protection of, data and the security of the Information Technology Systems, and integrity of all data stored in the Information Technology Systems, including User Data and Personal Information. All Information Technology Systems are free from any hardware components, timer, copy protection device, clock, or counter that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of the Information Technology Systems, data, or other software by a third party, provided that the foregoing is to the Knowledge of the Company with respect to Information Technology Systems owned or controlled by third parties. The Company has commercially reasonable disaster recovery and security plans, procedures, and facilities and have taken all reasonable steps designed to safeguard the Information Technology Systems utilized in the operation of the Business as such is currently conducted. To date, there has been no unauthorized access or misuse of or intrusions or breaches of the security of the Information Technology Systems.

(n)                No Bugs or Defects. None of the Products (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially and adversely affects the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Product or any product or system containing or used in conjunction with such Product. The Company has provided to Parent a complete and accurate list of all known bugs, defects, and errors in each version of the Product.

(o)                Cardholder Data. To the extent that the Company requests via any Products or otherwise receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts or debit cards), CCV data, cardholder data (including as such term is defined in the PCI DSS, as amended from time to time), or other related data (“Cardholder Data”), the Company’s information security procedures, processes and systems have at all times met or exceeded all applicable Company Privacy Obligations, and all contractual and binding industry requirements, rules, obligations and standards related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable governmental regulatory agencies, the payment card industry, payment brands, and the Payment Card Industry Standards Council (including the PCI DSS). To the Knowledge of the Company, there has never been a Security Incident involving any Cardholder Data. No material breach, deficiency or non-compliance was identified in the most recent audit (if any) of the Company relating to their compliance with PCI DSS. For all periods when the Company received, processed, transmitted or stored any Cardholder Data, the Company has implemented and complied with procedures for the regular audit of their systems required by the applicable provisions of PCI DSS.

(p)                Company Databases. Schedule 3.19(p) of the Disclosure Schedules identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Information or Sensitive Information maintained by or for the Company (the “Company Databases”), the types of Personal Information and/or Sensitive Information in each such Company Database, the physical location of the applicable server, the means by which the Personal Information was collected, and the security policies that the Company has adopted and maintained with respect to each such Company Database.

(q)                Information Security Program. The Company has established and have complied at all times, and required all Data Partners to implement and comply, with a written information security program that includes reasonable administrative, technical and physical safeguards to safeguard the security, confidentiality, availability, and integrity of Personal Information, Sensitive Information and User Data and to ensure that Personal Information, Sensitive Information and Company Databases are protected against any accidental or unauthorized access, use, loss, disclosure, alteration, destruction, compromise, or other unauthorized processing of Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company (“Security Incident”), including in accordance with Information Privacy and Security Laws (the “Information Security Program”). The Company has not (i) to the Knowledge of the Company, experienced any actual or suspected material breach or violation of the Information Security Program or any Security Incident involving data or information in any of the Company Databases, in the Company’s possession or under the Company’s control, or (ii) been required to notify any Person or Governmental Authority of any actual or suspected Security Incident, including pursuant to applicable Information Privacy and Security Laws.

(r)                 No Claims. No Person has provided any written notice, made any claim or initiated or commenced any Action with respect to actual or alleged Security Incident or violation of a Regulation pertaining to privacy, security, data protection, User Data, Sensitive Information or Personal Information, including any Information Privacy and Security Laws, and, to the Knowledge of the Company, there is no reasonable basis for any such notice, claim or Action. There are no outstanding information requests, enforcement notices, Actions, deregistrations or transfer prohibitions or any other nature of notices or requests under applicable Information Privacy and Security Laws currently outstanding against the Company, or any outstanding appeal against such notices nor, to the Knowledge of the Company, are there any circumstances which may give rise to the giving of any such notices. There are no unsatisfied access requests in respect of User Data held by the Company or any outstanding applications for rectification or erasure of User Data. The Company maintains insurance coverage containing industry standard policy terms and limits that are reasonable to respond to the risk of liability relating to any unauthorized processing of Personal Information or any violation of the Company Privacy Obligations.

(s)                 No Required Consents. Except as set forth on Schedule 3.19(s) of the Disclosure Schedules, there are no agreements relating to Business Intellectual Property that require a consent or waiver for the transactions contemplated by this Agreement or the Ancillary Agreements.

(t)                 Transaction. The transactions contemplated by this Agreement and the Ancillary Agreements will not result in the Company, Parent or the Surviving Corporation (i) granting to any third party any incremental right to or with respect to any Intellectual Property or Technology owned by, or licensed to, any of them, (ii) except as contemplated by this Agreement, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the disclosure of Company Source Code to a third Person. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated hereby.

(u)                Open Source List. Schedule 3.19(u) of the Disclosure Schedules sets forth a complete and accurate list of all Open Source that has been used in, incorporated into, embedded, linked by, integrated, or bundled with, or used in the development or compilation of, any Products or any Company Technology, including the applicable license terms for such Open Source, a description of the manner in which such Open Source is used by Company, the Product, or Business Intellectual Property to which such Open Source relates, and whether such Open Source has been modified or distributed by or on behalf of the Company.

(v)                Open Source. No Open Source has been modified or distributed by or on behalf of the Company in such a manner as would require the Company to (w) publicly make available any Source Code for Company Software (“Company Source Code”), (x) license, distribute, or make available any Business Intellectual Property, including Company Source Code for the purpose of reverse engineering or making derivative works of such Company Source Code, or to permit any other Person to perform such actions (y) permit any Products or Company Technology to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (z) be restricted or limited from charging for distribution of any Products or any Company Technology. The Company has not contributed the Source Code of any Company Intellectual Property to any Open Source project or organization. The Company is in compliance with the license terms of all Open Source.

(w)              Source Code. The Company has taken all necessary and appropriate steps to maintain the confidentiality of all Source Code. Schedule 3.19(w) sets forth a complete and accurate list of all Contributors who have participated in the writing, development or creation of any Company Source Code. Except as set forth in Schedule 3.19(w), the Company has not disclosed, delivered or licensed any Company Source Code to any Person (including depositing any Source Code to a third party escrow agent) other than to employees and contractors performing services on the Company’s behalf who have executed valid and appropriate confidentiality agreements which have not been breached. Except as set forth in Schedule 3.19(w) of the Disclosure Schedules, the Company has not entered into any Contracts with any Person requiring, upon the absence or occurrence of an event or Default, the disclosure, delivery or license of any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any Person acting on behalf of the Company to any Person of any Company Source Code, and, except as expressly set forth above, no portions of such Source Code have been disclosed, delivered or licensed to a third Person.

3.20          Employee Benefit Plans.

(a)                Schedule 3.20(a) of the Disclosure Schedules sets forth a complete and correct list of all material Company Plans. The Company has made available to Parent a true and complete copy, as applicable, of (i) each material Company Plan (including any amendments thereto) and descriptions of all material terms of any such plan that is not in writing, (ii) the three most recent annual reports with accompanying schedules and attachments, filed with respect to each Company Plan required to make such a filing, (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required by applicable Regulation and any other notice or description provided to employees (as well as any modifications or amendments thereto), (iv) the most recently received IRS determination letter, if any, issued by the IRS and each currently pending application to the IRS for a determination letter with respect to any Company Plan that is intended to qualify under Section 401(a) of the Code, (v) the three most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to each Company Plan required to prepare such reports and statements, (vi) all material records, written notices and filings concerning IRS or Department of Labor audits or investigations within the three (3) years prior to the date of this Agreement, and (vii) all non-routine, written communications relating to any Company Plan and any proposed Company Plans within the three (3) years prior to the date of this Agreement. The Company has no plan or commitment to adopt or enter into any additional Company Plan or to amend or terminate any existing Company Plan.

(b)                No Company Plan is, and none of the Company nor any of its ERISA Affiliates maintains or contributes to, has at any time maintained or contributed to or has any Liability or obligation, whether actual or contingent, with respect to any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) plan maintained by more than one employer (within the meaning of Section 413(c) of the Code), (C) single employer pension plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or (D) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Liability under Title IV of ERISA has been or is reasonably expected to be incurred by the Company.

(c)                The Company does not have any obligation to provide (whether under a Company Plan or otherwise) health, accident, disability, life insurance, death or other welfare benefits with respect to any current or former Service Provider of the Company, or the spouses, dependents or beneficiaries thereof, beyond the termination of employment or service of any such Service Provider, other than as required under Section 4980B of the Code or other applicable local, state or foreign Regulation.

(d)                Except as set forth on Schedule 3.20(d) or expressly contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider of the Company or any group of such Service Providers to any payment, (ii) increase the amount of compensation or benefits due to any such Service Provider or any such group of Service Providers, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(e)                Each Company Plan has been maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Regulations, including ERISA and the Code. The Company has performed all obligations required to be performed by such entity under, are not in any respect in default under or in violation of, and, to the Knowledge of the Company, there has not been any default or violation by any party to any Company Plan.

(f)                 No Action is pending or, to the Knowledge of the Company, threatened against, by or on behalf of any Company Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). With respect to each Company Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Plan have occurred, and (ii) no lien has been imposed under the Code, ERISA or any other applicable Regulation. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.

(g)                No excise tax could reasonably be expected to be imposed upon the Company under Chapter 43 of the Code. The Company has not made any filing in respect of any Company Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Voluntary Compliance Program.

(h)                Each Company Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked or has applied (or has time remaining to apply) to the Internal Revenue Service for such a determination letter within the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements and, to the Knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(i)                 All contributions (including all employer contributions and employee salary reduction contributions), premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates, or, to the extent not yet due, have been adequately accrued on the Balance Sheet in accordance with the Accounting Principles, the Company Plan and all applicable Regulations. All such contributions have been fully deducted for income tax purposes, to the extent deductible, and no such deduction has been challenged or disallowed by any Governmental Authority.

(j)                 To the Knowledge of the Company, no Company Plan, and none of the Company or any Company Plan fiduciary with respect to any Company Plan, in any case, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(k)                There is no Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) owed to the Company by any current or former Service Provider of the Company.

(l)                 The Company and its ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Regulation, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The obligations of all Company Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(m)              No Company Plan is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or former employee of the Company (or any dependent thereof) who resides outside of the United States.

3.21           Transactions with Certain Persons. Except as set forth on Schedule 3.21 of the Disclosure Schedules, and except for any employment agreements with the Company to which any of the following Persons are parties, no stockholder, officer, director, Representative or employee of the Company or any Affiliate of the Company nor any member of any such Person’s immediate family is presently, or within the past three (3) years has been (a) a party to any transaction with the Company, including any Contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of the Company) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, member, manager, officer, director, trustee or partner, (b) engaged in competition with the Business, or (c) party to business dealings or in possession of a material financial interest in any transaction with the Company or with respect to the Business (other than business dealings or transactions conducted in the ordinary course of the business with the Company at substantially prevailing market prices and on substantially prevailing market terms).

3.22           Certain Payments. Neither the Company nor any of its directors, officers, Representatives or employees or any other Person affiliated with or acting for or on behalf of the Company or the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Affiliates or (iv) in violation of any Regulations (including the United States Foreign Corrupt Practices’ Act), or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company. Neither the Company nor any Affiliate of the Company has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers or advertisers. To the Knowledge of the Company, no Service Provider of the Company has bribed another Person intending to obtain or retain business or an advantage in the conduct of business of the Company, and the Company has in place adequate procedures designed to prevent employees of the Company from undertaking any such conduct.

3.23           Tax Matters.

(a)                The Company has duly and timely filed or caused to be timely filed (taking into account any applicable extensions of such due date) with the appropriate Tax Authority all income and other material Tax Returns required to be filed by the Company. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business. No written claim has ever been made in writing by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to Tax by that jurisdiction, which claim has not been resolved or settled.

(b)                The unpaid Taxes of the Company do not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)                No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed, in each case, in writing, by any Tax Authority or other Governmental Authority that has not been paid, settled or resolved. There are no pending or, to the Knowledge of the Company, threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any Liability in respect of Taxes of the Company. No issues relating to Taxes of the Company were raised in writing by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in Taxes in a later taxable period. The Company has delivered or made available to Parent complete and accurate copies of federal, state, local and foreign Tax Returns of the Company and its predecessors for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies or assessments or reassessments assessed or asserted against or agreed to by the Company (or any predecessor of the Company) since the last day of the last taxable year, if any, for which the applicable statute of limitations is closed, with respect to Taxes.

(d)                The Company has not (nor has any predecessor of the Company) waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver, in each case (after giving effect to such waiver or extension), which has not since expired. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax Authority or other Governmental Authority.

(e)                There are no Encumbrances for Taxes upon any property or asset of the Company (other than statutory liens for current Taxes not yet due and payable).

(f)                 All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or any other Person, by the Company have been timely withheld, collected, deposited or paid.

(g)                The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax Authority filed or made on or prior to the Closing Date, the use of an improper method of accounting prior to the Closing, or any prepaid amount received on or prior to the Closing.

(h)                The Company is not, and has not been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract other than a commercial Contract of which the principal purpose is not a Tax.

(i)                 The Company has not ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Regulation), as a transferee or successor, by Contract, or otherwise.

(j)                 The Company has not (i) been a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Regulation), (ii) been a stockholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)                The Company has not been a party to any “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Regulation. The Company has disclosed on the relevant United States federal income Tax Returns all positions taken therein that could, absent disclosure, reasonably be expected result in the imposition of any material penalties under Section 6662 of the Code. The Company has not participated, nor does it plan to participate, in any Tax amnesty program.

(l)                 The Company has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any similar provision of state or local Regulation).

(m)              The Company has not, within the past five years, constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(n)                No compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company as a result of the operation of Section 409A of the Code.

(o)                Except as set forth on Schedule 3.23(o), neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Regulation).

(p)                The Company does not maintain or sponsor any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). There is no Contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up or reimbursement payment to any Person, including with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

3.24           Insurance. Schedule 3.24 of the Disclosure Schedules contains a complete and accurate list of all material policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates and a general description of the type of coverage provided) maintained by the Company with respect to or that covers the Business over the last three (3) years. True and correct copies of all such policies or binders (together with loss experience history thereunder) have been delivered to Parent. All insurance coverage applicable to the Company or the Business is in full force and effect, insures the Company and the Business in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which the Company is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received, except as would not be material to the Company. There are no provisions in such Insurance Policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company. To the Knowledge of the Company, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised the Company that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

3.25           Top Customers and Vendors. Schedule 3.25 of the Disclosure Schedules sets forth a complete and accurate list of the names of each of the twenty (20) largest customers and the twenty (20) largest vendors of the Company based on the aggregate dollar amount of transactions with the Company during the twelve (12)-month period ending October 31, 2021, showing the approximate dollar amount of transactions with the Company from each such customer or vendor partner during such period. Since the Balance Sheet Date, there has been no adverse change in the business relationship of the Company with any customer or vendor partner named on Schedule 3.25 of the Disclosure Schedules. The Company has not received any communication from any customer or vendor partner named on Schedule 3.25 of the Disclosure Schedules of any intention to terminate or materially reduce the business relationship with, or materially increase the prices of products or services provided to, the Company.

3.26           Banking Relationships. Schedule 3.26 of the Disclosure Schedules sets forth a complete and accurate description of all arrangements that the Company or the Business has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, letters of credit and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, approximate balance as of the date hereof and the Person or Persons authorized to act or sign on behalf of the Company in respect of any of the foregoing.

3.27           Accounts Receivable. The accounts receivable set forth on the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, represent bona fide claims of the Company and the Business against debtors for products provided or services performed or other charges arising on or before the date hereof, and all products provided and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer or advertiser requirements. Such accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Balance Sheet. As of the Closing Date, the accounts receivable set forth on the Pre-Closing Statement will represent bona fide claims of the Company against debtors for products provided or services performed or other charges arising on or before the date hereof, and products provided or services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts, customer or advertiser requirements. Said accounts receivable will be subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Pre-Closing Statement.

3.28           No Brokers. Except for Canaccord Genuity Group Inc. and/or its Affiliates, neither the Company nor any of its officers, directors, employees, stockholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of the Company, Parent, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

3.29           Stockholder Notice. The information about the Company furnished by the Company in the Stockholder Notice or any other document mailed, delivered or otherwise furnished to the Company Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger and their execution of a counterpart signature page to the Consent Agreement do not, and in the case of any distribution made after the date hereof and prior to the Closing, will not knowingly contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were or, in the case of any distribution made after the date hereof and prior to the Closing, are made, not misleading.

3.30           No Other Agreements to Sell the Assets or Equity Interests of the Company. Neither the Company nor any of its officers, directors, stockholders, Representatives or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person or firm other than Parent to sell, assign, transfer or effect a sale of any of the assets of the Company, to sell or effect a sale of any equity interest in the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. The Company is not currently engaged in discussions or negotiations with any party other than Parent with respect to any of the foregoing.

3.31           Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business of Parent and its Subsidiaries and results of operations, prospects, condition (financial or otherwise) or assets of Parent and its Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent and its Subsidiaries for such purpose. The Company acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, the Company has relied solely upon its own investigation and the express representations and warranties of each of Parent and Merger Sub set forth in ARTICLE IV of this Agreement (including the related portions of the Parent Disclosure Schedules) and (b) neither Parent, Merger Sub nor any other Person has made any representation or warranty as to the Parent or Merger Sub, this Agreement or any of the Ancillary Agreements, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Parent Disclosure Schedules).

3.32           No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules) or in any Ancillary Agreement, and any representations and warranties made by the Company Equityholders in any document delivered by them in connection with this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives (including any information, documents or material delivered to Parent or made available to Parent) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 3.32 shall limit any Person’s rights or remedies in the case of Fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct as of the date hereof, and will be true and correct as of the Closing Date, except as otherwise set forth on the Parent Disclosure Schedules.

4.1               Organization of Parent and Merger Sub. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the Regulations of the state(s) of their incorporation with full corporate power and authority to conduct their businesses as they are presently being conducted, to own, license, lease and use the properties and assets that they purport to own or use, and to perform all of their obligations and enforce all of their rights under their Contracts. Parent and Merger Sub are each duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the character of its properties owned, licensed, leased or used or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to Parent and Merger Sub and would not prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Parent and Merger Sub have made available to the Company copies of the Organizational Documents of Parent and Merger Sub. Neither Parent nor Merger Sub is, and neither has ever been, in breach any of its Organizational Documents.

4.2               Authorization. Parent and Merger Sub have all requisite corporate power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement, each Ancillary Agreement to which they are parties and each instrument to be executed and delivered by Parent and Merger Sub pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery by Parent and Merger Sub of this Agreement, each Ancillary Agreement to which each of them is a party and each instrument to be executed and delivered by Parent and Merger Sub pursuant hereto, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby, comply with all requirements of the respective Organizational Documents of Parent and Merger Sub and have been duly and validly approved by the boards of directors of Parent and Merger Sub, and the Company has been provided with documentation of such board approval. No other corporate proceedings or actions on the part of Parent or Merger Sub are necessary to authorize this Agreement, each Ancillary Agreement to which Parent and Merger Sub are parties and each instrument to be executed and delivered by Parent and Merger Sub pursuant hereto, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is, and upon execution and delivery of the Ancillary Agreements to which Parent and Merger Sub are or will be parties, each of such Ancillary Agreements will be, legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Regulations affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.3               Consents and Approval; No Conflict or Violation.

(a)                Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (i) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or Permit from, any Governmental Authority or any other Person (including under any Contract), and (ii) no consent under any Contract or Permit from any other Person, is, in each case, required to be made or obtained by Parent or Merger Sub or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and/or Merger Sub is a party or are parties and the consummation of the transactions contemplated hereby and thereby by Parent and/or Merger Sub.

(b)                Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Sub with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Parent’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Parent or Merger Sub is a party, except for any violation, conflict, Default, termination, acceleration or creation of Encumbrance which would not prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) violate any Regulation or Court Order.

4.4               Parent Common Stock; No Prior Operations. All of the shares of Parent Common Stock to be issued to Accredited Company Stockholders pursuant to ARTICLE I shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued and fully paid, and none of such shares of Parent Common Stock shall be subject to any preemptive rights. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.5               Litigation. Except as set forth on Section 4.5 of the Parent Disclosure Schedules, there are no Actions pending or threatened against Parent or Merger Sub seeking to delay, limit, modify or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.

4.6               Investment Entirely for Own Account. The acquisition by Parent of the Company as contemplated under this Agreement is being made for Parent’s own account and not with a view to the resale or distribution of all or any part of the capital stock of the Company (or the Surviving Corporation) in a transaction that would violate applicable securities Regulations. Parent will not sell, convey, transfer or offer for sale any of the capital stock of the Company (or the Surviving Corporation), except upon compliance with applicable securities Regulations or pursuant to an exemption therefrom. Parent understands that no United States federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the interests or their fairness or suitability.

4.7               Capitalization.

(a)             As of the date hereof, the authorized and issued and outstanding capital stock of Parent consists of:

(i) 52,515,168 shares of Parent Preferred Stock, consisting of 5,537,174 shares designated as Parent Series A Preferred Stock, 2,061,950 shares of which are issued and outstanding; 9,010,723 shares designated as Parent Series B Preferred Stock, 8,281,060 shares of which are issued and outstanding; 11,500,000 shares designated as Parent Series B-1 Preferred Stock, 10,150,596 shares of which are issued and outstanding; 7,500,000 shares designated as Parent Series B-2 Preferred Stock, 6,502,453 shares of which are issued and outstanding, 13,193,334 shares designated as Parent Series C Preferred Stock, 9,827,567 of which are issued and outstanding and 5,773,937 shares designated as Parent Series D Preferred Stock, 5,170,396 of which are issued and outstanding;

(ii) 101,300,000 shares of Parent Common Stock, 18,828,329 shares of which are issued and outstanding; and

(iii) 31,450,820 shares of Parent Common Stock have been reserved for issuance to officers, directors, employees and consultants of Parent pursuant to its 2009 Equity Incentive Plan and 2021 Equity Incentive Plan (collectively, the “Parent Plans”). Of such reserved shares of Parent Common Stock, 4,106,129 shares of Parent Common Stock remained available for issuance to officers, directors, employees and consultants pursuant to the Parent Plans.

(b)                Except as set forth in Section 4.7(a) and the Parent Common Stock issued to the Company Equityholders pursuant to this Agreement, there are no other issued and outstanding shares of capital stock or other equity interests in Parent.

(c)                Except for this Agreement or as otherwise set forth on Section 4.7(c) of the Parent Disclosure Schedules, neither Parent nor any Subsidiary thereof (nor any Person on their behalf) has entered into any Contract which grants any Person the right to acquire any Parent Preferred Stock, Parent Common Stock or any other equity interest in Parent or any of its Subsidiaries, other than the grant of stock options to employees and services providers pursuant to the Parent Plans in the ordinary course of business.

(d)                Except for this Agreement or as otherwise set forth on Section 4.7(d) of the Parent Disclosure Schedules, there are no Contracts to which Parent or any of its Subsidiaries is a party or is bound obligating Parent or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any units or shares of beneficial interest, shares of capital stock, units or equity securities or equity interests of Parent or any of its Subsidiaries.

(e)                Except as set forth on Section 4.7(e) of the Parent Disclosure Schedules, as of the date hereof, clause (a) of the definition of Parent Common Stock Pool represents approximately [***] percent ([***]%) of the outstanding Parent Common Stock on a fully diluted and as converted basis.

(f)                 Merger Sub is a direct wholly-owned subsidiary of Parent.

(g)                Parent will have a sufficient number of shares remaining available for issuance under the Parent Plans to issue the Parent Options at the Closing.

4.8               Issuance of Securities. The Parent Common Stock to be issued under this Agreement and the issuance thereof are duly authorized and, upon issuance to the Company Equityholders pursuant to the terms of this Agreement will (a) be fully and validly issued, fully paid and non-assessable, and shall be free and clear of all Encumbrances, except for restrictions on transfer under this Agreement and the Ancillary Agreements and imposed by applicable securities laws and (b) will not have been issued in violation of any preemptive right, resale right, right of first refusal or similar right.

4.9               Financial Statements.

(a)                Attached as Section 4.9(a) of the Parent Disclosure Schedules are true, correct and complete copies of the following financial statements: (i) the audited consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the related audited consolidated statements of income, equity and cash flow for the years then ended; and (ii) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 2021 and the related consolidated statements of income, equity and cash flow for the nine (9)-month period then ended (collectively, the “Parent Financial Statements”).

(b)                The Parent Financial Statements are correct and complete in all material respects and are consistent with the books and records of Parent and each of its Subsidiaries. The Parent Financial Statements present fairly in all material respects the financial condition, results of operations, changes in equity and cash flows of Parent and each of its Subsidiaries as of the respective dates and for the periods indicated therein.

(c)                The books, records and accounts of Parent and its Subsidiaries accurately and fairly reflect the basis for the Parent Financial Statements and have been maintained in accordance with reasonable business practices.

4.10           Intellectual Property.

(a)                Except as set forth on Section 4.10(a) of the Parent Disclosure Schedules, Parent and each of its Subsidiaries owns, free and clear of all Encumbrances (except Permitted Encumbrances), or possesses a valid and enforceable license or right to use, all Intellectual Property owned or used by them in the course of their business and day-to-day operations (the “Parent Intellectual Property”), and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any material manner. Each item of registered Parent Intellectual Property is valid, subsisting, and enforceable. The current Parent Intellectual Property constitutes all of the Intellectual Property necessary and sufficient for Parent and its Subsidiaries to operate their respective businesses as currently conducted in all material respects.

(b)                To the Knowledge of Parent, no Person has materially infringed or misappropriated any of the Parent Intellectual Property. Neither Parent nor any of its Subsidiaries has commenced or threatened any Action, or asserted any written allegation or written claim, against any Person for infringement or misappropriation of any Intellectual Property. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is infringing or misappropriating or has infringed or misappropriated any other Person’s Intellectual Property. Neither Parent nor any of its Subsidiaries has received written notice of any pending or threatened Action or claim in which any Person alleges that Parent, any of its Subsidiaries, their respective businesses or the Parent Intellectual Property has infringed, misappropriated or violated any Person’s Intellectual Property rights. There are no pending legal disputes or (to the Knowledge of Parent) any other disputes between Parent or any of its Subsidiaries and any other Person regarding any Parent Intellectual Property.

(c)                Parent and its Subsidiaries have each taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential business and technical information included in the Parent Intellectual Property and material to the businesses of Parent and its Subsidiaries, including, without limitation, by having each of its employees and applicable contractors execute binding non-disclosure agreements and other written contracts assigning to Parent all Intellectual Property developed by them in the course of their respective duties.

(d)                To the Knowledge of Parent, there has been no unauthorized theft, reverse-engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any of its own proprietary software that is material to its business (“Parent Software”). The Parent has not used or integrated any software code or other component in its Parent Software in a manner that requires (i) the disclosure or distribution of any of the underlying code of the Parent Software other than as currently conducted in Parent’s ordinary course of business; (ii) the license or other provision of any Parent Software on a royalty-free, no-cost, or other non-commercial basis; or (iii) the grant of any patent license, non-assertion covenant, or other rights under any Parent Software, or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Parent Software without Parent’s express prior written consent.

4.11           Employment Matters. Parent and each of its Subsidiaries is and has been in compliance in all material respects with all applicable Regulations relating to labor and employment, including, without limitation, those Regulations respecting employment practices, equal employment opportunity, wages and hours, terms and conditions of employment, employment standards, labor relations, unemployment insurance and benefits, workers compensation, workplace/occupational safety and health, layoffs, mass layoffs and plant closings, discrimination, harassment, retaliation, immigration, disability rights, leaves of absence, vacation accrual and payout, and the deduction and payment of applicable employee-related Taxes and other withholdings, and neither Parent nor its Subsidiaries are currently subject to any material investigation, audit, charge, citation, penalty, assessment, or similar action by a Governmental Authority with respect to such labor and employment Regulations. To the Knowledge of Parent, Parent and each of its Subsidiaries has investigated any employment discrimination and sexual harassment allegations against any employee, officer, director or equityholder of Parent or any Subsidiary, and has taken any corrective action that it deems appropriate or necessary such that Parent or such Subsidiary does not reasonably expect to incur any material Liability with respect to any such allegations. There is no employment-related action pending or, to the Knowledge of Parent, threatened by or on behalf of any service provider against Parent and any of its Subsidiaries.

4.12           Privacy and Data Security.

(a)                Parent and its Subsidiaries comply, and during the last four (4) years have complied, in all material respects, with (i) all external privacy policies applicable to Parent and/or its Subsidiaries, (ii) their respective internal policies and procedures relating to privacy, data protection or data security, (iii) all Contracts relating to processing of Personal Information, (iv) all Contracts relating to the use and sharing of Personal Information, and (v) applicable Information Privacy and Security Laws (collectively, “Privacy and Information Security Requirements”).

(b)                Neither Parent nor any of its Subsidiaries has received any written notice, allegation, complaint or other communication, and, to Knowledge of Parent, there is no pending investigation by any Governmental Authority or payment card association if either process card data, regarding any actual or possible violation of any Privacy and Information Security Requirement by or with respect to Parent and its Subsidiaries.

(c)                To the Knowledge of Parent, Parent and its Subsidiaries have not suffered a material security breach with respect to any Personal Information, including any material unauthorized or illegal use of or access to any Personal Information. Neither Parent nor its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Information. Parent and its Subsidiaries employ commercially reasonable and appropriate security measures that comply in all material respects with all Privacy and Information Security Requirements to protect Personal Information within their custody or control and require the same of all vendors that process Personal Information on their behalf. Parent and its Subsidiaries have provided all requisite notices and obtained all required consents, and satisfied all other requirements (including, but not limited to, notification to Governmental Authorities), necessary for their Processing (including international and onward transfer) of all Personal Information in connection with the conduct of the business as currently conducted and in connection with the consummation of the transactions contemplated hereunder, except as would not have a material adverse effect on the Parent and its Subsidiaries.

4.13           Tax Matters.

(a)                Parent and each of its Subsidiaries have timely filed (taking into account any applicable extensions of such due date) all material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. Parent and each of its Subsidiaries have timely paid all material Taxes required to be paid. There are no pending or, to the Knowledge of Parent, threatened audits, assessments, investigations, disputes, claims or other actions for or relating to any material Liability in respect of Taxes of Parent or any of its Subsidiaries.

4.14           FCPA. Each of Parent and its Subsidiaries is currently and has at all times been in compliance with all applicable foreign, federal, state and local anti-bribery, anticorruption and anti-money laundering Regulations, including the United States Foreign Corrupt Practices Act, as amended. Neither Parent, any of its Subsidiaries nor, while acting for on behalf of Parent or any of its Subsidiaries, any owner or Representative thereof or any other Person authorized to act for or on behalf of Parent or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, public or private, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment of business secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Regulations, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent.

4.15           Compliance with Regulations; Permits. Parent or its Subsidiaries holds all material certificates, material governmental franchise, easement, permit, right, application, filing, registration, license or other authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the conduct of Parent’s business (the “Parent Permits”). Parent and each of its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No event has occurred or, to Knowledge of Parent, circumstance exists that (with or without notice or lapse of time) would reasonably be likely to constitute, or result in, a material violation by Parent or any of its Subsidiaries of, or a material failure on the part of Parent or any of its Subsidiaries to comply with, any Regulations. Since January 1, 2018, Parent and each of its Subsidiaries, to the extent in existence, has complied in all material respects with, and Parent and each of its Subsidiaries currently complies in all material respects with, all Regulations applicable to such entities. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply in any material respect with, any Regulations.

4.16           Related Party Transactions. Except as set forth on Section 4.16 of the Parent Disclosure Schedules, no Parent Related Party (a) has any material interest in any rights or property (real, personal or mixed and whether tangible or intangible) used or held for use in the businesses, activities or operations of Parent or any of its Subsidiaries or (b) is a party to any Contract (except for business dealings or transactions entered into in the ordinary course of business and on substantially arm’s-length terms) with Parent or any of its Subsidiaries.

4.17           Absence of Certain Changes or Events. Neither Parent nor any of its Subsidiaries has any current plans to acquire or dispose of any material assets, business, division or product line, or capital stock or ownership interests of Parent, its Subsidiaries or any other Person, or (b) enter into any joint venture with any Person. Parent and its Subsidiaries are in material compliance with the terms and conditions of each Contract that is material to Parent and its Subsidiaries, taken as a whole.

4.18           No Brokers. None of Parent, Merger Sub or any of their respective officers, directors, employees, stockholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of the Company, Parent, Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.19           Independent Investigation. Parent and Merger Sub have conducted their own independent investigation, review and analysis of the Business and results of operations, prospects, condition (financial or otherwise) or assets of the Company, and each acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of Parent and Merger Sub acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, each of Parent and Merger Sub has relied solely upon its own investigation and the express representations and warranties of the Company set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules) and (b) neither the Company nor any other Person has made any representation or warranty as to the Company, this Agreement or any of the Ancillary Agreements, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

4.20           No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Parent Disclosure Schedules), and any representations and warranties made by Parent or Merger Sub in any document delivered by them in connection with this Agreement, neither Parent, Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub, including any representation or warranty as to the accuracy or completeness of any information regarding Parent and Merger Sub furnished or made available to the Company and its Representatives (including any information, documents or material delivered to the Company or the Stockholder Representative or made available to the Company or the Stockholder Representative) or as to the future revenue, profitability or success of Parent, or any representation or warranty arising from statute or otherwise in law. Nothing in this Section 4.20 shall limit any Person’s rights or remedies in the case of Fraud.

ARTICLE V
COVENANTS

The Company, the Company Stockholders (by virtue of the execution and delivery of the Transmittal Letters and/or the execution and delivery of a joinder to the Consent Agreement, as applicable), Parent and Merger Sub each covenant and agree as follows:

5.1               Further Assurances.

(a)                Upon the terms and subject to the conditions contained herein, the parties (including the Company Stockholders who have delivered a Transmittal Letter, the Consent Agreement or a joinder to the Consent Agreement as applicable) agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing.

(b)                Prior to the Closing, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Permit or Contract that is set forth on Schedule 3.6 (or, to the extent not set forth on Schedule 3.6, should have been set forth on Schedule 3.6 and the Company becomes aware of such consent, waiver or approval requirement or is notified by Parent with respect thereto), so as to preserve all rights of, and benefits to, the Company under such Contract or Permit from and after the Effective Time. Such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent and Parent shall use commercially reasonable efforts to assist the Company in seeking such consents, waivers and approvals, provided that none of Parent, Merger Sub or any of their respective Affiliates shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such consents, waivers or approvals. The Company shall send each of the notices described on Schedule 3.6 promptly following the execution of this Agreement.

(c)                Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (ii) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iii) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by any Governmental Authority, and (iv) to fulfill all conditions to this Agreement. The Company shall provide Parent a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by the Company and shall promptly deliver to Parent a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by the Company prior to the Closing Date.

5.2               Tax Matters.

(a)                The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company due on or before the Closing Date. All such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practice of the Company with respect to such items, except as required by Regulations. At least ten (10) days prior to filing any such material Tax Return, the Company shall submit such Tax Return to Parent for review and shall make such revisions to such Tax Return as reasonably requested by Parent.

(b)                Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company for any taxable periods ending on or before the Closing Date and for any Straddle Period which are required to be filed after the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Regulations). To the extent permitted by applicable Regulations, at least at a “more likely than not” level of comfort, all deductions and other income tax benefits related to the payment or accrual of expenses of the Company related to the consummation of the transactions set forth in this Agreement, including Company Transaction Expenses, shall be attributable to the Pre-Closing Tax Period and reportable on Tax Returns of the Company for the Pre-Closing Tax Period. Consistent with the foregoing, to the extent permitted by applicable Regulations at least at a “more likely than not” level of comfort, the parties shall treat the Tax year of the Company in which the Merger occurs as ending on the close of business on the Closing Date and all items accruing on or before the Closing Date shall be allocable to the Tax period of the Company ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) and any comparable provisions of state or local Tax law. Such Tax Returns that are income Tax Returns shall be submitted to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return, it shall, within fifteen (15) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Stockholder Representative and Parent shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Stockholder Representative and Parent are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the independent auditor (based on the procedures set forth in Section 1.8(e)) and any determination by the independent auditor shall be final. The independent auditor shall resolve any disputed items as soon as practicable of having the item referred to it pursuant to such procedures as it may require. If the independent auditor is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent (but, reflecting the agreed comments of the Stockholder Representative, except, for avoidance of doubt, excluding any specific comments on which the parties were unable to reach agreement) and then amended to reflect the independent auditor’s resolution. The costs, fees and expenses of the independent auditor shall be borne equally by Company Stockholder’s, on the one hand, and Parent on the other hand.

(c)                Except as required by applicable Law, Parent shall not take, (and following the Closing) Parent shall prevent the Company, the Surviving Corporation and any of its Affiliates from taking) the following actions, without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed (i) amend, refile or otherwise modify any Tax Return of the Company relating to a Pre-Closing Tax Period or Straddle Period; (ii) enter into an agreement to extend the statute of limitations with respect to a Tax Return of the Company with respect to a Pre-Closing Tax Period or Straddle Period; (iii) make or change any Tax election or take any position of any Tax Return with respect to the Company that has a retroactive effective with respect to a Pre-Closing Tax Period or Straddle Period; (iv) file any Tax Return of the Company with respect to a Tax period ending on or before the Closing Date in any jurisdiction if the Company did not file a comparable Tax Return involving similar Tax items in such jurisdiction; or (v) initiate in writing any discussion of (or enter into any) voluntary disclosure program (or similar program or agreement) with a Governmental Authority regarding any Tax (whether asserted or unasserted) or Tax Return with respect to the Company relating to a Pre-Closing Tax Period or Straddle Period, in each case, to the extent such action is reasonably likely to increase the Company Stockholders indemnification obligation under this Agreement or reduce any payments due to the Company Shareholders under this Agreement.

(d)                For purposes of this Agreement, the portion of any Taxes that are payable for a Straddle Period and relate or are attributable or allocable to the Pre-Closing Tax Period shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable as computed on a closing of the books basis as if the relevant taxable period ended as of the close of business on the Closing Date except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated on a per diem basis.

(e)                Parent shall promptly notify the Stockholder Representative following receipt of any written notice of audit or other proceeding relating to any Tax Return filed with respect to any Pre-Closing Tax Period or Straddle Period of the Company which involves the assertion of any claim, or the commencement of any inquiries, claims, assessments, audits, proposed adjustment, or similar events with respect to Taxes of the Company in respect of which an indemnity claim may be sought pursuant to this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Claim”). A failure by Parent to give such notice shall not affect Parent’s right to indemnification hereunder except to the extent that the Equityholders are materially prejudiced thereby.

(i) The Stockholder Representative shall have the right to control, at the cost and expense of the Company Stockholders, any Tax Claim for any taxable period ending on or before the Closing Date; provided, however, that (i) the Stockholder Representative shall have provided Parent with written notice electing to control such Tax Claim within ten (10) days after receiving written notice from Parent of such Tax Claim, (ii) Parent shall have the right to participate in any such Tax Claim, (iii) the Stockholder Representative shall provide Parent with a timely and reasonably detailed account of each stage of such Tax Claim, and (iv) the Stockholder Representative shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, that Parent may control and contest any Tax Claim for which the Stockholder Representative would otherwise have the right to control under this Section 5.2(e)(i) if the Stockholder Representative has not provided written notice to Parent that it elects to control such Tax Claim pursuant to this Section 5.2(e)(i) or fails to use commercially reasonable efforts to actively control such Tax Claim and Parent shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim that is reasonably likely to materially increase the Company Stockholders indemnification obligation under this Agreement without obtaining the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) Parent shall control any Tax Claim for any Straddle Period; provided, however, that (A) the Stockholder Representative shall have the right, at the sole cost and expense of the Company Stockholders, to participate in any such Tax Claim, (B) Parent shall provide the Stockholder Representative with a timely and reasonably detailed account of each stage of such Tax Claim, and (C) in the event that such Tax Claim would reasonably be expected to increase the Company Stockholders indemnification obligation under this Agreement or reduce any payments due to the Company Stockholders under this Agreement, Parent shall not settle, compromise, appeal any adverse determination in or abandon any such Tax Claim without obtaining the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) To the extent of any conflict between this Section 5.2(e) and Article VII, this Section 5.2(e) shall govern with respect to any Tax Claims.

(f)                 Parent and the Company, on the one hand, and the Stockholder Representative and the Company Equityholders, on the other hand, agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by such parties and the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Stockholder Representative shall deliver or make available to Parent, within sixty (60) days after the Closing Date, originals or copies of all such books and records relating to Taxes of the Company.

(g)                Parent and the Company acknowledge and agree that they do not anticipate that there will be any transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes (including all applicable real estate transfer Taxes) incurred by any of Parent, Merger Sub, the Company or the Surviving Corporation resulting solely from this Agreement and/or the consummation of the transactions contemplated hereby (collectively, “Transfer Taxes”), but if the payment of any such Transfer Taxes is required, the payment of all such Transfer Taxes will be borne [***] percent ([***]%) by Parent and [***] percent ([***]%) by the Company Securityholders.  The Person(s) required to do so by applicable Regulation shall cause to be filed in a timely manner all necessary documents (including all Tax Returns) as required by the applicable Regulations.  The applicable party shall provide the other with evidence reasonably satisfactory to such other party that such Transfer Taxes have been paid, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption.  The parties shall use reasonable efforts to reduce any Transfer Taxes to the extent permitted by Regulation.

(h)                Any payments made to a party pursuant to the indemnification provisions of ARTICLE VII shall constitute an adjustment of the consideration paid hereunder for Tax purposes and shall be treated as such by the parties on their Tax Returns to the extent permitted by law.

5.3               Employment Matters.

(a)                Nothing in this Agreement shall, or shall be construed so as to (a) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any Service Provider of the Company (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Provider, (b) create any third-party rights in any such current or former Service Provider of the Company (or any beneficiaries or dependents thereof), (c) constitute an amendment or modification of any Plan, or (d) obligate Parent or any of its Affiliates to adopt or maintain any Plan or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any Plan or any other compensatory or benefits arrangement at any time.

(b)                If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) with respect to the Company may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then (i) promptly following the execution of this Agreement, the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each such “disqualified individual” and (ii) promptly following the delivery of the Parachute Payment Waivers (if any) to Parent, the Company shall, in a manner meeting the requirements of the exemption provided under Treasury Regulation 1.280G-1 Q/A 6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, provide the Company Stockholders with adequate disclosure of, and submit to the Company Stockholders for their approval (such process, a “Stockholder Vote”), any payments and/or benefits that would, absent such waivers, disclosure and Stockholder approval, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”), such that, if approved by the requisite majority of the stockholders, such payments and/or benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Parent shall have the right to review and approve in advance the form of Parachute Payment Waiver, any communications and disclosure to or consent of the Company Stockholders relating to any Section 280G Payments and the calculations related to the foregoing, which approval shall not be unreasonably be withheld, conditioned or delayed. Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably satisfactory to Parent that a Stockholder Vote was solicited in conformance with Treasury Regulation 1.280G-1 Q/A-6(a)(2) and Treasury Regulation 1.280G-1 Q/A-7, and that either (x) the requisite stockholder approval required under Treasury Regulation 1.280G-1 Q/A-7 was obtained with respect to any Section 280G Payment(s) (the “280G Approval”), or (y) the 280G Approval was not obtained with respect to any Section 280G Payment(s) and as a consequence, pursuant to the Parachute Payment Waivers, a portion of the Section 280G Payment(s) with respect to which the 280G Approval was not obtained equal to the smallest portion of such Section 280G Payment necessary to avoid the characterization of any payments or benefits paid to the applicable Company service provider as “parachute payments” (within the meaning of Code Section 280G) shall not be made or provided.

(c)                The Company shall take or cause to be taken all actions necessary to, contingent upon the occurrence of the Closing of the Merger, terminate any and all Company Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code, effective no later than the day immediately prior to the Closing of the Merger. Not less than five Business Days prior to the Closing of the Merger, the Company shall provide Parent with executed resolutions (in a form previously reviewed and approved by Parent) of the Company’s Board of Directors effecting such termination and amending any such Company Plan to the extent necessary to comply with all applicable laws. The Company shall also take such other actions in furtherance of the termination of each Company Plan as Parent may reasonably require, including such actions as Parent may require prior to the Closing of the Merger to support Parent obtaining a determination letter with respect to the termination of each Company Plan following the Closing of the Merger.

5.4               Publicity; Confidentiality.

(a)                The Company and its Affiliates, each Company Equityholder and the Stockholder Representative shall not, and shall cause their respective directors, managers, officers, employees, and Representatives not to, make any public announcement with respect to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby without the prior written consent of Parent, except as required under applicable Regulations. For the avoidance of doubt, the Parent and its Affiliates may make, or procure to be made, any public announcement with respect to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby at any time post-Closing without the consent of the Stockholder Representative.

(b)                The Company and its Affiliates, each Company Equityholder and the Stockholder Representative shall, and shall cause their respective directors, managers, officers, employees, and Representatives and the Company Equityholders to keep this Agreement and the transactions contemplated hereby strictly confidential, and the Company and its Affiliates, each Company Equityholder and the Stockholder Representative shall not, and shall cause their respective directors, managers, officers, employees and Representatives and the Company Equityholders not to, make any disclosure of or relating to this Agreement or any Ancillary Agreement, or the terms and conditions contained herein or therein, to any Person without the prior written consent of Parent, except as may be required under applicable Regulations (including securities Regulations); provided, that the Company may disclose this Agreement and applicable Ancillary Agreements to Company Equityholders who are subject to confidentiality restrictions for the benefit of Parent that are comparable to those set forth in this Section 5.4 for the purpose of obtaining such Company Equityholders’ consent to the transactions contemplated hereby or thereby (including for the purpose of any such Company Equityholder becoming a party to the Consent Agreement or other applicable Ancillary Agreements contemplated hereby). For the avoidance of doubt, Parent and its Affiliates may make, or procure to be made, any disclosure of or relating to this Agreement or any Ancillary Agreement, or the terms and conditions contained herein or therein, to any Person at any time post-Closing without the consent of the Stockholder Representative.

5.5               Termination of Certain Agreements. The Company has terminated, or will terminate, effective as of the Effective Time each of the Contracts listed on Schedule 5.5 (collectively, the “Terminated Agreements”), in each case without any further Liability to the Company or the Surviving Corporation. The MNTN Note shall be terminated effective as of the Closing with no further liability to any party thereto. Both the 2018 Investor Agreement and the 2019 Investor Agreement shall be terminated effective as of the Closing with no further liability to the Company or the Surviving Corporation.

5.6               Indemnification of Directors and Officers.

(a)                Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or bylaws of the Company, in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing.

(b)                Prior to the Closing, the Company will purchase, and at or prior to the Closing will pay (or cause to be paid) the applicable premium for, a prepaid insurance policy to provide any Person who is on the date hereof or who was prior to the date of the Closing a director or officer of the Company (the “D&O Indemnified Persons”) covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company (true and complete copies of which have been previously made available to Parent), directors’ and officers’ liability insurance coverage for a period covering six (6) years after the date of the Closing with respect to claims arising from facts or events that occurred on or before the Closing, including in respect of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to maintain in effect for a period of six (6) years after the Closing Date such prepaid insurance policy.

(c)                The obligations of Parent and the Surviving Corporation under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person without the consent of such affected D&O Indemnified Person (it being expressly agreed that all D&O Indemnified Persons shall be third-party beneficiaries of this Section 5.6, each of whom may enforce the provisions of this Section 5.6).

(d)                In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.6.

5.7               Release. As a condition to receiving their portion of the Merger Consideration hereunder and to the extent permitted by Regulations, effective as of the Effective Time, each Company Equityholder (on such Company Equityholder’s own behalf and on behalf of such Company Equityholder’s heirs, executors, administrators, agents, successors, permitted assigns and Affiliates (but excluding the portfolio companies of any venture capital, private equity or similar investment fund or other entities in which such funds have made investments)) (collectively, the “Releasing Party”) hereby releases, waives and discharges Parent, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts (including the Terminated Agreements, but excluding any employment, consulting or similar Contract governing the terms of such Company Equityholder’s employment or engagement with the Company, any of its Affiliates or any other Released Persons or the separation of such employment or engagement that does not constitute a Terminated Agreement), covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third-party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to any omissions, acts, event or facts that have occurred or occur at any time prior to the Effective Time, including, without limitation, (w) any Claim relating to the preparation, negotiation, execution or consummation of this Agreement, the Ancillary Agreements or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by this Agreement, (x) any Claim relating to any shares of capital stock, options or other securities issued by the Company to the undersigned or any other Releasing Party and/or arising under any agreement to which the Company is a party with respect to the rights of the undersigned or such other Releasing Party in and to such shares of capital stock, options or other securities (including, without limitation, any restricted stock purchase agreement), (y) any Claim relating to rights of the undersigned or any other Releasing Party under any employment, engagement, consulting, services or similar agreement governing the employment or engagement of the undersigned or any other Releasing Party as an employee or independent contractor of the Company (other than Retained Employment Claims) and (z) Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their obligations to the Company and the stockholders of the Company (whether pursuant to the Company’s constituent documents, the DGCL or other applicable Regulation), including in connection with (1) those matters set forth in the Section 204 Ratifications and (2) the negotiation and execution of this Agreement and the consummation of the transactions contemplated thereby (collectively, the “Released Claims”); provided, that the foregoing release shall not extend to, and the Released Claims shall not include, (i) any Claims resulting from or arising under this Agreement or any Ancillary Agreement to which the Releasing Party is a party (including, without limitation, the rights and interests of the Releasing Party under this Agreement or any Ancillary Agreement), except to the extent such Claims seek consideration for any Company Capital Stock in excess of that contemplated by this Agreement, (ii) any Claims in connection with the Company Equityholder’s or any other Releasing Party’s status as a current or former employee or consultant of the Company, any of its Affiliates and/or any other Released Persons for (A) reimbursement of expenses, (B) compensation or benefits earned, accrued, accruing, vested, payable or due to the Company Equityholder or any other Releasing Party, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (C) any unreimbursed claims incurred by the undersigned under the Company’s or any other Released Person’s employee health and welfare plans prior to the Effective Time in accordance with the terms of such plans, and (D) the Company Equityholder’s or any other Releasing Party’s right to continued participation in the Company’s or any other Released Persons’ group health plan pursuant to the terms and conditions of COBRA (clauses (A)-(D), collectively, the “Retained Employment Claims”), or (iii) any Claims to indemnification and/or advancement of expenses as a director or officer of the Company and/or its Subsidiaries by the Company, the Surviving Corporation or their Subsidiaries under their respective Organizational Documents (including, without limitation, the Company’s certificate of incorporation and bylaws), any applicable insurance policy providing coverage for director and officer indemnification and any indemnification agreement or other indemnification obligations covering or otherwise in favor of the directors and officers of the Company, the Surviving Corporation or their Subsidiaries. This release is for the benefit of the Released Persons and shall be enforceable by any of them directly against the Company Equityholder and any other Releasing Party. With respect to such Released Claims, the Company Equityholder (on such Company Equityholder’s own behalf and on behalf of such Company Equityholder’s other Releasing Parties) hereby expressly waives any and all rights conferred upon him, her or it by any Regulation which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release AND THAT, if known by him or her, WOULD have materially affected his OR HER settlement with the debtor OR RELEASED PARTY.” The Releasing Party, being aware of said code section and any similar, applicable state Regulation, agrees to expressly waive any rights that the Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect with respect to the Released Claims.

5.8               No Solicitation of Other Proposals. From the date hereof through the Closing or the earlier termination of this Agreement (such period, the “Interim Period”), the Company shall not, and shall cause its Affiliates and take commercially reasonably steps to cause its Representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its Representatives, concerning any sale of all or a substantial portion of the Company’s assets, or of any securities of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). The Company shall not, and shall cause its Affiliates and take commercially reasonably steps to cause its Representatives not to, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Company shall (i) promptly advise any such prospective purchaser or soliciting party by written notice of the existence of its obligations pursuant to this Section 5.8 and (ii) promptly (and in any event, within twenty-four (24) hours) notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made, provide Parent with the material terms of any proposal and keep Parent informed on the status of such offer.

5.9               Notification of Certain Matters. During the Interim Period, each of the parties hereto shall give prompt notice to the other parties of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect and (b) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Default, the threat or commencement of any Action or any development that occurs before the Closing that would be reasonably likely to, in any way, materially adversely affect the Company or the Business or the consummation of the transactions contemplated hereby.

5.10           Investigation by Parent. During the Interim Period, the Company shall, and shall cause its officers, directors, employees and agents to, (i) afford the Representatives of Parent and its Affiliates access during normal business hours of the Company and upon reasonable prior written notice to the Company for the purpose of inspecting the Company and the Business, and to the officers, employees, agents, attorneys, accountants, properties, Company Plans, Books and Records and Contracts of the Company, and (ii) furnish Parent and its Representatives all financial, operating, legal and other data and information as Parent or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of income, retained earnings and cash flow of the Business for each month during the Interim Period (to be furnished within ten (10) calendar days after the end of each month), which financial statements shall be prepared in accordance with the Books and Records of the Company, be true, correct and complete in all material respects and accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with the Accounting Principles.

5.11           Conduct of Business. During the Interim Period, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) conduct the Business in the ordinary course of business, (ii) pay or perform any obligations when due, and (iii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its directors, officers, employees, consultants customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, during the Interim Period, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                take any action that would cause any of the changes, events or conditions described in Section 3.7 to occur; or

(b)                process Personal Information, User Data, Sensitive Information or Cardholder Data for any purpose not within the scope of the Business, or amend or modify any Company Privacy Policies.

5.12           Audits. During the Interim Period, the Company (and after the Closing, the Stockholder Representative) shall use reasonable efforts to (i) cooperate with Parent and Parent’s accountants in obtaining such audited and unaudited financial statements of the Company as are necessary to comply with the Parent’s obligations under Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (“Rule 3-05”), in connection with such entity’s or any Affiliate’s proposed initial public offering of equity securities (“IPO”) (including, but not limited to, financial statements for the years ended December 31, 2020 and, if so requested, 2019, to the extent the financial statements provided to Parent as of the date hereof for such periods are insufficient for purposes of Parent’s and/or its Affiliate’s compliance with Rule 3-05 in connection with the IPO), (ii) request the Company’s accountants to provide the underwriters for the IPO with customary “comfort letters” and to assist with diligence activities relating to the financial statements, (iii) request the Company’s accountants to provide other documents as may be required for the registration statement prepared in connection with the IPO (including any auditor consents required to be filed as exhibits to such registration statement), (iv) request the Company’s accountants to otherwise cooperate in connection with the general preparation of the financial statements to be included in the registration statement prepared in connection with the IPO (including any pro forma financial statements), and (v) provide assistance to the extent reasonably requested in connection with the preparation of portions of the registration statement prepared in connection with the IPO that describe the Company (including providing access to information as reasonably requested), in each case by providing Parent such documents and information as is reasonably requested by Parent to conduct any know-your-client process or in connection with the arrangement and/or syndication of the IPO and limited to information readily available to the Company and not already available to Parent. All costs and expenses incurred by Cross Country to prepare any filings of Parent in connection with the IPO shall be borne by Parent, and any reasonable, out-of-pocket third party costs and expenses incurred by the Company prior to the Closing (and after the Closing, the Stockholder Representative) in complying with the requests of Parent, Parent’s accountants and/or Cross Country pursuant to this Section 5.12 shall be borne by Parent (or paid by the Company (and after the Closing, the Stockholder Representative) and reimbursed by Parent).

5.13           Stockholder Approval; Stockholder Notice. Promptly following (and in any event within twenty-four (24) hours of) the execution of this Agreement, the Company shall deliver to Parent a copy of the Written Consent. The Company shall promptly (and in any event within ten (10) Business Days of the date hereof) deliver to any Company Stockholder who has not executed the Written Consent the Stockholder Notice. The Stockholder Notice shall be subject to review and prior comment by Parent (which comments may, or may not be, accepted by the Company in its reasonable determination) and shall include information regarding the Company, the terms of the Merger and this Agreement, and any other information required by applicable Regulations.

ARTICLE VI
CONDITIONS TO CLOSING

6.1               Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) are subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived by the Company in its sole and absolute discretion:

(a)                Representations, Warranties and Covenants.

(i) All representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.2, 4.7 and 4.18) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) All representations and warranties of Parent and Merger Sub contained contained in Sections 4.1, 4.2, 4.7 and 4.18 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(iii) Parent and Merger Sub shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by Parent and Merger Sub prior to or on the Closing Date.

(b)                No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall there be any action taken by any Governmental Authority, or any Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement that prevents the consummation of the transactions contemplated by this Agreement.

(c)                Stockholder Consent. Parent shall have delivered to the Company evidence of the adoption and approval by Parent, as the sole stockholder of Merger Sub, of this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DGCL and Parent’s Organizational Documents.

(d)                R&W Insurance Policy. Parent shall have obtained the R&W Insurance Policy on terms reasonably satisfactory to the Company.

(e)                Deliveries. Parent and Merger Sub shall have delivered to the appropriate recipient each of the payments or deliverables set forth in Section 2.2(a).

6.2               Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger) are subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived by Parent in its sole and absolute discretion:

(a)                Representations, Warranties and Covenants.

(i) All representations and warranties of the Company contained in this Agreement (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.28) shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) All representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.28 shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(iii) The Company shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed by the Company prior to or on the Closing Date.

(b)                Consents; Regulatory Compliance and Approval. Any third-party and governmental consents, approvals or authorizations necessary for the valid consummation of the transactions contemplated hereby and identified on Schedule 6.2(b) shall have been obtained.

(c)                No Actions or Court Orders. No Court Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall there be any action taken by any Governmental Authority, or any Regulation enacted that has not been overturned or otherwise made inapplicable to this Agreement that prevents the consummation of the transactions contemplated by this Agreement.

(d)                Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(e)                Written Consent. The Company shall have delivered to Parent the Written Consent duly executed by Company Stockholders constituting the Requisite Stockholder Percentage as of immediately prior to the Effective Time.

(f)                 Consent Agreement. The Consent Agreement shall be in full force and effect, no Initial Consenting Stockholder shall have repudiated the Consent Agreement and the Company Stockholders constituting the Requisite Stockholder Percentage as of immediately prior to the Effective Time shall either be Initial Consenting Stockholders or shall have delivered a duly executed joinder to the Consent Agreement to Parent.

(g)                Restrictive Covenant Agreements; Employment Offer Letters. Each Restrictive Covenant Agreement shall be in full force and effect, and no Key Employee shall have repudiated such Key Employee’s Restrictive Covenant Agreement. In addition, each Key Employee shall have entered into an employment offer letter with Parent (collectively, the “Employment Offer Letters”) on terms reasonably acceptable to Parent.

(h)                Parent Consents. Parent shall have received consent, approval or any authorization necessary for the valid consummation of the transactions contemplated hereby from its stockholders.

(i)                 Company Stockholder Deliverables. Parent shall have received duly and validly completed and executed copies of the deliverables required by Section 1.6(b)(iii) to receive in exchange therefor the applicable Merger Consideration pursuant to Section 1.3 and Section 1.8, from the Company Stockholders constituting the Requisite Stockholder Percentage as of immediately prior to the Effective Time.

(j)                 Optionholder Acknowledgments. Parent shall have received duly and validly completed and executed copies of Option Acknowledgment Agreements from all of the Company Optionholders.

(k)                Dissenters Rights. No holder of any outstanding shares of Company Capital Stock as of immediately prior to the Effective Time shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL.

(l)                 R&W Insurance Policy. Parent shall have obtained the R&W Insurance Policy on terms reasonably satisfactory to Parent.

(m)              Due Diligence. Parent shall have completed its due diligence investigation of the operation of the Company and its business on or before December 21, 2021, the results and findings of which shall have been deemed satisfactory in the sole discretion of Parent.

(n)                Other Deliveries. The Company shall have delivered to Parent and/or Merger Sub each of the items set forth in Section 2.2(b).

ARTICLE VII
INDEMNIFICATION; REMEDIES

7.1               Survival of Representations, Etc. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by the Company, Parent or Merger Sub in this Agreement or by a Company Stockholder in the Consent Agreement or a Transmittal Letter shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date, except that (a) the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (No Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.28 (No Brokers), 3.12(a) (No Conflict or Violation), 4.1 (Organization), 4.2 (Authorization), 4.3(b)(i) (No Conflict or Violation), and 4.18 (No Brokers) shall survive indefinitely, (b) the representations and warranties set forth in 3.17(c) (Labor Matters) and Section 3.23 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections, and (c) the representations and warranties set forth in Section 3.19 (Intellectual Property) shall survive until the date which is three (3) years following the Closing Date. Claims based upon or arising out of any such representations and warranties may be asserted at any time before the expiration of the applicable survival period. The Company Stockholders shall be entitled to rely upon the representations and warranties of Parent and Merger Sub set forth in this Agreement. Parent and Merger Sub shall be entitled to rely upon the representations and warranties of the Company set forth in this Agreement. Notwithstanding the foregoing, the expiration of the representations and warranties, covenants, agreements and obligations provided herein shall not affect the rights of an indemnified party in respect of any claim for indemnification made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein (and, for the avoidance of doubt, such claim for indemnification need not be filed in a court or other tribunal prior to the expiration of the applicable survival period). All of the covenants, agreements and obligations of the parties under this Agreement shall survive the Closing in accordance with their respective terms, subject to any applicable statute of limitations (including any extensions thereof).

7.2               Indemnification.

(a)                Company Stockholders Agreement to Indemnify. Subject to the other terms and conditions of this ARTICLE VII, each of the Company Stockholders, severally but not jointly, shall indemnify, save and hold harmless Parent, the Company (including, following the Closing, the Surviving Corporation) and each of their respective Affiliates, stockholders and Representatives (collectively, the “Parent Indemnitees”), from and against, without duplication, any and all costs, losses, Taxes, Liabilities, obligations, damages, Actions, deficiencies, claims, demands, expenses (whether or not arising out of third-party claims), reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, arising out of, or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by the Company in or pursuant to ARTICLE III (provided that, both for purposes of determining (1) the existence of such inaccuracy or breach and (2) any Damages relating thereto, the words “material,” “materiality,” “Material Adverse Effect” and words or phrases of similar import shall be disregarded);

(ii) any inaccuracy in or breach of any representation or warranty made by any Company Stockholder pursuant to the Consent Agreement, the Transmittal Letter or any other Ancillary Agreement delivered by such Company Stockholder;

(iii) any breach prior to the Closing of any covenant or agreement made by the Company in or pursuant to this Agreement;

(iv) any breach of any covenant or agreement made by any Company Stockholder pursuant to the Consent Agreement, the Transmittal Letter or any other Ancillary Agreement delivered by such Company Stockholder;

(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or any Company Stockholder (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement;

(vi) any Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) of the Company or Company Transaction Expenses that are unpaid as of the Closing and not taken into account in the final calculation of Final Closing Indebtedness or Final Company Transaction Expenses;

(vii) any Excess Dissenting Share Payments;

(viii) on the part of the Company and/or any Company Stockholder under this Agreement, any certificate delivered pursuant hereto or any other Transaction Agreement (it being understood that with respect to any certificate delivered by a specific Company Stockholder, only such Company Stockholder and not any other Company Stockholder will be liable therefor as a Stockholder Indemnifying Party);

(ix) any claim or allegation that any Company Stockholder or other Person is entitled to any amount in connection with the Merger (other than, with respect to any Company Stockholder, the consideration allocable to such Company Stockholder in accordance with Section 1.3, and with respect to a Company Optionholder, the consideration allocable to such Company Optionholder in accordance with Section 1.4, in each case as set forth in the Closing Consideration Schedule);

(x) any inaccuracy in or breach of a representation or warranty in Section 3.3(d), (provided that for purposes of any inaccuracy in or breach of a representation or warranty in Section 3.3(d), the term “Damages” shall, in addition to the definition set forth above, include any amounts determined by Parent to be necessary or appropriate to indemnify and hold harmless any current or former Company Optionholder for, in respect of or as the result of any income, employment, penalty and excise Taxes incurred by such Service Provider as a result of such inaccuracy or breach); or

(xi) any Company Taxes.

For purposes of clarifying the meaning of “several” indemnification by each Company Stockholder under this Section 7.2(a), and subject to Section 7.3, (x) the case of a claim for indemnification against the Company based on Section 7.2(a)(i), Section 7.2(a)(iii), Section 7.2(a)(v), Section 7.2(a)(vi), Section 7.2(a)(vii), Section 7.2(a)(viii) (other than as it relates to a certificate delivered by a Company Stockholder), Section 7.2(a)(ix), Section 7.2(a)(x) or Section 7.2(a)(xi), each Company Stockholder’s indemnification obligation will be equal to such Company Stockholder’s Stockholder Pro Rata Portion of the applicable Damages with respect to which the indemnification payment is made, and (y) in the case of a claim for indemnification against one or more Company Stockholders based on Section 7.2(a)(ii) , Section 7.2(a)(iv) or Section 7.2(a)(viii) (in the case of clause (viii), as it relates to a certificate delivered by a Company Stockholder), only the Company Stockholder(s) responsible for the breach that gave rise to such claim for indemnification (each, a “Responsible Company Stockholder”) will be required to indemnify the Parent Indemnitees for all Damages arising from such claim for indemnification and no other Company Stockholder will be liable therefor.

(b)                Parent’s Agreement to Indemnify. Subject to the other terms and conditions of this ARTICLE VII, Parent shall indemnify, save and hold harmless each of the Company Stockholders from and against, without duplication, any and all Damages incurred in connection with, arising out of, or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Parent and/or Merger Sub in or pursuant to ARTICLE IV; or

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent and/or Merger Sub pursuant to this Agreement.

(c)                Cooperation. The indemnified party and the indemnifying party shall use commercially reasonable efforts to cooperate with each other and their attorneys in the investigation, trial and defense of any Action arising from third party claims and any appeal arising therefrom; provided, however, that the party not controlling the defense of such lawsuit or action may, at its own cost, participate in (but not control) the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall use commercially reasonable efforts to cooperate with each other in any notifications to insurers.

(d)                Indemnifying Parties. References in this ARTICLE VII to “indemnifying party” shall be deemed to be references to (i) with respect to indemnification to be provided pursuant to Section 7.2(a), the Company Stockholders collectively from and after the Closing (and to the Company Stockholders and the Company prior to the Closing) and, for the avoidance of doubt, the Stockholder Representative shall represent the Company Stockholders with respect to all such matters as provided in Section 9.19 (and any notice requirement with respect to any notice required to be provided under this ARTICLE VII by an indemnified party shall be deemed satisfied if such notice is delivered to the Stockholder Representative), and (ii) with respect to indemnification to be provided pursuant to Section 7.2(b), Parent.

(e)                Defense of Third-Party Claims.

(i) If a claim for Damages is to be made by an indemnified party as a result of a third-party claim (a “Third-Party Claim”), Parent (with respect to the Parent Indemnitees) or the Stockholder Representative (with respect to the Company Stockholders) shall, subject to this ARTICLE VII, deliver a written notice (a “Claim Notice”) to the Stockholder Representative (on behalf of the Company Stockholders) or Parent (on behalf of the Parent Indemnitees), respectively, with respect to such claim for indemnification promptly after the applicable indemnified party (or its Representative) becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this ARTICLE VII; provided, that the failure of an indemnified party (or the Stockholder Representative, as applicable) to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party (or the Stockholder Representative, as applicable) demonstrates actual damage caused by such failure. After such notice, if the indemnifying party (or the Stockholder Representative, as applicable) has irrevocably acknowledged in writing to the indemnified party (or the Stockholder Representative, as applicable) that the indemnified party is entitled to be indemnified from and against all Damages with respect to such claim, then the indemnifying (or the Stockholder Representative, as applicable) shall be entitled, if it so elects at its own cost, risk and expense, to participate in the defense of such claim and consult with the indemnified party (or the Stockholder Representative, as applicable) in any defense of such claim, it being understood that the indemnified party (or its Representative) shall have the sole right to control such defense (including the right to settle any such claim), and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim; provided, however, that the parties shall cooperate in good faith to implement reasonable arrangements designed to preserve any existing attorney-client privilege; provided further, that the indemnified party (or the Stockholder Representative, as applicable) shall be entitled to withhold information from the indemnifying party (or the Stockholder Representative, as applicable) if its provision to the indemnifying party (or the Stockholder Representative, as applicable) would cause the attorney-client privilege thereof to be waived and there is no method of providing such information to the indemnifying party (or the Stockholder Representative, as applicable) in a manner which would not result in such a waiver.

(ii) If any third-party claim is of a nature such that the indemnified party is required by applicable Regulations to incur Damages or make a payment to any Person with respect to the third-party claim before the completion of settlement negotiations or related Action, the indemnified party may incur such Damages or make such payment and the indemnifying parties shall, forthwith after demand by the indemnified party, reimburse the indemnified party for such payment. If the amount of any liability of the indemnified party under such third-party claim, as finally determined, is less than the amount that was paid by the indemnifying parties to the indemnified party, the indemnified party shall, forthwith after the receipt of the difference from the applicable third party, pay the amount of such difference, together with any interest thereon paid by such third party to the indemnified party, to the indemnifying parties. In addition, the indemnifying party shall post all security required by any court, regulatory body or other authority having jurisdiction, including, for purposes of enabling the indemnifying party to contest any third-party claim.

(f)                 Provisions Relating to Damages.

(i) The term “Damages” as used in this ARTICLE VII is not limited to matters asserted by third parties, but includes Damages incurred or sustained by any indemnified party in the absence of third-party claims. No Company Stockholder shall have any right to reimbursement or contribution from, subrogation to or indemnification from the Surviving Corporation (or any Affiliate thereof) with respect to any indemnification claim of an indemnified party against any Company Stockholder hereunder or otherwise in connection with this Agreement. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

(ii) All amounts payable by any Company Stockholders in respect of indemnification claims under this Agreement shall be considered an adjustment to the consideration paid under this Agreement for Tax purposes unless they are required to treat such payments otherwise by applicable Regulations.

(iii) The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

(iv) The Parent Indemnitees shall be third-party beneficiaries for purposes of this Agreement.

(g)                Limitations on Indemnity.

(i) The Company Stockholders shall not be liable under this ARTICLE VII for any Damages until the aggregate amount otherwise due to the Parent Indemnitees exceeds an accumulated total of $[***] (the “Threshold Basket”); provided, however, that the Threshold Basket shall apply only to the extent a party is entitled to indemnification exclusively under Section  7.2(a)(i) and Section  7.2(a)(ii) and shall not apply to any inaccuracy or breach of any Fundamental Representation or in the case of Fraud. Once the aggregate amount of Damages exceeds the Threshold Basket, then the Parent Indemnitees shall have the right to recover all Damages in excess of the Threshold Basket; provided, that the maximum aggregate amount of Damages for which the Company Stockholders shall be liable to Parent Indemnitees under Section  7.2(a)(i) and Section  7.2(a)(ii) shall equal $[***]; provided, that this limitation shall not apply to any inaccuracy or breach of any Fundamental Representation or in the case of Fraud.

(ii) Notwithstanding anything otherwise set forth in this ARTICLE VII, no individual Company Stockholder’s direct or indirect aggregate liability for claims of indemnification under this Agreement shall in any event exceed the total consideration paid to such Company Stockholder pursuant to this Agreement (including each Company Stockholder’s beneficial ownership interest in the Parent Note, any shares of Parent Common Stock issued to such Company Stockholder pursuant to Section 1.3 (valued at the Parent Common Stock Price Per Share), and the amount of any Earnout Consideration paid to such Company Stockholder, if any), including any portion thereof set off under Section 7.3. Notwithstanding the foregoing sentence, if the R&W Insurance Policy has been exhausted and any amounts under the R&W Insurance Policy were used to satisfy claims for inaccuracy or breaches of Fundamental Representations or claims pursuant to Section 7.2(a)(x) (the aggregate of such amounts, the “Fundamental Representation Payment Amount”), then, notwithstanding the provisions of Section 7.2(g)(i) , the Company Stockholders will remain severally liable for Damages arising from inaccuracy or breaches of representations and warranties that are not Fundamental Representations up to their Stockholder Pro Rata Portion of the Fundamental Representation Payment Amount.

(iii) In calculating amounts payable to any Parent Indemnitees hereunder, subject to the obligations of Parent set forth in the next sentence of this Section 7.2(g)(iii), the amount of any indemnified Damages shall be determined net of any amounts actually recovered by any Parent Indemnitees under the R&W Insurance Policy and any other insurance policy (net of the cost of recovery, including any Taxes imposed on any such insurance proceeds received, and any increase in premiums or deductibles) with respect to such Damages. Any such Parent Indemnitees shall use commercially reasonable efforts to recover any such amount that such Parent Indemnitee reasonably believes to be covered by the R&W Insurance Policy from the R&W Insurance Policy. If payment from the R&W Insurance Policy is received by a Parent Indemnitee after indemnification is received by such Parent Indemnitee hereunder, such Parent Indemnitee shall promptly pay to the Stockholder Representative (on behalf of the applicable Company Stockholders) the amount recovered by it from the R&W Insurance Policy for which such Parent Indemnitee had been indemnified hereunder. Notwithstanding the foregoing, this Section 7.2(g)(iii) shall not apply in the case of any claim arising from Fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Section 7), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the Parent or any other Parent Indemnitee to make claims under or recover under the R&W Insurance Policy, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy; provided, that in no event shall such terms, conditions and/or limitations cause the aggregate liability of any Company Stockholder Indemnifying Party to exceed the aggregate amount to which such Company Stockholder Indemnifying Party is subject under the terms of this Article VII.

(iv) Parent shall not enter into or consent to any amendment to, or termination, cancellation or revocation of, the anti-subrogation provisions in the R&W Insurance Policy following the Closing that would reasonably be expected to increase the liability of any Company Stockholder Indemnifying Party without the Stockholder Representative’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) (except in the case of any claim arising from Fraud).

(v) Notwithstanding anything to the contrary contained herein, (i) payments by an indemnifying party pursuant to Section 7.2 in respect of any Damage shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Damage by the indemnified party(ies), (ii) in no event shall any indemnifying party be liable to any indemnified party for any punitive damages except to the extent recovered by a third party in a Third Party Claim, (iii) each indemnified party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damage to the extent required by applicable Law, and (iv) no Damages may be claimed under Section 7.2 by any indemnified party to the extent such Damages are included in the calculation of the Adjustment Amount pursuant to Section 1.8 and the applicable party received such amount or otherwise received (or has elected to receive) credit for the amount of such Damages pursuant to and in accordance with Section 1.8(c).

(vi) Parent shall not be liable under this ARTICLE VII for any Damages until the aggregate amount otherwise due to the Company Stockholders exceeds an accumulated total of $[***] (the “Parent Indemnity Threshold Basket”); provided, however, that the Parent Indemnity Threshold Basket shall apply only to the extent a party is entitled to indemnification exclusively under Section 7.2(b)(i) and Section 7.2(b)(ii) and shall not apply to any inaccuracy or breach of any Fundamental Representation in the case of Fraud. Once the aggregate amount of Damages exceeds the Parent Indemnity Threshold Basket, then the Company Stockholders shall have the right to recover all Damages in excess of the Parent Indemnity Threshold Basket; provided, that the maximum aggregate amount of Damages for which Parent shall be liable to the Company Stockholders under Section 7.2(b)(i) and Section 7.2(b)(ii) shall equal $[***]; provided, that this limitation shall not apply to any inaccuracy or breach of any Fundamental Representation or in the case of Fraud. Parent’s aggregate liability for claims of indemnification under this Agreement shall not in any event exceed the total consideration paid by Parent pursuant to this Agreement.

7.3               Set-Off Against Parent Note and Earnout Consideration; Cancellation of Parent Common Stock.

(a)                Set-Off Against Parent Note and Earnout Consideration. In addition to all other rights and remedies that the Parent Indemnitees may have, Parent is hereby authorized at any time and from time to time (upon good faith identification of any amounts for which any Parent Indemnitee is or may reasonably be entitled to indemnification under this ARTICLE VII or in the circumstances described in Section  1.8(c)), to withhold and set-off and apply against any amounts that may be due and payable in respect of the Earnout Consideration or pursuant to the Parent Note (by permanent reduction to the principal amount thereunder) an amount not to exceed the sum of (a) any amounts (the “Indemnified Amounts”) subject to a pending indemnification claim by a Parent Indemnitee pursuant to this ARTICLE VII, and (b) any amounts that are subject to an offset under Section  1.8(c), although, in the case of clause (a), the Indemnified Amounts may be contingent or unmatured and, in the case of clause (a) or clause (b), the Earnout Consideration or amount payable pursuant to the Parent Note are yet to be calculated (the aggregate amount so set-off, the “Set-Off Amount”). In the event that Parent exercises its right of set-off with respect to the Earnout Consideration or the Parent Note under clause (a) of this Section  7.3(a) and Parent is finally determined not to be entitled to indemnification for the amount of such set-off, then promptly following such determination Parent shall make such payments that would otherwise have been required to be made in accordance with this Agreement but for Parent withholding such payments pursuant to this Section 7.3(a). In the event of any set-off pursuant to this Section 7.3(a), Parent shall provide written notice thereof to the Stockholder Representative.

(b)                Cancellation of Parent Common Stock. In addition to all other rights and remedies that the Parent Indemnitees may have, in the event that it is finally determined (whether pursuant to a final judgment, settlement, independent auditor determination or agreement among the parties hereto) that Parent is entitled to receive payment from any Company Stockholder pursuant to Section 1.8(c) or this Article VII, Parent is hereby authorized at any time and from time to time, to satisfy such payment with any shares of Parent Common Stock held by such Company Stockholder or any successor thereof (by cancellation of a number of such whole shares valued at the Parent Common Stock Price Per Share). Parent may effect such cancellation of shares of Parent Common Stock and reflect such cancellation in its books and records, in each case without any action on the part of the Company Stockholder or successor thereof. In the event of any cancellation pursuant to this Section 7.3(b), Parent shall provide written notice thereof to the applicable Company Stockholder or successor thereof. Any such satisfaction shall be made, to the extent possible, pro rata against any remaining Parent Note Consideration and shares of Parent Common Stock (based on the principal amount of the Parent Note and the dollar amount of the Parent Common Stock (valued at the Parent Common Stock Price Per Share) held by such Electing Accredited Company Stockholder); provided that if this would result in a set-off against a fraction of a share of Parent Common Stock, then the number of shares subject to set-off shall automatically be rounded up to the nearest whole number of shares of Parent Common Stock.

7.4               Exclusive Remedy. Except in the case of Fraud, this ARTICLE VII shall be the exclusive remedy of the indemnified parties from and after the Closing Date for any claims arising under this Agreement, including claims of inaccuracy in or breach of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that the foregoing shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE VIII
TERMINATION

8.1               Termination. This Agreement may be terminated at any time prior to Closing:

(a)                by mutual written consent of Parent and the Company;

(b)                by Parent, by written notice to the Company, if the Company fails to perform its obligations set forth in Section 5.13 in accordance with the terms thereof;

(c)                by Parent (by written notice to the Company), on the one hand, or the Company (by written notice to Parent), on the other hand, if the Closing shall not have occurred on or before December 21, 2021 (the “Outside Date”); provided, however, that this provision shall not be available to Parent if the Company has the right to terminate this Agreement under clause (f) of this Section 8.1 and this provision shall not be available to the Company if Parent has the right to terminate this Agreement under clause (e) of this Section 8.1;

(d)                by Parent (by written notice to the Company), on the one hand, or the Company (by written notice to Parent), on the other hand, if (i) there shall be any Regulation that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Court Order permanently restraining or enjoining the transactions contemplated by this Agreement and such Court Order shall have become final and non-appealable;

(e)                by Parent, by written notice to the Company, if

(i) neither Parent nor Merger Sub is then in a material breach of any provision of this Agreement that would cause any of the conditions set forth in Section 6.1 to fail to be satisfied by the Outside Date, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 to be satisfied by the Outside Date and such breach, inaccuracy or failure is not cured within ten (10) Business Days; or

(ii) the Closing shall not have occurred by the Outside Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(f)                 by the Company, by written notice to Parent, if

(i) the Company is not then in a material breach of any provision of this Agreement that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied by the Outside Date, and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent and/or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.1 to be satisfied by the Outside Date and such breach, inaccuracy or failure is not cured within ten (10) Business Days; or

(ii) the Closing shall not have occurred by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(g)                by Parent, by written notice to the Company, if the Closing shall not have occurred on or before December 21, 2021 due to the failure of the condition specified in Section 6.2(m) to be satisfied or waived by Parent on or prior to such date.

8.2               Effect of Termination. In the event of termination of this Agreement pursuant to Section  8.1 hereof, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.2 and ARTICLE IX, which shall survive the termination of this Agreement), and no party hereto shall have any liability to any other party to this Agreement, except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement or in the case of Fraud. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE IX
MISCELLANEOUS

9.1               Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“2018 Investor Agreement” shall mean, collectively, that certain Series 2018 Preferred Stock Investment Agreement, dated as of November 21, 2018, by and among the Company, the persons listed in Section 1 (Major Purchasers) of the table included on Schedule 1 attached thereto and those persons holding convertible promissory notes of the Company and listed in Section 2 (Noteholders) of the table included on Schedule 1 attached thereto.

“2019 Investor Agreement” shall mean, collectively, that certain Series 2019 Preferred Stock Investment Agreement, dated as of November 27, 2019, by and among the Company and the investors listed on Schedule 1 attached thereto, as amended on February 19, 2020 and October 6, 2020.

“Accounting Principles” shall mean GAAP as applied in the preparation of the Financial Statements, except as set forth on Annex IV attached hereto.

“Accredited Company Stockholders” shall mean Company Stockholders who are Pre-Closing Accredited Company Stockholders or Post-Closing Accredited Company Stockholders.

“Action” shall mean any action, complaint, claim, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), demand pursuant to Section 220 of the DGCL, prosecution, enforcement, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to the sum of (a) the amount (if any) by which Estimated Closing Working Capital is less than Final Closing Working Capital, minus (b) the amount (if any) by which Estimated Closing Working Capital is greater than Final Closing Working Capital, plus (c) the amount by which Estimated Closing Cash is less than Final Closing Cash, minus (d) the amount (if any) by which Estimated Closing Cash is greater than Final Closing Cash, minus (e) the amount (if any) by which Estimated Closing Indebtedness is less than Final Closing Indebtedness, plus (f) the amount (if any) by which Estimated Closing Indebtedness is greater than Final Closing Indebtedness, minus (g) the amount (if any) by which Estimated Company Transaction Expenses are less than Final Company Transaction Expenses, plus (h) the amount (if any) by which Estimated Company Transaction Expenses are greater than Final Company Transaction Expenses. For clarity, no dollar amount shall be counted twice for purposes of determining the Adjustment Amount.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option Exercise Price” shall mean the aggregate exercise price payable to the Company upon the exercise of all Company Options outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” shall mean the Consent Agreement, the Parent Note, the Subordination Agreement, the Letters of Transmittal, the Option Acknowledgment Agreement and all other agreements, instruments, documents and certificates executed, entered into, filed or otherwise prepared, contemplated, exchanged or delivered in accordance with this Agreement. Notwithstanding the foregoing, the Ancillary Agreements shall not include the Employment Offer Letters or the Restrictive Covenant Agreements.

“Assumed Company Option” shall mean (a) the Stated Percentage of the shares underlying each Vested Company Option held by a Continuing Service Provider and (b) [***] percent ([***]%) of the shares underlying each Unvested Company Option held by a Continuing Service Provider.

“Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Balance Sheet Date, together with the notes thereto.

“Balance Sheet Date” shall mean August 31, 2021.

“Books and Records” shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by the Company.

“Business” shall mean any historical, current or planned business or business activities of the Company.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Business Intellectual Property” shall mean the Company Intellectual Property, Company Technology and any other Intellectual Property or Technology used by the Company in connection with the Business.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local Regulation that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.

“Cash” shall mean the cash on hand (including petty cash), cash in current accounts (including checking and savings accounts and money market accounts), cash in short term deposit or similar accounts, money orders, certified checks, checks and drafts received from third parties and not yet deposited and cleared, and cash equivalents, but excluding any Restricted Cash.

“Cashed Out Company Option” shall mean (a) that percentage of the shares underlying each Vested Company Option held by a Continuing Service Provider calculated by subtracting the Stated Percentage from [***] percent ([***]%) and (b) [***] percent ([***]%) of the shares underlying each Company Option held by a Person who does not constitute a Continuing Service Provider.

“Cause” shall mean, with respect to a Continuing Service Provider, any one or more of the following: (a) if the Continuing Service Provider is indicted or convicted of (i) a felony crime or a crime involving an act of moral turpitude (including, with limitation, murder, rape, sexual assault and pedophilia), (ii) a felony crime involving fraud or theft against Parent or any of its Affiliates (including the Surviving Corporation) or (iii) a felony crime that results in the Continuing Service Provider serving a prison sentence; (b) the Continuing Service Provider’s malicious or reckless disclosure of Parent’s or the Company’s confidential or proprietary information in breach or violation of any confidentiality or non-disclosure agreement to which the Continuing Service Provider is a party, or any obligation of confidentiality or non-disclosure to which the Continuing Service Provider is otherwise bound, in favor of Parent and/or the Company; (c) the failure or refusal by the Continuing Service Provider to follow the reasonable and lawful directives of the board of directors of Parent or the Company, provided such failure or refusal continues after the Continuing Service Provider’s receipt of notice in writing from Parent or the Company of such failure or refusal and a reasonable period of time to correct the problem; and/or (d) the Continuing Service Provider’s material breach of any provision of any employment or offer letter agreement between the Continuing Service Provider and the Company and such breach has not been cured (if such breach is reasonably capable of cure) within thirty (30) days after the Continuing Service Provider’s receipt of notice in writing from Parent or the Company specifying in reasonable detail the nature of such breach and such action the Continuing Service Provider must take in order to cure each item of breach; provided, that for purposes of each of the foregoing clauses (a) through (d) of this definition, such act or occurrence shall be reasonably likely to cause material harm (financial or otherwise), on a medium or long-term basis, to the reputation, goodwill, financial position or brand value of Parent, the Company or their businesses or their respective products or the sales thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

“Change of Control” shall mean (a) a sale or other disposition by Parent or the Surviving Corporation of all or substantially all of its assets or (b) any transaction in which a majority of the voting power of Parent or the Surviving Corporation is transferred, in the case of each of (a) and (b) to a Person who is not an Affiliate of Parent or in the case of clause (b) an Affiliate of any such holder of voting power.

“Client Services Team Employee” shall mean one of the individuals set forth on Annex III attached hereto

“Closing Cash” shall mean the aggregate amount of Cash of the Company as of 11:59 pm, Pacific Standard Time, on the Closing Date.

“Closing Indebtedness” shall mean the aggregate amount of all Indebtedness of the Company as of 11:59 pm, Pacific Standard Time, on the Closing Date; provided that any Indebtedness paid off at the Closing pursuant to the Payoff Letters shall be deemed to be outstanding for purposes of the calculation of the Closing Indebtedness.

“Closing Working Capital” shall mean the Working Capital of the Company as of 11:59 pm, Pacific Standard Time, on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.00001, of the Company.

“Company Equity Plan” shall mean the 2018 Stock Plan of the Company, as amended.

“Company Equityholders” shall mean, collectively, all of the Company Stockholders and Company Optionholders entitled to receive consideration, including Parent Options, in connection with the Merger pursuant to Section 1.1.

“Company Intellectual Property” shall mean any and all Intellectual Property and Technology that is owned by, or purported to be owned by, the Company (whether exclusively or jointly with other Persons).

“Company Internet Domains and Accounts” shall mean the Internet domain name registrations and social media accounts registered in the name of the Company.

“Company Optionholders” shall mean holders of Company Options.

“Company Options” shall mean outstanding options to purchase Company Common Stock granted under the Company Equity Plan.

“Company Plan” shall mean each Plan under which the Company has any obligation or Liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former Service Providers, or the spouses, beneficiaries or other dependents thereof.

“Company Preferred Stock” shall mean shares of preferred stock, par value $0.00001, of the Company.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (a) the privacy of users of the Company’s website or any mobile applications, (b) the collection, use, storage, disclosure and transfer of any User Data or Personal Information, and (c) any Personal information about employees, contractors and job applicants.

“Company Registered Intellectual Property” shall mean the applications, registrations and filings for any Company Intellectual Property that have been registered, filed, certified or otherwise perfected or recorded or are the subject of a pending application for such, with or by any Governmental Authority or an Internet domain name registrar, by or on behalf of or in the name of the Company (including all Company Internet Domains and Accounts).

“Company Restricted Stock” shall mean Company Common Stock that is held by a Continuing Service Provider and that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

“Company Series 2018 Preferred Stock-1” shall mean the Series 2018 Preferred Stock-1 of the Company.

“Company Series 2018 Preferred Stock-2” shall mean the Series 2018 Preferred Stock-2 of the Company.

“Company Series 2018 Preferred Stock-3” shall mean the Series 2018 Preferred Stock-3 of the Company.

“Company Series 2018 Preferred Stock-4” shall mean the Series 2018 Preferred Stock-4 of the Company.

“Company Series 2018 Preferred Stock-5” shall mean the Series 2018 Preferred Stock-5 of the Company.

“Company Series 2018 Preferred Stock-6” shall mean the Series 2018 Preferred Stock-6 of the Company.

“Company Series 2019 Preferred Stock” shall mean the Series 2019 Preferred Stock of the Company.

“Company Software” shall mean any and all Software this is part of the Company Intellectual Property.

“Company Stockholder” shall mean any holder of Company Capital Stock immediately prior to the Effective Time.

“Company Taxes” shall mean, without duplication, (i) any Taxes payable by or with respect to the Company with respect to any Pre-Closing Tax Period, (ii) any Taxes of a Person for which the Company (or any predecessor of the foregoing) is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or non-United States Regulation), as a transferee or successor, by Contract or otherwise, in each case, (I) by reason of being a member of a consolidated, affiliated, combined or other group for Tax purposes at any time before the Closing, or (II) as a result of a transaction or event occurring prior to the Closing Date, and (iii) any Taxes of any Company Equityholder (including capital gains Taxes arising as a result of the transactions contemplated by this Agreement and any Taxes imposed on the Company, Parent or any of their Affiliates as a withholding Tax with respect to a Company Equityholder) or any of their Affiliates (excluding the Company) for any Tax period; provided, however, Company Taxes shall not include (i) any Taxes of the Company incurred on the Closing Date after the Closing as a result of actions taken or caused to be taken by Parent, the Company or any of their Affiliates that are outside the ordinary course of business of the Company consistent with past practices, except to the extent such actions are contemplated by this Agreement, (ii) any Taxes taken into account and included in determining Transaction Expenses, Indebtedness or Closing Working Capital and (iii) any Transfer Taxes the Parent is responsible for under Section 5.2(f).

“Company Technology” shall mean any and all Technology that is owned by, or purported to be owned by, the Company (whether exclusively or jointly with other Persons).

“Company Transaction Expenses” shall mean, without duplication, and only to the extent not paid prior to Closing, the aggregate amount of (a) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all legal, financial advisory, accounting, consulting and other fees and expenses and any broker’s or finder’s fees (whether incurred or accrued prior to or after the Closing Date and whether or not such amounts have been billed as of or prior to the Closing Date), (b) all amounts (plus any associated Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (whether alone or in combination with any other event, including any termination of service), including all severance, termination and similar payments and benefits payable in connection with the termination of any Service Provider on or before Closing and all guaranteed bonus amounts payable on or after the Closing, (c) the employer portion of any payroll Taxes arising from the payment of any Merger Consideration or other compensatory amounts paid in connection with the transactions contemplated by this Agreement, (d) the costs and expenses incurred in connection with the D&O tail policy referenced in Section 5.6(b), (e) the costs and expenses incurred in connection with the origination of the R&W Insurance Policy (including, for the avoidance of doubt, the premium payable therefor) and (f) [***] percent ([***]%) of the payment of all costs and expenses incurred in connection with the engagement of the Paying Agent.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company or the Business, including business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including Source Code thereto), pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how. “Confidential Information” shall include any information furnished to the other party identified as confidential information or that the party knew or reasonably should have known, was confidential information, including the terms and existence of this Agreement.

“Continuing Service Provider” shall mean a Service Provider who is employed or otherwise providing services to the Surviving Corporation or one of its Affiliates as of immediately following the Effective Time.

“Contract” shall mean any agreement, contract, note, loan, Lease, evidence of Indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, Company Plan, license, sublicense, instrument, obligation, promise or commitment (in each case, whether written or oral and whether expressed or implied) to which the Company is a party or is bound.

“Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, provincial, state, local or foreign court or Governmental Authority that is binding on any Person or its property under applicable Regulation.

“Current Assets” shall mean all current assets of the Company determined in accordance with GAAP on a consolidated basis (other than Cash and Restricted Cash). Notwithstanding the foregoing, (i) Current Assets shall exclude any accounts receivable from related parties and any deferred Tax assets and (ii) any accounts receivable which have not been collected within sixty (60) days following the Closing Date will be deemed to not constitute Current Assets, notwithstanding the accounting treatment of any such accounts receivable required under GAAP.

“Current Liabilities” shall mean all current liabilities of the Company determined in accordance with GAAP on a consolidated basis (including, for the avoidance of doubt, all liabilities in respect of accrued vacation or paid time-off relating to employees of the Company and including any liabilities arising as a result of the consummation of the transactions contemplated hereby (including liabilities with respect to severance obligations and/or change of control payments, as well as the employer portion of any payroll or employment Taxes arising therefrom, but for clarity, not including any employer portion of any payroll or employment Taxes related to compensatory payments for services performed after the Closing Date or any compensatory payments that vest after the Closing Date)), but excluding any cash-collected deferred revenue, Company Transaction Expenses, deferred Tax liabilities and any Indebtedness.

“Default” shall mean (a) a breach of or default under any Contract or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Permit.

“Disclosure Schedules” shall mean a schedule executed and delivered by the Company to Parent and Merger Sub as of the date hereof which sets forth the exceptions to the representations and warranties contained in ARTICLE III and certain other information called for by this Agreement.

“Earnout Acceleration Payment” shall mean, as a particular date, an amount equal to (a) the Maximum Earnout Consideration which Parent would be obligated to pay to or for the benefit of the Company Equityholders pursuant to Section 1.7(a) from and after such date assuming that, as of such date, the conditions set forth in clauses (A) and (B) of Section 1.7(a) are otherwise satisfied (taking into account the proviso set forth at the end of Section 1.7(a)), minus (b) any portion of the Earnout Consideration then paid, minus (c) any amounts set off against the Earnout Consideration in accordance with this Agreement.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination Regulation, including the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Act as well as the regulations issued thereunder.

“Encumbrance” shall mean any lien, pledge, charge, claim, easement, security interest, deed of trust, mortgage, encroachment, encumbrance or other similar right of third parties, whether voluntarily incurred or arising by operation of Regulation, and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws shall include the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, CERCLA, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local Regulation, each as amended.

“Equityholder Pro Rata Portion” shall mean, with respect to each Company Equityholder, a percentage equal to the quotient of (a) the sum of the number of shares of Company Common Stock held by such Company Equityholder as of immediately prior to the Effective Time (including in such number any Company Preferred Stock held by such Company Stockholder on an as-converted to Company Common Stock basis) and the aggregate number of Net Shares in respect all Company Options held by such Company Equityholder as of immediately prior to the Effective Time, divided by (b) the sum of the aggregate number of shares of Company Common Stock held by all Company Stockholders as of immediately prior to the Effective Time (including in such number any Company Preferred Stock on an as-converted to Company Common Stock basis) and the aggregate number of Net Shares in respect of all Company Options outstanding as of immediately prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity (whether or not incorporated) shall mean any other entity that, together with such entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Merger Consideration” shall mean an amount equal to the sum of (a) $[***], plus (b) the Aggregate Option Exercise Price, plus (c) (i) if the Estimated Merger Consideration Adjustment Amount is positive, the Estimated Merger Consideration Adjustment Amount or (ii) if the Estimated Merger Consideration Adjustment Amount is negative, [***]% of such negative Estimated Merger Consideration Adjustment Amount minus (d) the Stockholder Representative Reserve.

“Estimated Merger Consideration Adjustment Amount” shall mean an amount equal to the sum of (a) the Estimated Closing Cash (if any), minus (b) the Estimated Closing Indebtedness (if any), minus (c) the amount (if any) by which Target Working Capital exceeds Estimated Closing Working Capital, plus (d) the amount (if any) by which Estimated Closing Working Capital exceeds Target Working Capital, minus (e) the Estimated Company Transaction Expenses.

“Exchange Ratio” shall mean a fraction, (x) the numerator of which equals the Per Share Amount and (y) the denominator of which equals the Parent Common Stock Price Per Share.

“Facility” shall mean any real property, leaseholds or other real property interest relating to the Business currently owned, held, occupied or operated by the Company and any buildings, structures or equipment (including motor vehicles) relating to the Business currently owned or operated by the Company.

“Financial Statements” shall mean the Year-End Financial Statements and the Interim Financial Statements.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, automobiles, trucks, spare parts, supplies, equipment and other tangible personal property used in connection with the Business, wherever located and including any such fixtures and equipment in the possession of any of the Company’s suppliers, including all warranty rights with respect thereto.

“Fraud” shall mean actual fraud under Delaware law.

“Fully Diluted Share Number” shall mean the sum of (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, shares of Company Preferred Stock on an as-converted to Company Common Stock basis), plus (ii) the number of shares of Company Common Stock underlying Company Options outstanding as of immediately prior to the Effective Time.

“Fundamental Representations” shall mean (a) in the case of the Company and any Company Stockholders, the representations and warranties contained in Sections 3.1 (Organization), 3.2 (No Subsidiaries), 3.3 (Capitalization), 3.4 (Authorization), 3.17 (Labor Matters), 3.19 (Intellectual Property), 3.23 (Tax Matters), 3.28 (No Brokers) and the representations and warranties of each Company Stockholder made in the Consent Agreement and their respective Transmittal Letters, and (b) in the case of Parent, the representations and warranties contained in Sections 4.1 (Organization of Parent and Merger Sub), 4.2 (Authorization), 4.7 (Capitalization) and 4.18 (No Brokers).

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Good Reason” shall mean, with respect to a Continuing Service Provider, any one or more of the following: (a) a reduction by Parent or a Parent Affiliate of the Continuing Service Provider’s base salary by [***] percent ([***]%) or greater other than in connection with a similar reduction in the base salary of all senior management of Parent; (b) a material reduction by Parent or a Parent Affiliate of the Continuing Service Provider’s kind or level of employee benefits (with the result that the Continuing Service Provider’s overall benefits package is significantly reduced) other than in connection with a similar reduction in the kind or level of employee benefits of all senior management of Parent; or (iii) a relocation of the Company, Parent or Parent Affiliate offices at which the Continuing Service Provider maintains his or her principal office such that the Continuing Service Provider’s daily commute is increased by fifty (50) miles or more each way without the Continuing Service Provider’s written consent; provided, that notwithstanding the foregoing, none of the following shall be considered Good Reason: (x) the occurrence of a Change of Control; (y) any change in the identity of the surviving corporation in the event of a Change of Control; or (z) any change in the status of the surviving corporation after a Change of Control as a private or public company; provided further, that notwithstanding the foregoing, Good Reason shall not exist unless (1) the Continuing Service Provider provides written notice to Parent of the condition giving rise to Good Reason within sixty (60) days following the first occurrence of the event giving rise to Good Reason, (2) Parent or a Parent Affiliate fails to cure (if capable of cure) the condition giving rise to Good Reason within thirty (30) days after Parent’s receipt of such written notice and (3) the Continuing Service Provider’s resignation is effective within thirty (30) days after Parent’s or such Parent Affiliate’s failure to cure; provided further, that with respect to clause (iii) of this definition, so long as the Continuing Service Provider works remotely pursuant to the Company’s, Parent’s or Parent Affiliate’s company policy, a change in the offices of the Company, Parent or Parent Affiliate shall not constitute Good Reason.

“Governmental Authority” shall mean each local, municipal, provincial, state, federal, foreign, multinational, governmental and quasi-governmental organization, ministry or agency and any department thereof.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

“Indebtedness” shall mean, without duplication, whether contingent or otherwise, (a) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), and including the MNTN Note Repayment Amount, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of others secured by an Encumbrance on any asset of the Company, (e) all obligations directly or indirectly guaranteeing any obligations of any other Person, (f) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (g) all liabilities of such Person in respect of capital leases, (h) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (i) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreement, (j) all unpaid Taxes of the Company attributable to any Pre-Closing Tax Period, (k) all deferred compensation obligations, (l) all unfunded or underfunded pension, defined benefit or retirement plan liabilities of the Company, (m) all accrued severance costs and accrued bonus amounts, (n) all payroll Taxes payments of the Company which have been deferred pursuant to Section 2302 of the CARES Act, (o) all unpaid amounts required to be paid pursuant to any settlement agreements entered into after the date hereof, (p) all out-of-pocket costs and expenses for filing any and all documents or certificates (including certificates of validation) with the Secretary of State of the State of Delaware arising from the matters set forth in the Section 204 Ratifications, (q) all guaranties of any of the foregoing and (r) all accrued but unpaid interest, redemption or prepayment premiums or penalties and any other fees and expenses relating to any of the foregoing (including for the avoidance of doubt any termination fees or prepayment premiums included in the Payoff Letters).

“Information Privacy and Security Laws” shall mean all applicable Regulations, codes, guidelines, guidance and standards concerning the privacy, security or protection of Personal Information (including any Regulations of any jurisdiction where the Personal Information is collected, processed or transferred), data breach, data breach notification, data protection, consumer protection, social security number protection, the requirements for website and mobile application privacy policies and practices, profiling and tracking, advertising and marketing, data- or web-scraping, call or electronic monitoring or recording, any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing) including the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Video Privacy Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the California Consumer Privacy Act, the Massachusetts data protection law, 201 CMR 17.00, the General Data Protection Regulation (EU) 2016/679, the Privacy and Electronic Communications Directive 2002/58/EC and the EECC Directive 2018/1972 (all including any implementing legislation in any member state of the European Union or United Kingdom), the United Kingdom’s Data Protection Act 2018 and the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Payment Card Industry Data Security Standards (“PCI DSS”).

“Information Technology Systems” shall mean all information technology systems, computer Software, computers, workstations, routers, hubs, switches, communication lines and other technology equipment used or held for use in connection with the operation of the Business of the Company, including all databases, websites, e-commerce platforms and associated documentation used in connection with the operation of the Business of the Company.

“Insurance Policies” shall mean the insurance policies of the Company listed on Schedule  3.24 of the Disclosure Schedules.

“Intellectual Property” shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in any jurisdiction in the universe, whether registered or unregistered. Intellectual Property includes any and all rights in, to, or subsisting in the following:

(i) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(ii) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention (collectively clauses (i) and (ii), “Patents”);

(iii) all copyrights, whether in published or unpublished works, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (“Copyrights”);

(iv) all trademarks, service marks, symbols, logos, trade names, domain names, d/b/a’s, rights in social media accounts, social media tags, certification marks, brand names, corporate names, fictitious names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the Regulations of trade dress (“Trademarks”);

(v) all trade secrets, know-how, inventions, methods and processes (whether or not patentable) and confidential or proprietary information (including any business plans, designs, technical data, invention disclosures, customer lists and data, financial information, pricing and cost information, bills of material, or other similar information) (collectively, “Trade Secrets”);

(vi) all intellectual property rights in Technology;

(vii) all other intangible assets, properties and rights; and

(viii) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (i) through (vii), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“Interim Financial Statements” shall mean (a) the unaudited balance sheets and related unaudited statements of income and cash flows of the Company as of and for the nine (9)-month period ended as of September 30, 2021 and (b) the Balance Sheet and the unaudited statements of income and cash flows of the Company for the period ended on the Balance Sheet Date.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge of Parent” shall mean the knowledge of any of Mark Douglas, Chris Innes and Patrick Pohlen. For the purpose of the foregoing, any such individual shall be deemed to have “knowledge” of a particular fact or matter if such individual is actually aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry.

“Knowledge of the Company” shall mean the knowledge of any of Lucas Loeffler, Joe Reid or Spencer Weinman. For the purpose of the foregoing, any such individual shall be deemed to have “knowledge” of a particular fact or matter if such individual is actually aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry.

“Leases” shall mean all of the existing leases with respect to the personal or real property of the Company or related to the Business.

“Liabilities” shall mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, deferred income, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves which shall include a reserve for Taxes.

“Material Adverse Effect” shall mean, with respect to the Company or the Business, any fact, event, change, development, circumstance or effect that is or would, with the passage of time, be reasonably likely to be materially adverse to (a) the business, results of operations, condition or assets of the Company or (b) the ability of the Company to consummate the transactions contemplated hereby (including, without limitation, the Merger) and perform its obligations hereunder; provided, however, that “Material Adverse Effect” shall not include any fact, event, change, development, circumstance or effect, directly or indirectly, arising out of or attributable to any of the following: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement or any action taken (or omitted to be taken) at the written request, of Parent; (vi) any changes in applicable Regulations or accounting rules (including GAAP or the enforcement, implementation or interpretation thereof) after the date hereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided that this exception shall not apply to the use of Material Adverse Effect with respect to the representations and warranties set forth in Section 3.6, including for purposes of the condition in Section 6.2(a)); (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics (including, without limitation, the COVID-19 pandemic), disease outbreaks, or other public health emergencies; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of clauses (i), (ii), (iii), (iv), (vi), (viii) or (ix), to the extent that any such fact, event, change, development, circumstance or effect has a disproportionate impact on the Business of the Company as compared to other Persons that operate in the same industry as the Company.

“Merger Consideration” shall mean with respect to each Company Stockholder, the consideration payable to such Company Stockholder pursuant to Section 1.3 and Section 1.8.

“Minimum Number” shall mean that number of Client Services Team Employees calculated as of a particular date as (a) [***] percent ([***]%) multiplied by (b) [***] ([***]) minus that number of Client Services Team Employees whose employment with Parent (or its applicable Affiliate(s)) was terminated by Parent or such Affiliate(s) without Cause or who resigned from employment with Parent (or its applicable Affiliates(s)) for Good Reason on or prior to such date, rounded up to the nearest whole number. For purposes of illustration only, as of the date of this Agreement, the Minimum Number is [***] ([***]). If, as of the First Earnout Determination Date, three (3) Client Services Team Employees have either been terminated by Parent (or its applicable Affiliate(s)) without Cause or resigned from employment with Parent (or its applicable Affiliates(s)) for Good Reason, then the Minimum Number as of the First Earnout Determination Date would be ten (10).

“MNTN Note” shall mean that certain Convertible Promissory Note, dated as of June 17, 2021, by and between the Company and Parent.

“MNTN Note Repayment Amount” shall mean the outstanding principal balance of the MNTN Note.

“Net Shares” shall mean, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Amount over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (b) the Per Share Amount.

“New Arrangements” has the meaning set forth in Section 5.3(b).

“Open Source” shall mean any software code that is distributed as “free software” or “open source software”, or any modification or derivative thereof, or other Technology that is licensed pursuant to a license that requires, as a condition of use, modification, or distribution of such Technology, that such Technology (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow such Technology or portions thereof or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than by operation of law), or (d) be redistributable at no license fee. Open Source includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License or other Software licensed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation).

“ordinary course of business” or “ordinary course” or any similar phrase shall describe any action taken by a Person if:

(i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) such action is not required to be authorized by the board of directors, managers or members of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of such Person; and

(iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors, managers or members (or by any Person or group of Person exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership, (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person, and (f) any amendment to any of the foregoing.

“Parachute Payment Waiver” shall mean, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

“Parent Common Stock” shall mean common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock Pool” shall mean (a) [***] shares of Parent Common Stock (as may be adjusted to account for any stock split or similar transaction between the date hereof and the Closing) plus (c) if the Estimated Merger Consideration Adjustment Amount is positive, a number of shares of Parent Common Stock equal to (i) the Estimated Merger Consideration Adjustment Amount divided by (ii) the Parent Common Stock Price Per Share minus (d) if the Estimated Merger Consideration Adjustment Amount is negative, a number of shares of Parent Common Stock equal to (i) [***]% of such negative Estimated Merger Consideration Adjustment Amount divided by (ii) the Parent Common Stock Price Per Share.

“Parent Common Stock Price Per Share” shall mean $[***], as may be appropriately adjusted to reflect any stock split, stock dividend or other similar change in the shares of Common Stock that may be made after the date of this Agreement.

“Parent Disclosure Schedules” shall mean a schedule executed and delivered by Parent and Merger Sub to the Company as of the date hereof which sets forth the exceptions to the representations and warranties contained in ARTICLE IV and certain other information called for by this Agreement.

“Parent Note” shall mean that unsecured promissory note in the aggregate principal amount equal to (a) the aggregate Parent Note Considerations of the Company Stockholders (after taking into account any elections by Electing Accredited Company Stockholders to forego a portion of their Parent Note Consideration pursuant to Section 1.3(a), plus (b) the aggregate amount payable to Company Optionholders in respect of their Cashed Out Company Options pursuant to Section 1.4(a)(ii), to be issued by Parent in accordance with the provisions of this Agreement, substantially in the form attached hereto as Exhibit E.

“Parent Note Consideration” shall mean (a) the applicable Company Stockholder’s Equityholder Pro Rata Portion multiplied by (b) the Estimated Merger Consideration.

“Parent Preferred Stock” shall mean preferred stock, par value $0.0001 per share, of Parent.

“Parent Related Party” shall mean (a) any Affiliates of Parent (other than any wholly owned Subsidiary of Parent), and (b) any member, officer, director, manager, trustee, employee, or, with respect to any entity that is a partnership, partner of Parent (or any Subsidiary thereof).

“Paycheck Protection Program” shall mean the Paycheck Protection Program Sections 1101-1114 of Title 1, the Keeping American Workers Paid and Employed Act, of the CARES Act, as amended, including as amended by the Paycheck Protection Flexibility Act of 2020, Pub. L. 116-142, enacted June 5, 2020.

“Per Share Amount” shall mean the quotient of (a) the Estimated Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Permitted Encumbrances” shall mean any of the following: (a) any restriction on transfer arising under applicable securities Regulations; (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedure; (c) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or (e) other Encumbrances incurred in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Personal Information” shall mean any information, in any form, that (a) identifies, relates to, describes, is capable of being associated with, or could be linked, directly or indirectly, to identify, contact or locate a natural person, including online identifier, device identifier, IP address, browsing history, search history, or other website, application or online activity or usage data, location data, biometric data, name, address, telephone number, email address, social security number, employment history, and/or account information, and/or (b) is considered “personal information”, “personal data”, “personally identifiable information”, “personal health information” and/or similar terms by one or more applicable Regulations.

“Plan” shall mean (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) each employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement, policy or commitment, (iii) each compensatory stock option, restricted stock, stock unit, deferred stock, performance stock, stock appreciation, deferred stock or other equity or equity-linked plan, program, arrangement, agreement, policy or commitment, and (iv) each savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other compensation or benefit plan, program, arrangement, agreement, policy or commitment and any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Post-Closing Accredited Company Stockholder” shall mean each Company Stockholder who is not a Pre-Closing Accredited Company Stockholder and who delivers to Parent, within fifteen (15) days following the Closing, an executed joinder to the Consent Agreement, evidencing and confirming such Company Stockholder’s agreement to be bound by all of the terms of the Consent Agreement and certifying therein that such Company Stockholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act, and any other deliverables required pursuant to Section 1.6.

“PPP Loan” shall mean that certain loan provided to the Company by the PPP Lender and evidenced by that certain Note, dated April 6, 2020, in the original principal amount of $846,100, executed by the Company, as borrower, in favor of the PPP Lender, as lender.

“PPP Lender” shall JPMorgan Chase Bank, N.A.

“Pre-Closing Accredited Company Stockholder” shall mean each Company Stockholder who delivers to Parent, prior to the day which is five (5) days prior to Closing, an executed joinder to the Consent Agreement, evidencing and confirming such Company Stockholder’s agreement to be bound by all of the terms of the Consent Agreement and certifying therein that such Company Stockholder is as an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act, and any other deliverables required pursuant to Section 1.6, and who is designated as such on the Closing Consideration Schedule.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Products” shall mean all products (including Software), technology and services of the Company (including products and services under development) and related documentation, developed, manufactured, produced, provided, distributed, marketed, imported for resale, offered for sale, sold, leased or licensed out by or on behalf of the Company since inception.

“R&W Insurance Policy” shall mean the buyer-side representations and warranties insurance policy issued by Dual Transactional Risk to Parent in connection with this Agreement and the transactions contemplated hereby.

“Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Representative” shall mean any officer, director, principal, attorney, agent, employee or other representative.

“Requisite Stockholder Percentage” shall mean Company Stockholders owning that number of shares of capital stock of the Company constituting at least [***] percent ([***]%) of all of the issued and outstanding shares of capital stock of the Company on an as-converted-to-Common-Stock basis.

“Requisite Stockholders” shall mean the approval (by written consent) of the holders of at least a majority of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis).

“Restricted Cash” shall mean all Cash that is subject to limitations on use or distribution or is otherwise restricted by Regulation or pursuant to Contract, pledged or held as collateral in escrow or other restricted accounts, including under the terms and conditions of any Indebtedness (other than pursuant to clause (j) of the definition of Indebtedness) or any other credit agreement, security agreement or Contract.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” shall mean a current or former employee or other individual who is providing or has provided services to the Company.

“Software” shall mean any and all (i) any computer program, operating system, database, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, Source Code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing and (ii) operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation of the foregoing, including comments and annotations related thereto.

“Source Code” shall mean computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Standard Software License” shall mean, as applicable, (a) non-exclusive inbound licenses to the Company of commercially available Software available on reasonable terms to the public, where such Software (i) has not been modified by or for the Company, (ii) has not been and is not being redistributed, (iii) is neither incorporated into nor used in the development of any Product, and (iv) is licensed for the annual fees paid to the licensor of such Software of less than $[***], or (b) non-exclusive, term-limited outbound licenses of Software Products that the Company makes generally available, where such Outbound License was entered into in the ordinary course of business pursuant to the standard form of customer agreement that has been available to Parent, without modification.

“Stated Percentage” shall mean the “Stated Percentage” as set forth on the Closing Statement. The Stated Percentage shall be established after the parties hereto know the aggregate Elected Equity Amount by all Electing Accredited Company Stockholders. The Stated Percentage will be established so that the sum of (a) the number of shares of Parent Stock issued to all Electing Accredited Stockholders plus (b) the aggregate number of shares of Parent Common Stock underlying Parent Options issued in exchange for Company Options equals the Parent Common Stock Pool; provided, that if any Company Optionholder would become entitled to receive a Parent Option for a fraction of a share of Parent Common Stock, then such Parent Option shall automatically be adjusted downwards to the next whole number of shares of Parent Common Stock.

“Stockholder Notice” shall mean a notice that complies with Section 228(e) of the DGCL of the adoption and approval of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby by written consent of the Requisite Stockholders, which notice shall also constitute the notice required by applicable Regulation that appraisal or similar rights may be available to the Stockholders who did not execute the Written Consent.

“Stockholder Pro Rata Portion” shall mean, with respect to each Company Stockholder, a percentage equal to the quotient of (a) the number of shares of Company Common Stock held by such Company Stockholder as of immediately prior to the Effective Time (including in such number any Company Preferred Stock held by such Company Stockholder on an as-converted to Company Common Stock basis), divided by (b) the sum of the aggregate number of shares of Company Common Stock held by all Company Stockholders as of immediately prior to the Effective Time (including in such number any Company Preferred Stock on an as-converted to Company Common Stock basis).

“Stockholder Representative Reserve” shall mean $[***], intended to defray the costs and expenses incurred by the Stockholder Representative in connection with its obligations under this Agreement and the applicable Ancillary Agreements and which will be treated for all purposes as a Company Transaction Expense.

“Straddle Period” shall mean any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subordination Agreement” shall mean the Subordination Agreement attached as an exhibit to the Parent Note.

“Subsidiary” shall mean, with respect to a Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, owns a majority of the capital stock or other equity interests or which such Person otherwise, directly or indirectly, controls through an investment or participation in the equity of such entity.

“Tangible Personal Property” shall mean all computer equipment and other furniture, equipment and other tangible personal property used in the Business, including any such furniture, equipment or other tangible personal property used by the Company pursuant to a license, lease or similar right.

“Target Working Capital” shall mean $[***].

“Tax” shall mean any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, branch profits, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, escheat, custom duty, estimated tax or other tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (United States (federal, state or local) or foreign), whether disputed or not, and whether imposed as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Regulation, Contract or otherwise.

“Tax Authority” shall mean any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Tax Authority.

“Technology” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, SDKs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Unvested Company Option” shall mean each Company Option or portion thereof that is unvested as of immediately prior to the Effective Time to the extent such Company Options, by the terms of the applicable Company Option, do not vest upon consummation of the Merger (including, without limitation, Company Options subject to a “double trigger”).

“User Data” shall mean any Personal Information and other data or information (including any non-Personal Information) collected by or on behalf of the Company from users of the Company’s websites, online services, mobile application or other Products.

“Vested Company Option” shall mean each Company Option or portion thereof that is vested as of immediately prior to the Effective Time and including Company Options which, by the terms of the applicable Company Option, vest upon consummation of the Merger.

“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company.

“Written Consent” shall mean the resolutions adopted by written consent of the Requisite Stockholders, in the form of Exhibit D attached hereto, evidencing the adoption and approval of this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby by written consent in accordance with the DGCL and the Company’s Organizational Documents.

“Year-End Financial Statements” shall mean the unaudited balance sheets and related unaudited statements of income and cash flows of the Company as of and for the fiscal years ended as of December 31, 2019 and December 31, 2020.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
280G Approval	5.3(b)
Agreement	Preamble
Cardholder Data	3.19(o)
Claim Notice	7.2(e)(i)
Claims	5.7
Client Services Team Employee	1.7(a)(i)
Closing	2.1
Closing Consideration Schedule	1.6(a)
Closing Date	2.1
Closing Statement	1.8(b)
Company	Preamble
Company Assets	3.9
Company Databases	3.19(p)
Company Privacy Obligations	3.19(l)
Company Source Code	3.19(t)
Consent Agreement	Recitals
Continuing Service Provider	1.4(a)
Contributors	3.19(g)
D&O Indemnified Persons	5.6(b)
Data Partners	3.19(l)
Damages	7.2(a)

Defined Term	Section
DGCL	Recitals
Dissenting Shares	1.5(a)
Dissenting Stockholder	1.5(d)
Distributable Reserve Amount	1.9(c)
Earnout Consideration	1.7(a)
Earnout Determination Date	1.7(a)(ii)
Effective Time	1.2(a)
Electing Accredited Company Stockholder	1.3(a)
Employment Offer Letters	Recitals
Estimated Closing Cash	1.8(a)
Estimated Closing Indebtedness	1.8(a)
Estimated Closing Working Capital	1.8(a)
Estimated Company Transaction Expenses	1.8(a)
Excess Dissenting Share Payments	1.5(c)
Final Closing Cash	1.8(b)
Final Closing Indebtedness	1.8(b)
Final Closing Working Capital	1.8(b)
Final Company Transaction Expenses	1.8(b)
First Earnout Determination Date	1.7(a)(i)
Fundamental Representation Payment Amount	7.2(g)(ii)
Inbound Licenses	3.19(d)
Indemnified Amounts	7.3
Information Security Program	3.19(i)
Initial Consenting Stockholders	Recitals
Interim Period	5.8
IP Licenses	3.19(d)
IPO	5.12
Key Employees	Recitals
Loeffler Side Letter	2.2(d)
Maximum Earnout Consideration	1.7(a)
Merger	Preamble
Merger Sub	Preamble
Merger	Recitals
New Arrangements	5.3(b)
Notice of Disagreement	1.8(d)
Outbound Licenses	3.19(d)
Outside Date	8.1(c)
Parent	Preamble
Parent Indemnitees	7.2(a)
Parent Indemnity Threshold Basket	7.2(g)
Parent Intellectual Property	4.10(a)
Parent Financial Statements	4.9(a)
Parent Option	1.4(a)
Parent Permits	4.15
Parent Plans	4.7(c)
Parent Software	4.10
Paying Agent	1.6(b)(i)

Defined Term	Section
Pre-Closing Statement	1.8(a)
Proposed Acquisition Transaction	8
Released Claims	5.7
Released Persons	5.7
Releasing Party	5.7
Representative Losses	9.19(c)
Responsible Company Stockholder	7.2(a)
Restrictive Covenant Agreements	Recitals
Retained Employment Claims	5.7
Review Period	1.8(d)
Rule 3-05	5.12
Second Earnout Determination Date	1.7(a)(ii)
Section 280G Payments	5.3(b)
Security Incident	3.19(o)
Sensitive Information	3.19(l)
Set-off Amount	7.3
Stock Threshold	1.4(a)
Stockholder Approval	3.5
Stockholder Representative	Preamble
Stockholder Vote	5.3(b)
Surviving Corporation	Recitals
Surviving Corporation Common Stock	1.3(d)
Tax Claim	5.2(f)
Terminated Agreements	5.5
Third-Party Claim	6.2(e)(i)
Threshold Basket	6.2(g)(i)
Transfer Taxes	5.2(f)
Transmittal Letter	1.6(b)(iii)
Treasury Shares	1.3(c)
Voting Debt	3.3(b)
WARN Act	3.17(g)

9.2               Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered, when transmitted if transmitted by electronic mail, the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express), and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company (prior to the Closing), addressed to:

QuickFrame Inc.
4131 Laguna Street, Suite 613
Coral Gables, FL 33146
Attn: Lucas Loeffler, Chief Executive Officer, and
          Joseph Reid, Chief Operating Officer
E-Mail: [###]

With a copy to (which shall not constitute notice):

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, PA 19103
Attn: Ira C. Gubernick, Esq. and Michael P. Zanan, Esq.
E-Mail: [###]

and

Borghese Law Firm LLC
1845 Walnut Street
Suite 1100
Philadelphia, PA 19103
Attn: Robert J. Borghese, Esq.
E-Mail: [###]

If to the Stockholder Representative, addressed to:

QF SH Rep LLC

4131 Laguna Street, Suite 613
Coral Gables, FL 33146
Attn: Lucas Loeffler
E-Mail: [###]

If to Parent, Merger Sub or the Surviving Corporation, addressed to:

c/o MNTN Digital, Inc.
11111 Jefferson Blvd.
Culver City, CA 90230
Attn: Mark Douglas, President and Chief Executive Officer
E-Mail: [###]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn: David Ajalat
E-Mail: [###]

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

9.3               Rules of Construction and References.

(a)                All article, section, schedule, exhibit and annex references used in this Agreement are to articles, sections, schedules, exhibits and annexes to this Agreement unless otherwise specified. The schedules, exhibits and annexes attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)                If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless indicated otherwise, terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders, and vice versa. The term “includes” or “including”, when used in this Agreement, shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Unless otherwise stated, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(c)                Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(d)                References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date.

(e)                All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f)                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(g)                The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

(h)                All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.

(i)                 The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(j)                 The words “made available to Parent,” “delivered to Parent” or other words of similar import refer to the Company having made the applicable documents available to Parent by posting them in the online data room entitled “Project Parma” and hosted by Intralinks.

(k)                Subject to Section 9.2, any reference to any notice or other communication received “in writing” shall be deemed to include any written notice or communication, including any notice or communication by mail or other means of physical delivery, facsimile, electronic mail or any other means of written communication.

9.4               Titles. The table of contents, titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5               Entire Agreement. This Agreement, including the Exhibits, Annexes and Schedules hereto, the Disclosure Schedules, the Parent Disclosure Schedules and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the parties hereto on the date of this Agreement (including the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or Representative of any party hereto; provided, that the provisions of that certain Confidentiality Agreement, dated April 14, 2021, by and between the Company and SteelHouse Inc. shall survive the termination of this Agreement and remain in effect if the Closing does not occur. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the parties hereto on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the parties hereto except those expressly made herein.

9.6               Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent and Merger Sub may, without the consent of the Stockholder Representative assign all or any portion of their rights and obligations hereunder; provided further, that such assignee(s) execute(s) a joinder to and agree(s) to be bound by this Agreement. No such assignment shall release the assignor from any of its obligations hereunder. In addition, Parent and Merger Sub may assign their rights hereunder to a lender as collateral security.

9.7               Amendment or Modification. This Agreement may not be amended or modified except in an instrument in writing signed by the Stockholder Representative and Parent. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. For the purposes of this Section 9.7, any amendment, modification or waiver of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Company Equityholders whether or not they have signed such amendment, modification or waiver.

9.8               Waiver. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.9               Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

9.10           Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement express or implied, except as expressly stated in Section 5.6, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that any Person that is not a party to this Agreement but, by the terms of ARTICLE VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

9.11           Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement, including tort claims) shall be governed by the Regulations of the State of Delaware without regard to conflict of law principles that would result in the application of any Regulation other than the Regulations of the State of Delaware.

9.12           Consent to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Regulations, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Regulations. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section  9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Regulations.

9.13           Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION  9.13.

9.14           Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

9.15           Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.16           Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

9.17           Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.18           Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, .pdf or any electronic signature complying with United States federal ESIGN Act of 2000 (e.g., www.docusign.com), by each party of a signed signature page to this Agreement to the other party.

9.19           Appointment of the Stockholder Representative.

(a)                By executing this Agreement, the Company (and, upon execution of the Written Consent or a Transmittal Letter, each Company Equityholder) shall be deemed to have constituted and appointed, effective from and after the date of this Agreement, QF SH Rep LLC as the agent and attorney-in-fact for and on behalf of each Company Equityholder to act as the Stockholder Representative under this Agreement in accordance with the terms of this Section 9.19. In the event of the resignation, removal, dissolution, liquidation, bankruptcy, death or incapacity of the Stockholder Representative, the Company Equityholders shall promptly appoint a successor Stockholder Representative (and in any event within ten (10) Business Days of such vacancy), and such appointment shall become effective as to any such successor when a copy of such instrument shall have been delivered to Parent. The Company Equityholders holding a majority of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) outstanding immediately prior to the Effective Time of all of the Company Equityholders shall have the right to remove a Stockholder Representative and to appoint a successor Stockholder Representative. The Stockholder Representative shall have full power and authority to represent all of the Company Equityholders and their successors with respect to all matters arising under this Agreement or the Ancillary Agreements, and all decisions, instructions and actions taken by the Stockholder Representative hereunder shall be conclusive and binding upon all such Company Equityholders as if expressly confirmed and ratified in writing by each of them, and no Company Equityholders shall have the right to object, dissent, protest or otherwise contest the same. The Stockholder Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement or the Ancillary Agreements for and on behalf of the Company Equityholders as if the Company Equityholders were acting on their own behalf, including giving and receiving any notice or instruction permitted or required under this Agreement or the Ancillary Agreements by the Stockholder Representative or any Company Equityholders, interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto, defending all claims for indemnification against the Company Equityholders pursuant to Section 7.2(a), consenting to, compromising or settling all indemnification claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent under this Agreement or the Ancillary Agreements with respect to all matters arising hereunder or thereunder, taking any and all other actions specified in or contemplated by this Agreement or the Ancillary Agreements and engaging counsel, accountants or other agents in connection with the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Ancillary Agreements and to consent to any amendment hereof or thereof on behalf of all of the Company Equityholders.

(b)                The Stockholder Representative has been duly authorized by the Company Equityholders for or on behalf of each Company Equityholder, to:

(i) take all actions required by, and exercise all rights granted to, the Stockholder Representative in this Agreement or the Ancillary Agreements (including as the Lender Representative under the Parent Note and the Subordination Agreement);

(ii) receive all notices or other documents given or to be given to the Company Equityholders by Parent or Merger Sub pursuant to this Agreement or the Ancillary Agreements;

(iii) receive and accept service of legal process in connection with any claim or other proceeding against the Company Equityholders arising under this Agreement or the Ancillary Agreements;

(iv) undertake, compromise, defend and settle any such suit or proceeding on behalf of the Company Equityholders arising under this Agreement (including under ARTICLE VII) or the Ancillary Agreements;

(v) execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements;

(vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement and the Ancillary Agreements;

(vii) work with Parent to resolve any issues relating to the determination and final accounting of Working Capital and the Adjustment Amount; and

(viii) take such other action as the Stockholder Representative may deem appropriate, including:

(1)                agreeing to any modification or amendment of or waiver with respect to this Agreement or the Ancillary Agreements and executing and delivering an agreement of such modification or amendment or waiver; and

(2)                all such other matters as the Stockholder Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement and the Ancillary Agreements.

(c)                The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement or the Ancillary Agreements, except in the event of liability directly resulting from the Stockholder Representative’s gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Ancillary Agreements, in each case as such Representative Loss is suffered or incurred, and for each Company Stockholder in an amount equal to (and not greater than) such Company Stockholder’s Stockholder Pro Rata Portion; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from the Stockholder Representative Reserve; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement or the Ancillary Agreements are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement or the Ancillary Agreements, as applicable. None of Parent, Merger Sub, the Company or the Surviving Corporation will have any obligation to reimburse the Stockholder Representative for any such expenses.

(d)                Without limiting the generality of this Section 9.19, the Company Equityholders agree that the Stockholder Representative shall act as representative of the Company Equityholders for all purposes under ARTICLE VII and that any such claim against the Company Equityholders by a Parent Indemnitee may be made (but need not be made) by providing notice of such claim to the Stockholder Representative (and the Company Stockholders agree that any such claim against the Company Stockholders by a Parent Indemnitee may be made by providing notice of such claim to the Stockholder Representative); provided, however, that Parent may, in its sole discretion, elect to pursue claims for indemnification under clauses (ii), (iv) and/or (viii) (solely in the case of clause (viii) as it relates to a certificate delivered by a Company Stockholder) of Section 7.2(a) directly against the applicable Responsible Company Stockholder.

(e)                The Stockholder Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Company Equityholder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Ancillary Agreements in the absolute discretion of the Stockholder Representative and in general to do all things and to perform all acts (including, without limitation, execute documents on behalf of each Company Equityholder) reasonably necessary in connection with the exercise of the authorities conferred upon the Stockholder Representative under this Section 9.19. This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Company Equityholder, by operation of law (whether by such Company Equityholder’s death, disability protective supervision) or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation, and, accordingly, each Company Equityholder hereby renounces its, his or her right to renounce this power of attorney unilaterally before the complete distribution of all amounts of the Merger Consideration payable to the Company Equityholders and the resolution of any then-pending claims pursuant to ARTICLE VII. Each Company Equityholder hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement. Notwithstanding the power of attorney granted in this Section 9.19, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Company Equityholders having signed or given such directly instead of the Stockholder Representative.

(f)                 In addition to the foregoing, each Company Stockholder hereby grants to the Stockholder Representative a proxy, which proxy shall be coupled with an interest, upon all shares of Company Capital Stock owned by such Company Stockholder, which proxy shall be irrevocable until the earlier of the termination of this Agreement or one hundred eighty (180) days following the Closing Date, to vote all such Company Stockholder’s shares of Company Capital Stock in the manner provided in the Consent Agreement upon the failure of any Company Stockholder to vote his, her or its shares of Company Capital Stock in accordance with the terms of the Consent Agreement (provided, however, that such proxy shall not apply to any proposal submitted to a vote of the Company Stockholders to approve any payment which would, in the absence of such approval, constitute a parachute payment under Section 280G of the Code).

(g)                Any action taken by the Stockholder Representative pursuant to the authority granted in this Section 9.19 shall be effective and absolutely binding on each Company Equityholder notwithstanding any contrary action of, or direction from, any Company Equityholder. Parent shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Company Stockholder by Stockholder Representative, as being fully binding upon such Company Stockholder.

9.20           Provisions Respecting Legal Representation.

(a)                Each of the parties hereby agrees, on his, her or its own behalf and, as applicable, on behalf of his, her or its directors, managers, officers, stockholders, members, partners, employees and Affiliates, that, following the consummation of the transactions contemplated by this Agreement (including, without limitation, the Merger), Cozen O’Connor (or any successor) and/or Borghese Law Firm LLC (or any successor) may serve as legal counsel to the Company Equityholders and/or the Stockholder Representative and their respective current and former Affiliates and each of their respective directors, managers, officers, stockholders, members, partners, employees, agents, advisors and other representatives in connection with any action, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including, without limitation, the Merger), notwithstanding the representation of the Company and its Subsidiaries, and each of the parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

(b)                It is acknowledged by each of the parties that Cozen O’Connor, Borghese Law Firm LLC and/or other legal counsel has represented certain Company Equityholders and/or the Company and its Subsidiaries prior to the Closing in connection with the transactions contemplated by this Agreement (including, without limitation, the Merger). The parties agree that any attorney-client privilege or attorney work-product protection attaching or arising as a result of Cozen O’Connor’s, Borghese Law Firm LLC’s and/or such other legal counsel’s representation of (i) certain Company Equityholders and/or the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement (including, without limitation, the Merger), or (ii) certain Company Equityholders prior to the Closing Date concerning any subject matter to which such Company Equityholders have or may have an indemnification obligation hereunder, and all information and documents subject to such privilege or protection, shall belong to and be controlled by the Stockholder Representative, and may be waived only by the Stockholder Representative, and shall not pass or be claimed or used by Parent, Merger Sub or the Company or its Subsidiaries; provided, however, (i) that in the event of a dispute between Parent or the Company and a third party after the Closing Date, Parent and the Company may assert the attorney-client privilege and attorney work-product protection to prevent disclosure of confidential communications to such third party and (ii) this Section 9.20 shall not be construed to cover communications involving or in furtherance of Fraud or a criminal act, as defined and interpreted by applicable Regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

MNTN DIGITAL, INC.

By:	/s/ Mark Douglas
Name: Mark Douglas
Title: Chief Executive Officer

QF MERGER SUB, INC.

By:	/s/ Mark Douglas
Name: Mark Douglas
Title: Chief Executive Officer

QUICKFRAME INC.

By:	/s/ Lucas Loeffler
Name: Lucas Loeffler
Title: Chief Executive Officer

QF SH REP LLC

By:	/s/ Lucas Loeffler
Name: Lucas Loeffler
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Consent Agreement

CONSENT AGREEMENT

This CONSENT AGREEMENT (this “Agreement”) is being executed and delivered as of December 10, 2021 by and among MNTN Digital, Inc., a Delaware corporation (“Parent”), QuickFrame Inc., a Delaware corporation (the “Company”), and those holders of shares of the Company Common Stock, the Company Series 2018 Preferred Stock-1, the Company Series 2018 Preferred Stock-2, the Company Series 2018 Preferred Stock-3, the Company Series 2018 Preferred Stock-4, the Company Series 2018 Preferred Stock-5, the Company Series 2018 Preferred Stock-6, the Company Series 2019 Preferred Stock and any other shares of Company Capital Stock (collectively, “Capital Stock”) listed on the signature pages to this Agreement (collectively, the “Stockholders,” and each individually, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, QF Merger Sub, Inc. (“Merger Sub”) and QF SH Rep LLC, solely in its capacity as the Stockholder Representative (the “Stockholder Representative”), have entered into that certain Agreement and Plan of Merger (as such agreement may be amended from time to time and whether or not such agreement has been terminated, the “Merger Agreement”), pursuant to which, among other things, the acquisition of the Company by Parent will be effected through the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Stockholders own beneficially and of record such number of shares of Company Capital Stock set forth on their respective signature pages to this Agreement (the “Existing Shares,” and together with any shares of Company Capital Stock of which record or beneficial ownership is acquired after the date of this Agreement by any such Stockholder, the “Shares”); and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement pursuant to which, among other things, the Stockholders have agreed to execute and deliver, in accordance with the requirements of the DGCL, a written consent to, and to vote all Shares owned by them in favor of, the approval of the Merger and the other transactions contemplated by the Merger Agreement and the approval and adoption of the Merger Agreement and the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE I
Certain definitions

1.1              Capitalized Terms. Capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

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ARTICLE II

Consent, Voting Matters and proxy

2.1              Written Consent.

(a)               Effective upon the execution and delivery of this Agreement and with respect to all shares of Company Capital Stock as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting (if any), consent, approval or similar rights, each Stockholder, by his, her or its execution of this Agreement and in accordance with the DGCL, hereby consents to, approves of and adopts (i) the Merger Agreement, the Ancillary Agreements, the Merger and all other transactions contemplated by the Merger Agreement and (ii) the conversion at the Effective Time of the Company Capital Stock into the right to receive the consideration set forth in the Merger Agreement, including a beneficial ownership interest in the Parent Note, an interest in any Earnout Consideration that becomes due and payable pursuant to the terms of the Merger Agreement and, if applicable and subject to the requirements set forth in the Merger Agreement, shares of Parent Common Stock in lieu of a portion of such Stockholder’s beneficial ownership interest in the Parent Note (collectively, the “Merger Consideration”); provided, however, that nothing in this Agreement shall preclude such Stockholder from exercising full power and authority to vote his, her or its shares of Company Capital Stock in such Stockholder’s sole discretion for or against any proposal submitted to a vote of the Stockholders to approve any payment which would, in the absence of such approval, constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)               In furtherance of the foregoing, simultaneously with the execution and delivery to the Company of this Agreement, each Stockholder has executed and delivered to the Company a counterpart signature page to the Action by Consent in Writing of Stockholders in Lieu of Meeting in the form attached to this Agreement as Exhibit A.

2.2              Agreement to Vote.

(a)               From the date hereof until the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, each Stockholder shall, from time to time, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of all or any class of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, (I) waive the invalidity or absence of notice of any such meeting, (II) appear at such meeting or otherwise cause such Stockholder’s shares of Company Capital Stock to be counted as present thereat for purposes of establishing a quorum and (III) if and to the extent the following matters are put to a vote of the Company’s stockholders, vote or consent (or cause to be voted or consented), in person or by proxy (and including by Section 2.1), all such Stockholder’s shares of Company Capital Stock as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting:

(i)                 in favor of the adoption and approval of the Merger Agreement and the Ancillary Agreements and the terms thereof, the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and hereof and in favor of any adjournment of any meeting of the Company’s stockholders for the purpose of soliciting additional votes in favor of any of the foregoing and the Merger Consideration;

(ii)              against approval of any action or agreement that would be reasonably likely to result in a material breach of any representation, warranty, covenant or agreement of the Company under the Merger Agreement; and

(iii)            against approval of any of the actions prohibited by Section 5.11 of the Merger Agreement;

provided, however, that nothing in this Agreement shall preclude such Stockholder from exercising full power and authority to vote his, her or its shares of Company Capital Stock in such Stockholder’s sole discretion for or against any proposal submitted to a vote of the Stockholders to approve any payment which would, in the absence of such approval, constitute a “parachute payment” under Section 280G of the Code.

(b)               From the date hereof until the earlier to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms, each Stockholder agrees that he, she or it shall not (i) enter into any contract or understanding with any Person to vote or give voting instructions in a manner inconsistent with this Agreement (including this Section 2.2) or (ii) grant any proxy or power of attorney for another Person to (A) vote, (B) execute any consent with respect to, (C) deposit into a voting trust or (D) enter into any other contract or understanding to vote, any shares of Company Capital Stock in any manner, in each case.

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ARTICLE III
Representations and Warranties of the STOCKHOLDERS

Each Stockholder hereby, severally but not jointly, represents and warrants to Parent as follows:

3.1              Authorization. Such Stockholder has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is a party, to consummate the transactions contemplated by this Agreement and such Ancillary Agreements and to perform such Stockholder’s obligations under this Agreement and such Ancillary Agreements. The execution and delivery by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party, and the consummation by such Stockholder of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly authorized by all necessary corporate or other action on the part of such Stockholder, if applicable, and no other proceedings or actions on the part of such Stockholder are necessary to authorize this Agreement and the Ancillary Agreements to which such Stockholder is a party and the transactions contemplated by this Agreement and/or such Ancillary Agreements. This Agreement has been duly executed and delivered by each Stockholder and is, and upon execution and delivery of the Ancillary Agreements to which such Stockholder is a party, each of such Ancillary Agreements will be, assuming the due authorization, execution and delivery by the other parties hereto, legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar Regulations affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

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3.2              No Conflict. The execution and delivery by such Stockholder of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which such Stockholder is a party and the performance of this Agreement and such Ancillary Agreements will not, (a) if such Stockholder is an entity, conflict with or violate any provision of the Organizational Documents of such Stockholder, (b) conflict with or violate any Regulation applicable to such Stockholder or by which any property or asset of such Stockholder is bound or (c) (i) require any consent or approval under, (ii) result in any breach of or any loss of any benefit under, (iii) constitute a change of control or Default (or an event which with notice or lapse of time or both would become a Default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any contract to which such Stockholder is a party or to which any of such Stockholder’s property or assets is subject.

3.3              Consents and Approvals. No notice to, declaration, filing or registration with, authorization, consent or approval of or Permit from any Person is required to be made or obtained by such Stockholder or any Affiliate of such Stockholder in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Stockholder is a party and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements by such Stockholder.

3.4              Ownership of Shares. Such Stockholder is the sole record and beneficial owner of the number and type of shares of Company Capital Stock set forth on such Stockholder’s signature page to this Agreement. Such shares of Company Capital Stock set forth on such Stockholder’s signature page to this Agreement constitute all of the shares of Company Capital Stock owned of record or beneficially by such Stockholder. Such Stockholder (a) has full power and authority to sell, transfer, assign and deliver such shares of Company Capital Stock to Parent as provided in the Merger Agreement and (b) has and will have all voting and other power to agree to all of the matters set forth in this Agreement, with no restrictions on such Stockholder’s voting power pertaining thereto. Each of the shares of Company Capital Stock owned by such Stockholder is owned free and clear of, and none of such shares of Company Capital Stock are subject to, any Encumbrances.

3.5              Absence of Litigation, Claims and Orders. There are no Actions pending or, to such Stockholder’s knowledge, currently threatened against such Stockholder or its Affiliates, which would reasonably be expected to adversely affect the ability of such Stockholder to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Stockholder is a party.

3.6              No Brokers. None of such Stockholder nor any of its Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of such Stockholder, the Company, Parent, Merger Sub or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by the Merger Agreement.

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3.7              Exculpation by Stockholder. Such Stockholder acknowledges that, with respect to tax considerations involved in the transactions contemplated by the Merger Agreement and the Ancillary Agreements to which such Stockholder is a party, such Stockholder is not relying on any representation or warranty made by Parent, Merger Sub, any other Parent Related Parties, or the Company (or any agent or Representative of any of the foregoing) and acknowledges and agrees that, in each case, neither Parent, Merger Sub, any other Parent Related Parties nor the Company (or any agent or Representative of any of the foregoing) have made any representations or warranties regarding the tax or treatment of any transaction contemplated by the Merger Agreement and the Ancillary Agreements to which such Stockholder is a party. Such Stockholder has carefully considered and, to the extent that it believes such discussion is necessary, has discussed with its professional tax advisors the consequences of the transactions contemplated by the Merger Agreement and the Ancillary Agreements to which such Stockholder is a party.

3.8              No Reliance. Such Stockholder acknowledges that it has conducted such investigation, if any, with respect to the Merger and the consummation thereof, the adequacy of the Merger Consideration and the terms of this Agreement and the Merger Agreement as such Stockholder believes appropriate or desirable. The decision of such Stockholder to consent to the Merger and the consummation thereof and to enter into this Agreement has been made by such Stockholder independently of any other Stockholder and independently of any information, materials, statements or opinions as to the terms and conditions of this Agreement or the Merger Agreement that may have been made or given by the Company, any other Company stockholder, Parent, Merger Sub, or any representative or Affiliate of them. Such Stockholder acknowledges that none of the Company, any other Company stockholder, Parent, Merger Sub or any representative or Affiliate of them will have any liability to such Stockholder relating to or arising from any such information, materials, statements or opinions.

3.9              Organization. If a natural person, such Stockholder resides in the state and country listed on such Stockholder’s signature page to this Agreement. If not a natural person, such Stockholder is duly organized, validly existing and in good standing under the Regulations of its jurisdiction of incorporation or organization listed on such Stockholder’s signature page to this Agreement.

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ARTICLE IV
Covenants of the STOCKHOLDERS

Each Stockholder hereby, severally but not jointly, covenants and agrees as follows:

4.1              Additional Shares. Each Stockholder hereby agrees to promptly notify Parent of the number of any shares of Company Capital Stock acquired by such Stockholder after the date hereof. Each Stockholder shall vote in accordance with this Agreement any shares of Company Capital Stock that such Stockholder acquires after the date hereof.

4.2              Transfer Restrictions. In addition to (and not in limitation of) any existing transfer restrictions applicable to the Company Capital Stock, no Stockholder shall, directly or indirectly, sell, transfer, hedge, pledge, encumber, assign or otherwise dispose of (including by gift, bequest, appointment or otherwise) (collectively, “Transfer”), or consent to or permit any Transfer of, such Stockholder’s shares of Company Capital Stock or any interest therein. If any ownership (whether legal or beneficial) of any of such Stockholder’s shares of Company Capital Stock shall pass to any Person (including such Stockholder’s administrators, successors or receivers), whether by operation of law or otherwise, then such shares of Company Capital Stock shall continue to be subject to this Agreement and the obligations of such Stockholder hereunder.

4.3              Stop Transfer; Legend. Each Stockholder agrees that it will not request that the Company register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s shares of Company Capital Stock.

4.4              Further Assurances. At Parent’s request, each Stockholder will execute and deliver such additional documents and instruments, grant any required consent(s) and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner possible, the transactions contemplated by this Agreement and/or Merger Agreement, including granting any waiver required under any contract to which such Stockholder is a party which is inconsistent with any obligations of such Stockholder under this Agreement.

4.5              No Solicitation of Other Proposals. From the date hereof through the Closing or the earlier termination of the Merger Agreement, each Stockholder shall, and each Stockholder shall cause his/her/its Affiliates and Representatives (including investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Parent and its Representatives, concerning any sale of all or a substantial portion of the Company’s assets, or of any securities of the Company, or any merger, consolidation, liquidation, dissolution or similar transaction involving the Company (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Such Stockholder shall not, and shall cause his/her/its Affiliates and Representatives not to, directly or indirectly, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other Person any information with respect to the Company for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Each Stockholder shall promptly advise any such prospective purchaser or soliciting party, by written notice of the existence of this Section 4.5 and will promptly (and in any event, within twenty-four (24) hours) notify Parent (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Parent with the material terms of any proposal, and shall keep Parent informed on the status of such offer.

4.6              Terminated Agreements. Stockholder agrees that, effective as of immediately prior to the Effective Time, each Terminated Agreement listed on Schedule 5.5 of the Merger Agreement shall be terminated and of no force or effect, in each case without any further Liability to the Company or the Surviving Corporation. To the extent necessary to effect such termination, Stockholder agrees that any such Terminated Agreement shall be deemed amended, pursuant to the provisions thereof, so as to provide for such termination, such amendment and subsequent termination to be effective as of immediately prior to the Effective Time.

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ARTICLE V
PROVISIONS RELATED TO SHARES OF PARENT COMMON STOCK

5.1              Restrictions on Transfer. Each Stockholder who receives shares of Parent Common Stock pursuant to the Merger Agreement in connection with the consummation of the transactions contemplated thereby acknowledges and agrees that such Stockholder shall not be entitled to transfer any of the shares of Parent Common Stock held by such Stockholder except (1) as permitted pursuant to the agreements executed in connection with the consummation of the transactions contemplated by the Merger Agreement and (2) as permitted by Parent’s bylaws, as in force from time to time.

5.2              Other Provisions Relating to Shares of Parent Common Stock. Each Stockholder acknowledges that such Stockholder shall have no right by virtue of the transactions contemplated by the Merger Agreement or such Stockholder holding shares of Parent Common Stock to any information relating to Parent other than that which such Stockholder is entitled to receive by operation of law.

ARTICLE VI
WAIVER of Dissenters’ Rights

6.1              No Dissenters’ Rights. Each Stockholder hereby waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL or any other right to object to the Merger Agreement, the Ancillary Agreements, the Merger or the other transactions contemplated by the Merger Agreement.

ARTICLE VII
AGREEMENT TO BE BOUND BY CERTAIN PROVISIONS OF MERGER AGREEMENT

7.1              Certain Provisions Applicable to Stockholders. Each Stockholder acknowledges, approves of and agrees to be bound by the provisions of the Merger Agreement applicable to the Stockholders, including Article I (The Merger), Section 5.1 (Further Assurances), Section 5.2 (Tax Matters), Section 5.4 (Publicity; Confidentiality), Section 5.7 (Release), Section 5.8 (No Solicitation of Other Proposals), Article VII (Indemnification; Remedies) and Section 9.19 (Appointment of the Stockholder Representative) of the Merger Agreement, subject to the limitations set forth in the Merger Agreement. This Section 7.1 is for the benefit of the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and will be directly enforceable by them.

7.2              Stockholder Representative. Each Stockholder acknowledges and accepts the appointment of the Stockholder Representative and the other provisions relating thereto as set forth in Section 9.19 of the Merger Agreement and agrees to be bound by Section 9.19 of the Merger Agreement. This Section 7.2 is for the benefit of the Stockholder Representative, the Company, the Surviving Corporation, Parent and any other Parent Indemnitee and will be directly enforceable by them.

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ARTICLE VIII
MISCELLANEOUS

8.1              Termination. This Agreement shall terminate and be of no further force and effect, and no party shall have any rights or obligations hereunder, upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) Section 4.1, Article VII and this Article VIII shall survive such termination and remain in full force and effect in accordance with their terms, and (ii) no such termination will relieve any party from liability for breach of this Agreement by such party that occurred prior to such termination.

8.2              Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement will be in writing, may be delivered by hand, by electronic transmission in .PDF format or similar format, by nationally recognized overnight delivery service, or by United States mail. Such communications will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail or confirmed facsimile with a copy sent by another means specified in this Agreement; the Business Day after it is sent if sent for next day delivery to a domestic address by nationally recognized overnight delivery service (e.g. FedEx); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to as follows:

(a)               if to Parent, then as provided for in Section 9.2 of the Merger Agreement; and

(b)               if to any Stockholder, then to the address set forth on such Stockholder’s signature page to this Agreement;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance with this Section 8.2.

8.3              Entire Agreement. This Agreement, the Merger Agreement (including all Exhibits to this Agreement and to the Merger Agreement), and the other agreements, documents and written understandings referred to in this Agreement or in the Merger Agreement or otherwise entered into or delivered by the parties to this Agreement on the date of this Agreement (including, without limitation, the Ancillary Agreements), constitute the entire agreement and understanding and supersede all other prior covenants, agreements (including any letters of intent between the parties), undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any party to this Agreement or by any director, officer, employee, agent, Affiliate or Representative of any party to this Agreement.

8.4              Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned without the prior written consent of each of the parties to this Agreement; provided, however, that Parent may assign this Agreement or all or any of its rights or obligations under this Agreement to one or more of its Affiliates without the consent of any other party. No assignment will release the assignor from any of its obligations under this Agreement All Released Persons to the extent not parties hereto are intended third party beneficiaries of this Agreement.

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8.5              Amendment. This Agreement may be amended with the written consent of (i) Parent and (ii) those Stockholders constituting the holders of a majority of the votes that may be cast by all Stockholders that are parties to this Agreement at any time by execution of an instrument in writing signed on behalf of the party(ies) against whom enforcement is sought (it being understood that any such amendment will only be enforced against a Stockholder that has consented to such amendment).

8.6              Waiver.

(a)               Any party to this Agreement may extend the time for the performance of any of the obligations or other acts required under this Agreement, waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound by such instrument.

(b)               Except where a specific period for action or inaction is provided in this Agreement, neither the failure nor any delay on the part of any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of any such right, power or privilege, nor will any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise of such right, power or privilege or the exercise of any other such right, power or privilege. The failure of a party to exercise any right conferred in this Agreement within the time required will cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

8.7              Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

8.8              Burden and Benefit. This Agreement will be binding upon and will inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement.

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8.9              Survival of Representations, Etc. All of the representations and warranties made by the Stockholders in this Agreement will survive the execution of this Agreement indefinitely. All of the covenants and agreements of the Stockholders in this Agreement will survive the execution of this Agreement and the Closing, subject to the applicable statute of limitations.

8.10          Governing Law. This Agreement (and any claim or controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement, including tort claims) will be governed by the Regulations of the State of Delaware without regard to conflict of law principles that would result in the application of any Regulation other than the Regulations of the State of Delaware.

8.11          Consent to Jurisdiction. Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection with this Agreement or the transactions contemplated by this Agreement or the agreements delivered in connection with this Agreement or for recognition or enforcement of any judgment relating thereto, and, each of the parties irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Regulations, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Regulations. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2 of this Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Regulations.

8.12          Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

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8.13          Specific Performance. Each Stockholder acknowledges and agrees that Parent and/or the Company (or, after the Closing, the Surviving Corporation) would be damaged irreparably, and in a manner for which monetary damages would not be an adequate remedy, in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, each Stockholder agrees that Parent and/or the Company (or, after the Closing, the Surviving Corporation) will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state of the United States having jurisdiction over the parties and the matter, in addition to any other remedy to which Parent and/or the Company (or, after the Closing, the Surviving Corporation) may be entitled, at law or in equity. Each Stockholder agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

8.14          Cumulative Remedies. All rights and remedies of either party to this Agreement are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.15          Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

8.16          Additional Parties. Notwithstanding Section 8.4, no consent will be necessary to add additional Stockholders as signatories to this Agreement after the date of this Agreement. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.17          Execution and Counterparts. This Agreement may be executed in counterparts (each of which shall become effective when counterparts have been signed by each party and delivered to the other party (including delivery by facsimile, electronic mail or any other electronic signature as set forth in the following sentence)). Counterparts may be delivered by facsimile, electronic mail (including, without limitation, Portable Document Format (.pdf) or any electronic signature complying with the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 (e.g., www.docusign.com)) or other transmission method, and any counterpart so delivered shall be deemed to constitute an original signature, have been duly and validly delivered and be deemed the same as a handwritten signature for the purposes of validity, enforceability and admissibility pursuant to the ESIGN Act, the Uniform Electronic Transactions Act (UETA) model law or similar applicable Regulations.

(Remainder of Page Intentionally Left Blank; Signature Pages Follow)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PARENT:

MNTN DIGITAL, INC.

By:
Name:
Title:

Signature Page to Consent Agreement

ACKNOWLEDGED AND AGREED:

COMPANY:

QUICKFRAME INC.

By:
Name:
Title:

Signature Page to Consent Agreement

STOCKHOLDER:

Name of Stockholder:

By:
Name:
Title:

Date:

Address:

Email:

Jurisdiction of Formation:

Shares of Company Capital Stock beneficially owned on the date of this Agreement:

_________ shares of Company Common Stock
_________ shares of Company Series 2018 Preferred Stock-1
_________ shares of Company Series 2018 Preferred Stock-2
_________ shares of Company Series 2018 Preferred Stock-3
_________ shares of Company Series 2018 Preferred Stock-4
_________ shares of Company Series 2018 Preferred Stock-5
_________ shares of Company Series 2018 Preferred Stock-6
_________ shares of Company Series 2019 Preferred Stock

Accredited Investor Representation:

The above named Stockholder hereby represents that he/she/it:

☐ is an “accredited investor”; OR

☐ is not an “accredited investor” (please tick appropriate box above),

in each case, within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

Signature Page to Consent Agreement

EXHIBIT A

ACTION BY CONSENT IN WRITING

OF STOCKHOLDERS IN LIEU OF MEETING

(See Attached.)

[**Included in Exhibit D to Exhibit 2.1**]

EXHIBIT B

Form of Certificate of Merger

CERTIFICATE OF MERGER

MERGING

QF MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

QUICKFRAME INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Quickframe Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows with respect to the merger of QF Merger Sub, Inc., a Delaware corporation, with and into the Corporation (the “Merger”):

FIRST:       The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the Merger are as follows:

Name	State of Incorporation

QF Merger Sub, Inc.	Delaware

Quickframe Inc.	Delaware

SECOND:    The Agreement and Plan of Merger, dated as of December 10, 2021 (the “Merger Agreement”), by and among the Constituent Corporations and certain other parties thereto, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and by the written consent of their respective stockholders in accordance with Section 228 of the DGCL).

THIRD:       The Corporation will continue as the surviving corporation following the Effective Time (as defined below) (the “Surviving Corporation”), and the name of the Surviving Corporation following the Effective Time shall be Quickframe Inc.

FOURTH:    Pursuant to the Merger Agreement, the certificate of incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation at (and with effect from and after) the Effective Time until further amended pursuant to the DGCL.

FIFTH:       The executed Merger Agreement is on file at the principal office of the Surviving Corporation, the address of which is 201 W. 5th Street, 11th Floor, Austin, TX 78701, and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH:       The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the 30th day of December, 2021.

QUICKFRAME INC.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QUICKFRAME INC.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUICKFRAME INC.

FIRST: The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is:

Quickframe Inc.

SECOND:    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent for service of process on the Corporation in the State of Delaware, at such address, is The Corporation Trust Company.

THIRD:       The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:    The aggregate number of all classes of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock, with a par value of $0.01 per share (the “Common Stock”).

FIFTH:         The rights, preferences, privileges and restrictions granted or imposed upon the Common Stock are as follows:

1.                  Dividends. The holders of the Common Stock shall be entitled to the payment of dividends when and as declared by the board of directors of the Corporation (the “Board”) out of funds legally available therefor and to receive other distributions from the Corporation, including distributions of contributed capital, when and as declared by the Board. Any dividends declared by the Board to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

2.                  Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

3.                  Voting. Each holder of Common Stock shall have full voting rights and powers equal to the voting rights and powers of each other holder of Common Stock and shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law on all matters put to a vote of the stockholders of the Corporation.

SIXTH: In furtherance and not in limitation of the power conferred by statute, the Board is expressly authorized to make, alter or repeal the bylaws of the Corporation subject to any limitations contained therein.

SEVENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, so amended. Any repeal or modification of this Section 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions or agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

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EXHIBIT C

Form of Transmittal Letter

[Attached]

LETTER OF TRANSMITTAL

With Respect to Shares of

QUICKFRAME INC.

You are receiving this Letter of Transmittal (this “Letter of Transmittal”) in connection with the acquisition of QuickFrame Inc. (the “Company”) by MNTN Digital, Inc. (“Parent”) (the “Transaction”) pursuant to an Agreement and Plan of Merger, dated as of December 10, 2021 (the “Merger Agreement”), by and among Parent, the Company, QF Merger Sub, Inc. (“Merger Sub”) and QF SH Rep LLC, in its capacity as the representative of the Company’s equityholders (the “Stockholder Representative”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

Upon the Closing of the Transaction, the securities of the Company (the “Securities”) will automatically be cancelled and converted into the right to receive the Merger Consideration payable (the “Proceeds”) pursuant to the terms of the Merger Agreement.

PNC Bank, National Association is the Paying Agent (“Paying Agent”) for purposes of the Transaction. This Letter of Transmittal is offered through the Paying Agent’s online portal PNC PAID. Please contact the Paying Agent if you would like to complete this Letter of Transmittal offline.

PLEASE READ CAREFULLY THE ACCOMPANYING GENERAL INSTRUCTIONS

How to Receive Your Proceeds.

To receive your Proceeds, you will need to complete the following steps. The steps below are offered through PNC PAID; however, if you wish to complete this Letter of Transmittal in hard copy, please follow the steps:

1.	Registered Holder information (Section 1).

2.	List the Securities being surrendered for Proceeds (Section 2).

3.	Select your payment method (Section 3).

4.	Sign this Letter of Transmittal (Section 4).

5.	Complete Medallion Guarantee (Section 5) ONLY IF the Proceeds for Securities being surrendered for payment are to be made to any payee other than the Registered Holder.

6.	Complete the applicable tax form (Exhibit A).

7.	If you desire to receive shares of common stock of Parent (“Parent Shares”) in lieu of a portion of your Parent Note Consideration, then complete and sign the Accredited Investor Questionnaire and select the box for stock consideration (Exhibit B).

8.	Sign the Parent Note and Subordination Agreement (Exhibit C).

9.	If you are a natural person, reside in a community property state and have a spouse or domestic partner, sign the Consent of Spouse/Domestic Partner (Exhibit D).

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If the Medallion Guarantee is required as a condition of payment, please send to the following address:

PNC Bank, N.A.

Attn: M&A Team

80 S. 8th Street, Suite 3715

Minneapolis, MN 55402

For information, please email [###] or call [###].

1.                  Consideration for Shares of Company Capital Stock. In connection with the Merger, and pursuant to the terms of the Merger Agreement, the undersigned holder of shares of Company Capital Stock hereby surrenders the shares of Company Capital Stock held by such holder described in the form included as Section 2 of this Letter of Transmittal. Pursuant to the Merger Agreement, at the Effective Time, as a result of the Merger, and without any further action by any Person, all of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by the Company Stockholders (other than shares to be cancelled and retired in accordance with the Merger Agreement, any Dissenting Shares and any Treasury Shares) will be cancelled and extinguished and, subject to compliance with Section 1.6 of the Merger Agreement, will be converted automatically into the right to receive in the aggregate as to each Company Stockholder an amount equal to and without interest (i) a beneficial ownership interest in the Parent Note in an amount equal to such Company Stockholder’s Parent Note Consideration (subject to Section 1.8 and Section 7.3 of the Merger Agreement), and (ii) such Company Stockholder’s Equityholder Pro Rata Portion of any Earnout Consideration that becomes due and payable pursuant to the terms of Section 1.8 of the Merger Agreement (if any); provided, that if any Accredited Company Stockholder so elects in such Accredited Company Stockholder’s Letter of Transmittal (an “Electing Accredited Company Stockholder”), then such Accredited Company Stockholder may forego receipt of fifty percent (50%) of the amount of such Accredited Company Stockholder’s Parent Note Consideration (the “Elected Equity Amount”) and receive in lieu of such interest in the Parent Note Consideration such Accredited Company Stockholder’s Equityholder Pro Rata Portion of the Parent Common Stock Pool; provided further, that if an Electing Accredited Company Stockholder would become entitled to receive a fraction of a share of Parent Common Stock, then the Elected Equity Amount shall automatically be adjusted downwards until the Accredited Company Stockholder is only entitled to receive a whole number of Parent Shares. At and after the Effective Time, each holder of issued and outstanding shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a holder of securities or notes of the Company, except for the right of a Company Stockholder to surrender his, her or its shares of Company Capital Stock in exchange for the consideration payable in respect of such shares of Company Capital Stock hereunder, or in the case of a Dissenting Stockholder, to perfect its, his or her right to receive payment (if any) for Dissenting Shares pursuant to the DGCL, if applicable. For the avoidance of doubt, the Closing Consideration Schedule shall set forth, among other things, the calculations of the amounts described above and each Company Stockholder’s Equityholder Pro Rata Portion and Stockholder Pro Rata Portion.

2.                  Form of Consideration. The undersigned hereby acknowledges and agrees that the consideration payable in respect of the undersigned’s shares of Company Capital Stock is in the form of (a) deferred consideration evidenced by the Parent Note and payable if/when provided pursuant to the terms thereof, and (b) if the undersigned is an Electing Accredited Company Stockholder, Parent Shares, and as a result the undersigned will not receive any cash payment at the Closing. The undersigned acknowledges and agrees that the consideration payable to the undersigned in respect of his, her or its shares of Company Capital Stock is subject to deductions and/or offsets as provided by Section 1.8 and Section 7.3 of the Merger Agreement. If the undersigned does not elect (or is ineligible to elect) to receive Parent Shares as a portion of the consideration payable to the undersigned in respect of his, her or its shares of Company Capital Stock, the undersigned acknowledges and agrees that (i) the value of such Parent Shares may be significantly higher than that attributed to such Parent Shares under the Merger Agreement, (ii) the value of such Parent Shares may appreciate significantly after the Closing, (iii) although there can be no assurances that such a transaction will occur in the future, in the event of an initial public offering, direct listing, sale, business combination or other transaction involving Parent, the price at which such Parent Shares may be sold in the future may be significantly higher than that attributed to such Parent Shares under the Merger Agreement and (iv) the undersigned is foregoing the opportunity for the upside for such Parent Shares in the Merger.

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3.                  Deliverables. In order to receive (and as a condition precedent to) delivery of the Proceeds to which the undersigned is entitled under the Merger Agreement for the undersigned’s shares of Company Capital Stock, the undersigned must (a) execute this Letter of Transmittal as provided below, (b) (x) if the undersigned is a U.S. person (as defined below under “General Instructions – IRS Forms”), complete and execute the IRS Form W-9 attached hereto or (y) if the undersigned is not a U.S. person, then the undersigned will need to complete and execute the appropriate IRS Form W-8 in lieu of IRS Form W-9, (c) if the undersigned desires to be an Electing Accredited Company Stockholder, then complete and execute the Accredited Investor Questionnaire below and select the box for stock consideration, (d) sign the Parent Note and Subordination Agreement as provided for therein, and (e) if the undersigned is a natural person, resides in a community property states and has a spouse or domestic partner, complete and execute the Consent of Spouse/Domestic Partner attached hereto (collectively, the “Required Deliverables”). Depending on the forms that the undersigned provides, the undersigned may be subject to withholding with respect to the Proceeds to which the undersigned is entitled under the Merger Agreement for the undersigned’s shares of Company Capital Stock. The undersigned understands that the surrender of the undersigned’s shares of Company Capital Stock is not made in acceptable form until receipt by the Paying Agent of the Required Deliverables, duly completed and signed. Upon request, the undersigned hereby agrees to execute and deliver any additional documents deemed reasonably necessary or desirable by the Company or the Paying Agent to complete or evidence the transactions contemplated hereby.

4.                  Merger Agreement Provisions. The undersigned hereby represents and warrants that the undersigned (i) has received and reviewed a copy of the Merger Agreement and the Ancillary Agreements to which it is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party) and (ii) has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents. The undersigned hereby acknowledges and agrees to be bound by the terms of the Merger Agreement as a Company Stockholder and Company Equityholder thereunder and the undersigned’s obligations thereunder (as may be amended from time to time in accordance with the Merger Agreement), including, without limitation, Article I (The Merger), Section 5.4 (Publicity; Confidentiality), Section 5.7 (Release), Article VII (Indemnification; Remedies) and Section 9.19 (Appointment of the Stockholder Representative).

5.                  Waiver of Dissenters’ Rights. Without limiting the generality of the foregoing, the undersigned hereby consents to the treatment of the undersigned’s shares of Company Capital Stock as provided for in the Merger Agreement, and the undersigned irrevocably waives and agrees not to exercise any dissenters’ or appraisal rights pursuant to Section 262 of the DGCL or any other right to object to the Merger Agreement, the Ancillary Agreements to which it is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party), the Merger or the other transactions contemplated by the Merger Agreement.

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6.                  Closing Consideration Schedule. The undersigned hereby acknowledges and agrees that Parent and its Subsidiaries (including, after the Closing, the Company (as the Surviving Corporation)), its Affiliates and the Representatives of any of the foregoing are entitled to conclusively rely, without inquiry, investigation or liability, on the Closing Consideration Schedule and the calculations and other information set forth therein and in no event shall Parent or any of its Subsidiaries (including, after the Closing, the Company (as the Surviving Corporation)), its Affiliates or the Representatives of any of the foregoing have any liability to the undersigned or any other Company Stockholder, the Stockholder Representative or any other Person on account of payments made in accordance with, or based on information set forth in, the Closing Consideration Schedule, and, for the avoidance of doubt, the Parent and its respective Subsidiaries (including, after the Closing, the Company (as the Surviving Corporation) and its Subsidiaries), its Affiliates and the Representatives of any of the foregoing shall have no obligation to review, confirm, verify or calculate (or re-calculate) the amounts set forth on the Closing Consideration Schedule, the components thereof or any calculations or allocations made by the Company pursuant to the Merger Agreement resulting therefrom.

7.                  Appointment of the Stockholder Representative. The undersigned hereby irrevocably ratifies, agrees to and acknowledges the appointment of QF SH Rep LLC, a Delaware limited liability company, as the Stockholder Representative (and its successors designated in accordance with the Merger Agreement) under the Merger Agreement and as the Lender Representative (and its successors designated in accordance with the Parent Note) under the Parent Note, with full power and authority to take all actions under the Merger Agreement, the Parent Note or any other Ancillary Agreement to which the Stockholder Representative is party and any other agreement entered into or document delivered in connection with the transactions contemplated by the Merger Agreement or any other Ancillary Agreement to which the Stockholder Representative is party that are to be taken by the Stockholder Representative on behalf of itself and each of the Company Stockholders or that are otherwise authorized by the terms of Section 9.19 of the Merger Agreement or by the Parent Note. The Company Stockholders will be bound by all actions taken by the Stockholder Representative in connection with the Merger Agreement or by the Lender Representative in connection with the Parent Note, and Parent shall be entitled to rely on any action, inaction or decision of the Stockholder Representative and Lender Representative. The undersigned acknowledges and agrees that Parent shall have no Liability, and is hereby relieved from any Liability to the undersigned, with respect to (i) any breach of Section 9.19 of the Merger Agreement by the Stockholder Representative or of the Parent Note by the Lender Representative, (ii) the designation, appointment or actions or omissions of the Stockholder Representative or the Lender Representative (including failure by the Stockholder Representative to deliver funds received by the Stockholder Representative on behalf of the undersigned or any other Company Stockholder (or the undersigned’s or any other Company Stockholder’s successors and permitted assigns) or any other Person), or (iii) any actions taken or omitted by Parent in accordance with, or in reliance on, any instructions or consent of, notice given by or any other actions taken or omitted by the Stockholder Representative or the Lender Representative.

8.                  Representations and Warranties. By executing and delivering this Letter of Transmittal, the undersigned hereby represents, warrants, covenants and agrees that:

(a)                        the undersigned is the sole record owner and beneficial owner of the shares of Company Capital Stock indicated as owned by the undersigned in Section 2 below, has good and valid title to and sole power of disposition in respect of such shares of Company Capital Stock, and has full right, power, legal capacity and authority to execute and deliver this Letter of Transmittal and to sell, assign, transfer and deliver the shares of Company Capital Stock indicated as owned by the undersigned in Section 2 below, free and clear of any and all Encumbrances (other than any restrictions on transfer under applicable federal or state securities Regulations). If the undersigned is acting in a representative or fiduciary capacity for a particular beneficial owner, the undersigned hereby certifies that this Letter of Transmittal covers all of the shares of Company Capital Stock owned by the undersigned in a representative or fiduciary capacity for such particular beneficial owner. Other than the Organizational Documents of the Company and this Letter of Transmittal, there are no voting trusts, stockholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the undersigned is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any equity interests of the Company;

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(b)                        (i) if the undersigned is not a natural person, it is duly organized and validly existing under the Regulations of its jurisdiction of incorporation, formation or organization or if he or she is a natural person, he or she has the legal capacity to execute and deliver this Letter of Transmittal, (ii) the undersigned has full right, power, legal capacity and authority to execute and deliver this Letter of Transmittal and to perform the undersigned’s obligations hereunder and no other proceedings are necessary for the undersigned to authorize this Letter of Transmittal and (iii) this Letter of Transmittal constitutes valid and binding obligations of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Regulations relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)                        the undersigned does not beneficially own and is not the record owner of any other shares of Company Capital Stock other than the shares indicated as owned by the undersigned in Section 2 below;

(d)                        there is no limitation or restriction on the sale, transfer and delivery by the undersigned of the shares of Company Capital Stock indicated as owned by the undersigned in Section 2 below, except under applicable federal and state securities Regulations and the Organizational Documents of the Company;

(e)                        the undersigned acknowledges and agrees that he, she or it has received and reviewed (or has had sufficient opportunity to review) the Merger Agreement, this Letter of Transmittal and all other Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party) with independent legal, accounting and financial advisors regarding the undersigned’s rights and obligations and the undersigned fully understands the terms and conditions contained, and the transactions provided for, herein and therein;

(f)                        the decision of the undersigned to execute this Letter of Transmittal has been made by the undersigned independently of any other holder of shares of Company Capital Stock and independently of any information, materials, statements or opinions as to the terms and conditions of this Letter of Transmittal, the Merger Agreement and the other Ancillary Agreements that may have been made or given by the Company, the Paying Agent, Parent, Merger Sub, the Stockholder Representative, any other holder of shares of Company Capital Stock or by any of their respective agents, employees, or other representatives, and none of the Company, the Paying Agent, Parent, Merger Sub, the Stockholder Representative, any other holder of shares of Company Capital Stock or any of their respective agents, employees or other representatives shall have any liability to the undersigned (or any Person) relating to or arising from any such information, materials, statements or opinions, except as expressly provided in a written agreement, if any, between or among such parties;

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(g)                        the execution and delivery of this Letter of Transmittal and the consummation of the transactions contemplated hereby by the undersigned and performance by the undersigned of its obligations hereunder and under the Merger Agreement and the other Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party) and the compliance by the undersigned with any of the provisions hereof (i) if the undersigned is not an individual, will not result in any violation of any provision of the Organizational Documents of the undersigned, (ii) will not conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of notice, consent, termination, cancellation, renegotiation, modification or acceleration of any obligation of the undersigned or to a loss of any benefit to which the undersigned is entitled under any provision of any material Contract of the undersigned or by which any of his, her or its respective properties or assets are bound or any license, permit or other similar authorization from any Governmental Authority held by the undersigned, and (iii) will not violate any existing Regulation applicable to the undersigned or any of its assets or properties, except in the case of clause (ii), to the extent that any such conflict, breach, default, notice, consent, termination, cancellation, renegotiation, modification or acceleration or loss of benefit does not prevent or alter or delay the undersigned from consummating the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any of the other Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party);

(h)                        there is no Action pending or, to the knowledge of the undersigned, threatened against the undersigned or any portion of its properties or assets before any Governmental Authority (i) affecting any of the undersigned’s shares of Company Capital Stock or (ii) which seeks to (or would reasonably be expected to) prevent or materially alter or delay the undersigned from consummating the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any of the other Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party);

(i)                        the undersigned agrees that, from and after the Effective Time, the surrender of the shares of Company Capital Stock indicated as owned by the undersigned in Section 2 below will be irrevocable;

(j)                        the undersigned acknowledges that unless and until the undersigned delivers this Letter of Transmittal pursuant to the provisions of Section 1.6(b) of the Merger Agreement and in accordance with the terms and conditions set forth in this Letter of Transmittal (including, without limitation, the instructions set forth herein), no payments under the Merger Agreement shall be paid to the undersigned in respect of the shares of Company Capital Stock indicated as owned by the undersigned in Section 2 below;

(k)                        no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger Agreement or the transactions contemplated thereby based upon arrangements made by or on behalf of the undersigned or any of his, her or its Affiliates;

(l)                        if the undersigned is a natural person, unless the undersigned’s spouse signs the Consent of Spouse/Domestic Partner attached hereto, the undersigned represents and warrants that the undersigned is not married or that the undersigned’s primary residence is in a state that is not a community property state; and

(m)                        (i) the undersigned has had an opportunity to review with his, her or its own tax advisors the U.S. federal, state, local and foreign tax consequences of the transactions contemplated by the Merger Agreement and the Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party), (ii) the undersigned is relying solely on such advisors and not on any statements or representations of the Company, Parent or any of their respective agents, written or oral, and (iii) the undersigned understands that he, she or it (and not the Company or Parent) shall be responsible for the undersigned’s own tax liability that may arise as a result of the transactions contemplated by the Merger Agreement and the Ancillary Agreements to which the undersigned is a party (or with respect to Ancillary Agreements to be entered into at Closing, will be a party).

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9.                  Additional Representations and Warranties for Persons Receiving Parent Shares. If the undersigned is electing to receive Parent Shares, by executing and delivering this Letter of Transmittal, the undersigned hereby further represents, warrants, covenants and agrees as follows:i

(a)                        The undersigned has completed, executed and delivered to the Paying Agent an Investor Questionnaire in the form attached hereto as Exhibit B (the “Investor Questionnaire”), certifying that the undersigned is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act of 1933, as amended (the “Securities Act”). Such Investor Questionnaire is true and correct in all respects.

(b)                        The undersigned acknowledges and agrees that (i) the Parent Shares issued to the undersigned in accordance with the terms of the Merger Agreement will be acquired by the undersigned solely for his, her or its account for investment, not as a nominee or agent, and not with a view to or for sale or distribution of such Parent Shares or any part thereof (and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same) and (ii) no public market now exists for any of the securities issued by Parent and Parent has made no assurances that a public market will ever exist for any of Parent’s securities. The undersigned presently has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Parent Shares.

(c)                        The undersigned acknowledges and agrees that the Parent Shares are “restricted securities” under the United States federal securities Regulations, are being issued pursuant to exemptions from registration and prospectus requirements under applicable securities Regulations, and may be resold only in very limited circumstances and in any case may not be resold in violation of this Letter of Transmittal and applicable securities Regulations. The undersigned is aware of the provisions of Rule 144, promulgated under the United States federal securities Regulations, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an Affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. The undersigned acknowledges and agrees that the Parent Shares are subject to significant restrictions on transfer as set forth in this Letter of Transmittal. Each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act or this Letter of Transmittal, bear a legend identical or similar in effect to the following legends (together with any other legend or legends required by applicable state securities Regulations or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THEY HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.”

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(d)                        The undersigned has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management. The undersigned understands that such discussions, as well as any written information issued by Parent, were intended to describe the aspects of Parent’s business and prospects which Parent believes to be material, but were not necessarily a thorough or exhaustive description. The undersigned acknowledges that (i) except for the representations and warranties set forth in Article IV of the Merger Agreement, neither Parent nor any of the Parent Related Parties has made any representation or warranty, express or implied, regarding any aspect of the acquisition of the Parent Shares or the operation or financial condition of Parent, (ii) except for the representations and warranties set forth in Article IV of the Merger Agreement, the undersigned is not relying upon any representation or warranty of Parent or any of the Parent Related Parties in making its decision to acquire the Parent Shares in accordance with the Merger Agreement and (iii) Parent is relying upon the truth of the representations and warranties in this Paragraph 9 in connection with the acquisition of the Parent Shares by the undersigned hereunder. For purposes of this Letter of Transmittal, “Parent Related Parties” means Parent’s current and former directors, officers, partners, employees, attorneys, agents, successors, assigns, stockholders, owners, representatives, predecessors, parents, Affiliates, associates and Subsidiaries and each of their respective Affiliates.

(e)                        (i) No portion of the undersigned’s direct or indirect investment into Parent via the acquisition of the Parent Shares or otherwise, whether on, before, or after the date of this Letter of Transmittal (collectively, the “Investment”), includes any proceeds from a crime or other illegal act that would cause Parent to be in violation of any applicable anti-money laundering Regulations (including, but not limited to, the USA PATRIOT Act), U.S. sanctions or embargoes, anti-corruption Regulations (including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended) or any other Regulations, (ii) neither the undersigned nor any Person Affiliated with the Investment (collectively “Investor Persons”) is a national or resident of Iran, Cuba, North Korea, Syria, Sudan, or the Crimea Region of Ukraine or is otherwise subject to U.S. sanctions/embargoes or debarment by the U.S. government, (iii) neither the undersigned nor any other Investor Person appears on the List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department or any other applicable list of sanctioned or debarred Persons maintained by any government or international agency such as the World Bank or Interpol and (iv) the undersigned has not and will not violate any Regulation with respect to the Investment or otherwise in relation to the undersigned’s relationship with Parent.

10.              Stockholder Representative Reserve. The undersigned hereby acknowledges that (a) at the Closing, the Stockholder Representative Reserve shall be withheld from the Merger Consideration and delivered by Parent to the Stockholder Representative to be retained by the Stockholder Representative and to be used by the Stockholder Representative to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements, and (b) the undersigned shall only receive distributions with respect to the Stockholder Representative Reserve if, when and to the extent the undersigned is entitled to receive such distributions in accordance with the terms of the Merger Agreement. The undersigned hereby acknowledges that, pursuant to the terms of the Merger Agreement, and the Paying Agent Agreement, the undersigned may not ultimately receive all or any of the amounts deposited into the account of the Stockholder Representative as the Stockholder Representative Reserve. In addition to the foregoing, the undersigned acknowledges that the receipt of the undersigned’s portion of any Stockholder Representative Reserve will be paid without interest and less any required withholding taxes.

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11.              Release. As a condition to receiving the undersigned’s portion of the Merger Consideration and to the extent permitted by Regulations, effective as of the Effective Time, the undersigned (on the undersigned’s own behalf and on behalf of the undersigned’s heirs, executors, administrators, agents, successors, permitted assigns and Affiliates (but excluding the portfolio companies of any venture capital, private equity or similar investment fund or other entities in which such funds have made investments)) (collectively, the “Releasing Party”) hereby releases, waives and discharges Parent, Merger Sub, the Company, the Surviving Corporation and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, agents, successors and permitted assigns (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, controversies, agreements, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever (including those sounding in contract or tort, loss of profits, interference with business contracts, interference with contractual relations, damage to business reputation, increased cost of doing business, interference with economic or business relationship or any prospect of economic or business relationship, interference with expectancy of business advantage, in each case whether current or prospective), obligations, Contracts (including the Terminated Agreements, but excluding any employment, consulting or similar Contract governing the terms of the undersigned’s employment or engagement with the Company, any of its Affiliates or any other Released Persons or the separation of such employment or engagement that does not constitute a Terminated Agreement), covenants, fees, costs and Damages of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise, including legal fees incurred in connection herewith or in connection with any costs associated with appearing as a third-party witness, with the enforcement of this release and with the posting of any bond in connection with any appeal process), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to any omissions, acts, event or facts that have occurred or occur at any time prior to the Effective Time, including, without limitation, (v) if the undersigned does not receive Parent Shares in the Merger, any Claim relating to the possibility that the value of such Parent Shares may be significantly higher than that attributed to such Parent Shares under the Merger Agreement, (w) any Claim relating to the preparation, negotiation, execution or consummation of the Merger Agreement, the Ancillary Agreements or any other agreement, document, certificate or instrument delivered in connection with the transactions contemplated by the Merger Agreement, (x) any Claim relating to any shares of capital stock, options or other securities issued by the Company to the undersigned or any other Releasing Party and/or arising under any agreement to which the Company is a party with respect to the rights of the undersigned or such other Releasing Party in and to such shares of capital stock, options or other securities (including, without limitation, any restricted stock purchase agreement), (y) any Claim relating to rights of the undersigned or any other Releasing Party under any employment, engagement, consulting, services or similar agreement governing the employment or engagement of the undersigned or any other Releasing Party as an employee or independent contractor of the Company (other than Retained Employment Claims (as defined below)) and (z) Claims in respect of a breach by the Company’s board of directors or its individual directors and officers of their obligations to the Company and the stockholders of the the Company (whether pursuant to the Company’s constituent documents, the DGCL or other applicable Regulation), including in connection with (1) those matters set forth in the Section 204 Ratifications, and (2) the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby (collectively, the “Released Claims”); provided, that the foregoing release shall not extend to, and the Released Claims shall not include, (i) any Claims resulting from or arising under the Merger Agreement or any Ancillary Agreement to which the Releasing Party is a party (including, without limitation, the rights and interests of the Releasing Party under the Merger Agreement or any Ancillary Agreement), except to the extent such Claims seek consideration for any Company Capital Stock in excess of that contemplated by the Merger Agreement, (ii) any Claims in connection with the the undersigned’s or any other Releasing Party’s status as a current or former employee or consultant of the Company, any of its Affiliates and/or any other Released Persons for (A) reimbursement of expenses, (B) compensation or benefits earned, accrued, accruing, vested, payable or due to the undersigned or any other Releasing Party, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (C) any unreimbursed claims incurred by the undersigned under the Company’s or any other Released Person’s employee health and welfare plans prior to the Effective Time in accordance with the terms of such plans, and (D) the undersigned’s or any other Releasing Party’s right to continued participation in the Company’s or any other Released Persons’ group health plan pursuant to the terms and conditions of COBRA (clauses (A)-(D), collectively, the “Retained Employment Claims”), or (iii) any Claims to indemnification and/or advancement of expenses as a director or officer of the Company and/or its Subsidiaries by the Company, the Surviving Corporation or their Subsidiaries under their respective Organizational Documents (including, without limitation, the Company’s certificate of incorporation and bylaws), any applicable insurance policy providing coverage for director and officer indemnification and any indemnification agreement or other indemnification obligations covering or otherwise in favor of the directors and officers of the Company, the Surviving Corporation or their Subsidiaries. This release is for the benefit of the Released Persons and shall be enforceable by any of them directly against the undersigned and any other applicable Releasing Party. With respect to such Released Claims, the undersigned (on the undersigned’s own behalf and on behalf of the undersigned’s other Releasing Parties) hereby expressly waives any and all rights conferred upon him, her or it by any Regulation which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, including, without limitation, the following provisions of California Civil Code Section 1542: “A general release does not extend to claims THAT the creditor OR RELEASING PARTY does not know or suspect to exist in his or her favor at the time of executing the release AND THAT, if known by him or her, WOULD have materially affected his OR HER settlement with the debtor OR RELEASED PARTY.” The Releasing Party, being aware of said code section and any similar, applicable state Regulation, agrees to expressly waive any rights that the Releasing Party may have thereunder, as well as under any other statute or common law principles of similar effect with respect to the Released Claims.

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12.              Successors and Assigns; Third Party Beneficiaries. The provisions of this Letter of Transmittal shall be binding upon the undersigned and the successors, assigns, heirs, executors, administrators, and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned; provided, that the undersigned may not assign, delegate or otherwise transfer any of its rights or obligations under this Letter of Transmittal without the prior written consent of Parent and the Stockholder Representative. Nothing expressed or implied herein is intended, nor shall be construed, to confer upon or give any Person other than the undersigned and the parties to the Merger Agreement (including, without limitation, Parent and the Stockholder Representative) and their respective successors, assigns, heirs, executors, administrators, and legal representatives (including, for the avoidance of doubt, the Surviving Corporation) any right, remedy, obligation or liability under or by reason of this Letter of Transmittal, or result in any such other Person being deemed a third party beneficiary of this Letter of Transmittal.

13.              Restriction on Transfer of Company Shares. The undersigned hereby agrees that, from the date hereof until the earlier of the termination of the Merger Agreement in accordance with Section 8.1 thereof or the Effective Time, the undersigned shall not, directly or indirectly, transfer, assign, convey, deliver, pledge, hypothecate or otherwise encumber any of its shares of Company Capital Stock or grant to any Person any right to purchase any of such shares.

14.              Restriction on Transfer of Parent Shares. The undersigned hereby agrees that, in the event that the undersigned receives any Parent Shares, then from and after the Closing, the undersigned shall not sell, assign, pledge, or in any manner transfer any of such shares any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this Paragraph 14:

(a)                        If the undersigned receives from anyone a bona fide offer acceptable to the undersigned to purchase any Parent Shares held by the undersigned, then the undersigned shall first give written notice thereof to Parent. The notice shall name the proposed transferee and state the number of Parent Shares to be transferred, the price per share and all other terms and conditions of the offer.

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(b)                        For fifteen (15) days following receipt of such notice, Parent or its assigns shall have the option to purchase all or, with the consent of the undersigned, any lesser part of the Parent Shares specified in the notice at the price and upon the terms set forth in such bona fide offer. In the event Parent elects to purchase all or, as agreed by the stockholder, a lesser part, of the Parent Shares, it shall give written notice to the selling stockholder of its election and settlement for said Parent Shares shall be made as provided below in paragraph (c).

(c)                        In the event Parent elects to acquire any of the Parent Shares of the selling stockholder as specified in said selling stockholder’s notice, the Secretary of Parent shall so notify the selling stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of Parent receives said selling stockholder’s notice; provided, that if the terms of payment set forth in said selling stockholder’s notice were other than cash against delivery, Parent shall pay for said Parent Shares on the same terms and conditions set forth in said selling stockholder’s notice.

(d)                        In the event Parent does not elect to acquire all of the Parent Shares specified in the selling stockholder’s notice, said selling stockholder may, within the sixty (60) day period following the expiration of the option rights granted to Parent, sell elsewhere the Parent Shares specified in said selling stockholder’s notice which were not acquired by Parent, in accordance with the provisions of paragraph (c), provided that said sale shall not be on terms and conditions more favorable to the purchaser than those contained in the bona fide offer set forth in said selling stockholder’s notice. All Parent Shares so sold by said selling stockholder shall continue to be subject to the provisions of this Paragraph 14 in the same manner as before said transfer.

(e)                        Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Paragraph 14;

(i)                        A stockholder’s transfer of any or all Parent Shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s Immediate Family. “Immediate Family” as used herein shall mean spouse, lineal descendent, father, mother, brother, or sister of the stockholder making such transfer.

(ii)                        A stockholder’s bona fide pledge or mortgage of any Parent Shares with a commercial lending institution, provided that any subsequent transfer of said Parent Shares by said institution shall be conducted in the manner set forth in this Paragraph 14.

(iii)                        A stockholder’s transfer of any or all of such stockholder’s Parent Shares to any other stockholder of Parent.

(iv)                        A stockholder’s transfer of any or all of such stockholder’s Parent Shares to a person who, at the time of such transfer, is an officer or director of Parent.

(v)                        A corporate stockholder’s transfer of any or all of its Parent Shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of Parent Shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

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(vi)                        A corporate stockholder’s transfer of any or all of its Parent Shares to any or all of its stockholders.

(vii)                        A transfer of any or all of the Parent Shares held by a stockholder which is a limited or general partnership to any or all of its partners.

In any such case, the transferee, assignee, or other recipient shall receive and hold such Parent Shares subject to the provisions of this Paragraph 14, and there shall be no further transfer of such Parent Shares except in accordance with this Paragraph 14.

(f)                        The provisions of this Paragraph 14 may be waived with respect to any transfer either by Parent, upon duly authorized action of its board of directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of Parent (excluding the votes represented by those Parent Shares to be sold by the selling stockholder).

(g)                        Any sale or transfer, or purported sale or transfer, of Parent Shares shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

(h)                        The foregoing right of first refusal shall terminate on upon the date common stock of Parent is first offered to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act. Any certificates representing the Parent Shares shall bear the following legend so long as the foregoing right of first refusal remains in effect: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION, AS PROVIDED IN THE LETTER OF TRANSMITTAL EXECUTED BY THE INITIAL HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

15.              “Market Stand Off” Agreement. The undersigned hereby agrees that in connection with Parent’s first firm commitment underwritten public offering of the common stock of Parent (the “Common Stock”) to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act (an “IPO”), upon request of the underwriters managing the IPO, the undersigned shall enter into an agreement that it will not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any hedging swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Common Stock (or other securities), whether any such transaction above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period specified by the representative of the underwriters of Common Stock (or other securities) of Parent not to exceed 180 days following the effective date of a registration statement of Parent filed under the Securities Act in connection with Parent’s IPO; provided, however, that all executive officers, directors and holders of one percent or more of the Parent’s outstanding capital stock of Parent enter into similar agreements. The undersigned agrees to execute and deliver such other agreements as may be reasonably requested by Parent or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Parent may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said 180 day period. The underwriters of the Parent’s stock are intended third party beneficiaries of this Paragraph 15 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Notwithstanding the foregoing, if the undersigned is an entity, the undersigned shall be permitted to distribute securities of Parent during the market stand-off period to its stockholders, members, former members, partners, former partners or other equity holders, or to an entity controlling, controlled by or under common control with such Registered Holder, so long as each distributee agrees in writing to be bound by the restrictions set forth herein.

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16.    Confidentiality; Publicity.

(a)                        The undersigned acknowledges that the undersigned has knowledge of certain Confidential Information (as defined below) and that such Confidential Information is confidential and proprietary, and of material value, to the Business and affects, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. The undersigned acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of the Company, the Surviving Corporation, Parent and/or its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. The undersigned further acknowledges that the Company, the Surviving Corporation, Parent and/or its Affiliates would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than the Company, the Surviving Corporation, Parent and/or any of its Affiliates. Accordingly, the undersigned covenants and agrees that the undersigned will not, directly or indirectly, and will cause its Representatives (the undersigned and the Representatives of the undersigned being collectively referred to as “Restricted Persons”) not to, without the prior written consent of Parent, disclose, use, exploit, furnish or make accessible to any other Person (including, without limitation, a Person reasonably determined by the board of directors of Parent to be a competitor of Parent) any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information remains confidential, proprietary and/or non-public or otherwise remains wholly or partially protectable from disclosure under applicable Regulations, except that the Restricted Persons may disclose a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)                        becomes generally known on a non-confidential basis to Persons in the industry in which the Company is engaged or the public generally through no act, or failure to act, of any Restricted Person in violation or breach of its obligations under this Letter of Transmittal; or

(ii)                        becomes available to a Restricted Person on a non-confidential basis from a source other than Parent, Merger Sub, the Company, the Surviving Corporation, any Stockholder or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Parent, Merger Sub, the Company, the Surviving Corporation any Stockholder or any other Person with respect to such information.

(b)                        The undersigned will not, and will cause its Representatives not to, make any public announcement with respect to this Letter of Transmittal, the Merger Agreement or any Ancillary Agreement or the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any Ancillary Agreement without the prior written consent of Parent, except as required under applicable Regulations.

(c)                        The undersigned will, and will cause its Representatives to, keep this Letter of Transmittal, the Merger Agreement and the transactions contemplated by this Letter of Transmittal and the Merger Agreement strictly confidential, and the undersigned will not, and will cause its Representatives not to, make any disclosure of or relating to this Letter of Transmittal, the Merger Agreement or any Ancillary Agreement, or the terms and conditions contained in this Letter of Transmittal, the Merger Agreement or any Ancillary Agreement, to any Person without the prior written consent of Parent, except as may be required under applicable Regulations.

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(d)                        The covenants set forth in clauses (a), (b) and (c) above will not prohibit or be deemed to prohibit disclosure of the material terms of this Letter of Transmittal, the Merger Agreement or any Ancillary Agreement (but not, for the avoidance of doubt, this Letter of Transmittal, the Merger Agreement or the Ancillary Agreements themselves) to any of the stockholders, limited partners, members or other investors in the undersigned who are subject to confidentiality restrictions for the benefit of Parent that are comparable to those set forth in this Paragraph 16.

(e)                        The undersigned hereby expressly acknowledges that the covenants contained in this Paragraph 16 are integral to this Letter of Transmittal and the consummation of the transactions contemplated by this Letter of Transmittal and the Merger Agreement and that without the protection of such covenants, Parent would not have entered into the Merger Agreement. The undersigned hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Parent and/or its Affiliates in connection with an actual or threatened breach by a Restricted Person of the provisions of this Paragraph 16. Accordingly, on the undersigned’s behalf and on behalf of each of the undersigned’s Restricted Persons, the undersigned hereby expressly waives all rights to raise the adequacy of Parent’s remedies at law as a defense if Parent seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Paragraph 16. In addition, Parent will be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Paragraph 16. The undersigned agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The undersigned hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Paragraph 16 should such enforcement ever become necessary.

(f)                        For purposes of this Letter of Transmittal, “Confidential Information” means any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to the Company, its Subsidiaries or the Business, including business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including Source Code thereto), pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how. “Confidential Information” will include any information furnished to the undersigned as confidential information or that the undersigned knew or reasonably should have known was confidential information, including the terms and existence of this Letter of Transmittal, the Merger Agreement and the Ancillary Agreements.

17.              Reliance. The undersigned acknowledges and agrees that (a) Parent and its Affiliates are relying on the representations, warranties, covenants and agreements set forth in this Letter of Transmittal in connection with making any payments with respect to the undersigned contemplated by the Merger Agreement and (b) Parent and its Affiliates are expressly intended to be beneficiaries of this Letter of Transmittal and the representations, warranties, covenants and agreements of the undersigned set forth in this Letter of Transmittal.

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18.              Governing Law; Waiver of Jury Trial. This Letter of Transmittal (including the interpretation and enforcement hereof) and all disputes or controversies arising out of, in connection with or relating to this Letter of Transmittal or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Regulations of the State of Delaware, without regard to the Regulations of any other jurisdiction that might be applied because of the conflicts of Regulations principles of the State of Delaware. The undersigned irrevocably agrees that any legal action or proceeding arising out of or relating to this Letter of Transmittal or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns shall be brought and determined exclusively by the Court of Chancery of the State of Delaware (or, if such court will not accept jurisdiction, any federal court, or if such courts will not accept jurisdiction, any state court, in each case in the State of Delaware), and the undersigned (on behalf of itself and any Person claiming by, through or on behalf of the undersigned) hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Letter of Transmittal and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). The undersigned further agrees to accept service of process in any manner permitted by such court. The undersigned hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Letter of Transmittal or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Regulations, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Letter of Transmittal, or the subject matter hereof, may not be enforced in or by such courts. THE UNDERSIGNED HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT THE UNDERSIGNED MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS LETTER OF TRANSMITTAL AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS.

19.              Further Assurances. Following the Closing, from time to time, as and when requested by Parent, the Company or the Stockholder Representative, the undersigned will execute and deliver, or cause its controlled Affiliates to execute and deliver, all such documents and instruments, grant such consent(s) and take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable to evidence or effectuate the transactions contemplated by the Merger Agreement or this Letter of Transmittal.

20.              Termination. If for any reason the Merger Agreement is terminated pursuant to and in accordance with the terms thereof, this Letter of Transmittal will automatically terminate effective as of the termination of the Merger Agreement and be of no further force or effect thereafter. The undersigned hereby acknowledges and agrees that the undersigned will not be entitled to any consideration in the event that the Merger contemplated by the Merger Agreement is not consummated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Section 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on record of Shares

Address

City

State/Province

Postal/Zip Code

Country

Email Address of Registered Holder

Contact number of registered Shareholder

By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents about the service and related matters in connection with this LOT (“Account”). Electronic Communications covered by your consent may include, but are not limited to: PNC Privacy Policy, IRS Tax Forms, letters, notices or alerts regarding your Account, any disclosure required by federal, state or local law, and other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at PNC Financial Services Group, Attn: Payment Administration, 80 S. 8th Street, Suite 3715, Minneapolis, MN 55402. If you do, you will receive certain Account documents issued after the date on which you withdraw such consent in paper form. Any withdrawal of your consent to Electronic Communications will be effective only after we have a reasonable period of time to process your withdrawal request. To access and retain Electronic Communications, you must have: (i) ssl enabled web browsers, (ii) an email address and a personal computer or equivalent device capable of connecting, and actually connected, to the Internet, (iii) Acrobat Reader software version 6.0 or higher to view documents in Portable Document Format (PDF). This viewer is available for download, free of charge, from www.adobe.com and (iv) sufficient electronic storage capability on your hard drive or other data storage facility or a means to print or store notices and information through your browser software.

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Section 2. Securities Surrendered.

Security Type	Quantity of Security

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Section 3. Method of Payment.

Please SELECT ONLY ONE of the following methods of payment to receive your proceeds, and complete the corresponding “Payment Information” in Section 3(a), 3(b) or (3c).

Wire Transfer ☐ If selected, please complete the “Wire Transfer” Section 3(a) below. $65 wire fee deducted from the proceeds of the payment	Automated Clearing House ☐ If selected, please complete the “ACH” Section 3(b) below. $25 ACH fee deducted from the proceeds of the payment	Check ☐ If selected, please complete the “Check” Section 3(c) below. No Fee

☐

Check this box ONLY if you want payment issued to a name OTHER THAN the Registered Holder. If checked, you will be required to obtain and deliver a Medallion Guarantee (See Section 5) and complete the following information before payment will be issued.

Section 3(a). Payment Information. Wire Transfer.

Bank Name
Fedwire ABA Number/SWIFT
Name on Bank Account
Account Number/IBAN
FFC Account Name (if applicable)
FFC Account Number (if applicable)
Bank Contact/Telephone Number

**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.

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Section 3(b). Payment Information. Automated Clearing House (ACH).

Bank Name
ABA Number
Name on Bank Account
Account Number
Account Type:
☐ Checking	☐ Savings

**You agree that any error in payment (i.e. overpayment, duplicate payment, fraudulent payment, or otherwise) will be reversed through a debit to such account.

Section 3(c). Payment Information. Check.

CHECK ISSUANCE

Name:
Address:
City:
State/Province:
Postal/Zip Code:
Country:

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Section 4. Signature Page to Letter of Transmittal

Registered Holder Name:

Signature:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

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Section 5. Medallion Guarantee

MEDALLION GUARANTEE: If payment is to be made to anyone other than the Registered Holder, your signature above must be medallion guaranteed. A Medallion Signature Guarantee stamp may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association, or other financial institution which participates in a Medallion program of the Securities Transfer Association Medallion Program (STAMP), Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion Signature Program, as long as the amount of the transaction does not exceed the relevant surety coverage of the medallion. Signature guarantees from financial institutions which do not participate in a Medallion program will not be accepted. A notary public cannot provide a Medallion Signature Guarantee stamp.

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General Instructions:

Section 1: Enter your name as it appears on your shares. If the shares are registered in various names, a separate Letter of Transmittal must be submitted for each different registered holder.

Section 2: PNC offers wire transfers, Automated Clearinghouse (ACH) / Direct Deposit for U.S. Bank Accounts, or a check. If selecting wire transfer: The ABA Routing Number for “incoming FED WIRES” is in many times different than the ABA Routing Number used for direct deposit or the ABA Routing Number on the bottom of your check or deposit slip. Please always check with your bank to obtain the correct ABA Routing Number and wire instructions. For international wires, please provide the SWIFT code (BIC) in the Fedwire ABA Number field and the complete IBAN in the Account Number field, if available. A transaction fee will be deducted from the proceeds. If selecting ACH / Direct Deposit: Please note ACH / Direct Deposits are typically credited to receiving bank account 1-2 business days after the payment is processed. Your payment will be delivered by direct deposit to an account in the name of the Registered Holder (exactly as set forth in Section 1). A fee will be deducted from your payment by Paying Agent and if your payment is returned, you may incur fees and your financial institution may charge fees in addition to the fees described herein. If selecting a check: Checks are delivered by U.S. mail in the name of the registered holder as set forth in Section 1. No transaction fee will be deducted by Paying Agent from the proceeds. Paying Agent will use the payment instructions provided above for any future payments related to this LOT and the transaction unless a new LOT or form authorized by the Paying Agent is completed to update such payment instructions.

Section 3. All registered holders must sign. If signing on behalf of an entity, please sign in capacity on behalf of the entity. If the Registered Holder is unable to sign, please contact Paying Agent for instructions.

Section 4. If payment is to be made to anyone other than the registered holder, the signatures of those executing the document must be medallion guaranteed by an eligible guarantor. The medallion guarantee stamp can be obtained from a domestic bank, trust company, broker dealer or other financial institution participating in the Securities Transfer Association Medallion Guarantee Program (STAMP) or Stock Exchanges Medallion Program (SEMP) or the NYSE Medallion. The surety value of the medallion guarantee must cover the total amount of the payment. All future payments will be made to the new payee unless the transferor specifically directs the paying agent otherwise. Please contact your bank or broker regarding its requirements for application of the medallion guarantee.

Tax Matters: all payees must provide a valid IRS Form W-9 or an appropriate IRS Form W-8 (attached hereto as Exhibit A). Each Registered Holder set forth in Section 1 must provide Paying Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on an IRS Form W-9, or an appropriate IRS Form W-8, as described below under “Important U.S. Tax Information.” If the payment is to be made to any payee other than the Registered Holder set forth in Section 1 (a “Transferee”), such Transferee must also provide Paying Agent with a correct TIN and certain other information on an IRS Form W-9, or an appropriate IRS Form W-8.

IMPORTANT U.S. TAX INFORMATION

To avoid backup withholding, United States federal income tax law generally requires that if your Shares are accepted for payment, you and your assignee (in either case, the “Payee”) must provide the Paying Agent (the “Payor”) with the Payee’s correct Taxpayer Identification Number (“TIN”), which, in the case of a Payee who is an individual, is the Payee’s social security number. If the Payor is not provided with the correct TIN or an adequate basis for an exemption, the Payee may be subject to a $50 penalty imposed by the IRS and backup withholding in an amount equal to 24% of the gross proceeds received pursuant to the Transaction. Backup withholding is not an additional tax. Rather, the tax liability of a Payee subject to backup withholding will be reduced by the amount withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS provided the required information is timely furnished to the IRS.

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Payees are urged to consult their own tax advisors regarding compliance with backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person must provide such Payee’s correct TIN by completing the IRS Form W-9 attached hereto, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply. If the Shares are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report.

Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons (as defined in the instructions to the enclosed IRS Form W-9) should indicate their exempt status on IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify as exempt, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status. Such forms may be obtained from the Paying Agent or the IRS website: www.irs.gov.

Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN or other applicable Form W-8 may result in backup or other withholding under U.S. tax laws on any payments and may result in a penalty imposed by the U.S. Internal Revenue Service.

EACH PAYEE IS URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE TRANSACTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

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Exhibit A - Tax Forms

[IRS Form W-9 and IRS Form W8-BEN/W8BEN-E/ W8IMY to be attached]

[**Pursuant to Regulation S-K, Item 601(a)(5), this Exhibit has not been filed. The Registrant agrees to furnish supplementally a copy of such omitted exhibit to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.**]

Exhibit B – Accredited Investor Questionnaire and Election for Parent Shares

[See attached.]

ACCREDITED INVESTOR CERTIFICATION

                                         , 2021

Quickframe, Inc., a Delaware corporation (the “Company”), is entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, MNTN Digital, Inc. (“Parent”), QF Merger Sub, Inc. (“Merger Sub”) and QF SH Rep LLC in its capacity as the representative of the Company stockholders, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”). As a result of the Merger, holders of shares of capital stock of the Company that are “accredited investors” (as defined below) are eligible to receive shares of Parent (the “Securities”). In connection with the Merger, the undersigned hereby certifies as follows:

1.                  The undersigned is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (the “Act”), because the undersigned falls within one or more of the following categories (Please initial one or more, as applicable):

_____ (1)               a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

_____ (2)               a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_____ (3)               an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, limited liability company, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;

_____ (4)               a natural person whose individual net worth (see definition of “net worth” below), or joint net worth with that person’s spouse, at the time of such person’s acquisition of the Securities exceeds $1,000,000;

_____ (5)               a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

_____ (6)               a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose acquisition of the Securities is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

_____ (7)               a revocable trust (including a revocable trust formed for the specific purpose of acquiring the Securities) and the grantor or settlor of such trust is an “accredited investor”; and

_____ (8)               an entity in which all of the equity owners are accredited investors (as defined above).

As used in this Accredited Investor Certification, the term “net worth” means the excess of total assets over total liabilities. In computing net worth for the purpose of subsection (4) above, the value of the principal residence of the investor must be excluded, provided, however, that if the amount of mortgage or other indebtedness secured by the investor’s primary residence exceeds the value of the residence and the lender has other recourse against the investor, the excess must be deducted from the investor’s net worth. In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

2.                  The undersigned agrees that this Accredited Investor Certification (or a copy hereof) may be produced to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

3.                  The address set forth below the undersigned’s signature below is his or her, or its true and correct residence, and the undersigned has no present intention of becoming a resident of any other state or jurisdiction.

This Accredited Investor Certification shall be governed by and construed in accordance with the laws of the state of Delaware.

☐ Please check this box if you desire to receive Securities in lieu of a portion of your Parent Note Consideration (as defined in the Merger Agreement). By checking this box, you are irrevocably electing to forego a portion of your Parent Notice Consideration and receive instead a number of Securities calculated in accordance with the Merger Agreement.

Signature Page Follows

By executing below, the undersigned represents that the foregoing information is true and correct and agrees to the representations set forth above.

Registered Holder Name:

By:
(Signatory Entity)

Its:
(Capacity)

By:
(Signatory Entity)

Its:
(Capacity)

Signature:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:

Date:

Address: ______________________________

City: _________________________________

State/Province: _________________________

Postal/Zip Code: ________________________

Country: ______________________________

Exhibit C – Parent Note and Subordination Agreement

[See attached.]

[**Included in Exhibit E to Exhibit 2.1**]

Exhibit D – Consent of Spouse/Domestic Partner

I,__________________________________________, the undersigned spouse/domestic partner of _____________________________________ (the “Registered Owner”), a stockholder of Quickframe, Inc., a Delaware corporation (the “Company”), under that certain Agreement and Plan of Merger, dated [_________], 2021 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, MNTN Digital, Inc. (“Parent”), QF Merger Sub, Inc. (“Merger Sub”) and QF SH Rep LLC in its capacity as the representative of the Company stockholders, hereby acknowledge that:

1.                  I have read that certain Letter of Transmittal (the “Letter of Transmittal”), and I consent to the transactions contemplated by the Letter of Transmittal, dated as of the date set forth therein, including the cancellation of the shares of capital stock held by my spouse/domestic partner (the “Surrendered Shares”), in exchange for, as applicable, the consideration payable in respect of the Surrendered Shares pursuant to and in accordance with the terms and conditions of Article I of the Merger Agreement.

2.                  I hereby waive and relinquish all right, claim and interest, however arising, that I may have in the Surrendered Shares, including without limitation those arising under any laws governing community property and marital and non-marital property ownership and disposition thereof or otherwise, or otherwise with respect to the Company.

I agree that I will take no action at any time to challenge the validity of the Merger Agreement, any of the documents related to the Merger Agreement executed by the Registered Owner or the cancellation of the Surrendered Shares pursuant to the Merger Agreement or the Letter of Transmittal.

I am aware that the legal, financial and other matters contained in the Merger Agreement and the other agreements to be entered into in connection therewith are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Merger Agreement and the other agreements to be entered into in connection therewith that I hereby waive such right. I hereby consent and agree to be bound by the terms of the Merger Agreement applicable to the stockholders of the Company and the Letter of Transmittal executed by the Registered Owner.

(Remainder of Page Intentionally Left Blank)

EXHIBIT D

Form of Written Consent

QUICKFRAME INC.

ACTION BY CONSENT IN WRITING
OF STOCKHOLDERS IN LIEU OF MEETING

Dated as of December 10, 2021

The undersigned, being (a) the holders of a majority of the votes that may be cast by the issued and outstanding shares of (i) common stock plus (ii) Series 2018 Preferred Stock-1, Series 2018 Preferred Stock-2, Series 2018 Preferred Stock-3, Series 2018 Preferred Stock-4, Series 2018 Preferred Stock-5, Series 2018 Preferred Stock-6 and Series 2019 Preferred Stock (with each holder of shares of any such series of preferred stock being entitled to cast the number of votes equal to the number of whole shares of common stock into which such holder’s shares of preferred stock are convertible as of the close of business on the date of this Action by Consent in Writing pursuant to and in accordance with that certain Fourth Amended and Restated Certificate of Incorporation of the Corporation (as defined below), dated March 23, 2021 (as amended, the “Corporate Charter”)), of QuickFrame Inc., a Delaware corporation (the “Corporation”), voting together as a single class, (b) the holders of a majority of the votes that may be cast by the issued and outstanding shares of Series 2018 Preferred Stock-1, Series 2018 Preferred Stock-2, Series 2018 Preferred Stock-3, Series 2018 Preferred Stock-4, Series 2018 Preferred Stock-5 and Series 2018 Preferred Stock-6 of the Corporation, voting together as a separate class, (c) holders of a majority of the votes that may be cast by the issued and outstanding shares of Series 2019 Preferred Stock of the Corporation, voting together as a separate class, and (d) Lucas Loeffler, having given due and proper consideration to all matters and things which are necessary or appropriate for them to evaluate and reach an informed conclusion as to the fairness and reasonableness of the actions described below, do hereby irrevocably consent to taking of the following actions and the adoption of the following resolutions without a meeting in accordance with Sections 228 and 251 of the Delaware General Corporation Law, as amended (the “DGCL”), the Corporate Charter and the bylaws of the Corporation as currently in effect (the “Bylaws”), and agree that such actions and resolutions shall have the same force and effect as though duly taken and adopted at a meeting of stockholders of the Corporation (the “Stockholders”) duly called and legally held:

1.       Approval of Agreement and Plan of Merger

WHEREAS, the Corporation has entered into that certain Agreement and Plan of Merger, dated as of December 10, 2021 (the “Merger Agreement”), by and among (i) MNTN Digital, Inc., a Delaware corporation (“Parent”), (ii) QF Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), (iii) the Corporation and (iv) QF SH Rep LLC, a Delaware limited liability company solely in its capacity as “Stockholder Representative” (the “Stockholder Representative”), pursuant to which Merger Sub will merge with and into the Corporation with the Corporation being the surviving corporation of the merger and becoming a wholly-owned subsidiary of Parent (the “Merger”);

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WHEREAS, pursuant to the terms of the Merger Agreement, all of the consideration payable to the Stockholders will be in the form of (i) (A) a beneficial ownership interest in that certain Promissory Note in substantially the form of Exhibit E attached to the Merger Agreement (the “Parent Note”) to be executed by Parent in favor of the persons identified on Schedule I thereto, which Parent Note will not be payable until the Maturity Date (as defined in the Parent Note) or (B) in the case of those certain Stockholders who so elect pursuant to the terms of the Merger Agreement, shares of common stock of Parent (the “Parent Common Shares”), and (ii) that amount of cash Earnout Consideration (as defined in the Merger Agreement) (if any) provided for pursuant to and in accordance with the terms of the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, a portion of the consideration otherwise payable to the Stockholders will be deposited with the Stockholder Representative to constitute the Stockholder Representative Reserve (as defined in the Merger Agreement), to be applied as the Stockholder Representative, in its sole discretion, determines appropriate to defray, offset, or pay any charges, fees, costs, liabilities or expenses of the Stockholder Representative incurred in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement);

WHEREAS, upon due and careful consideration, the board of directors of the Corporation (the “Board”) has unanimously (i) determined that the Merger is fair, advisable and in the best interests of the Corporation and its securityholders, (ii) approved the Merger, (iii) approved and declared advisable the terms of the Merger Agreement and the other transactions contemplated thereby and (iv) resolved to recommend the adoption of the Merger Agreement to the holders of the shares of the Corporation’s capital stock; and

WHEREAS, each of the undersigned Stockholders (i) has each been advised to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to such Stockholder of the consummation of the Merger, the Merger Agreement and his, her or its execution of this Action by Consent in Writing, (ii) acknowledges that he, she or it has availed himself, herself or itself of such right and opportunity to the extent he, she or it has so desired, (iii) has carefully reviewed and understands the terms of the Merger, the Merger Agreement and the Ancillary Agreements to which he, she or it is a party and deems it to be in the best interests of the Stockholders, and the Corporation, to approve the Merger pursuant to and in accordance with the Merger Agreement and the Ancillary Documents and (iv) is competent to execute this Action by Consent in Writing free from coercion, duress or undue influence.

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NOW, THEREFORE, BE IT

RESOLVED, that the undersigned Stockholders hereby approve, adopt and ratify the Merger Agreement, a copy of which is attached hereto as Exhibit A, the terms and conditions, and the allocation of, the consideration payable in connection with the consummation of the Merger, the transactions contemplated thereby and such other agreements, exhibits, certificates, documents and instruments necessary or appropriate to consummate the transactions contemplated thereby (such other agreements, exhibits, certificates, documents and instruments, together with the Merger Agreement, being, collectively, the “Merger Documents”), with such changes to the Merger Agreement and the other Merger Documents as the authorized officers of the Corporation (each, an “Authorized Officer”), acting alone or together with any other Authorized Officer, and the sole member of the Board (the “Sole Director”), acting alone or together with any Authorized Officer, in their sole discretion and upon the advice of legal counsel to the Corporation, deem necessary, desirable, convenient or appropriate; and be it

FURTHER RESOLVED, that, by signing below, each undersigned Stockholder hereby votes one hundred percent (100%) of the shares of the Corporation’s capital stock owned by such Stockholder in favor of the adoption of the Merger Agreement and the other Merger Documents, in favor of the consummation of the Merger and in favor of all of the transactions contemplated by the Merger Agreement and the other Merger Documents; and be it

FURTHER RESOLVED, that the acts of the Authorized Officers and the Sole Director in connection with the negotiation, execution and/or delivery of the Merger Agreement and the other Merger Documents and effectuating, on behalf of the Corporation, the consummation of the Merger and all other transactions contemplated by the Merger Agreement and the other Merger Documents be, and they hereby are, approved, adopted, ratified and confirmed in all respects; and be it

FURTHER RESOLVED, that the undersigned Stockholders hereby waive any notice with respect to the Merger to which Stockholders may otherwise be entitled pursuant to the Corporate Charter or the Bylaws, any agreement by and between the Company and such Stockholder or any applicable law (including, without limitation, the DGCL), each as in effect as of the date hereof, in each case to the maximum extent that such notice provisions can be waived by the undersigned Stockholders.

2.       Approval of Stockholder Representative

RESOLVED, that the undersigned Stockholders hereby approve and authorize (i) the appointment of the Stockholder Representative as the initial Stockholder Representative in accordance with the Merger Agreement for the purposes set forth therein and (ii) the Stockholder Representative to act as the Lender Representative (as defined in the Parent Note) for all purposes under the Parent Note.

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3.            Approval of Paying Agent

RESOLVED, that the undersigned Stockholders hereby approve and authorize the appointment of the PNC Bank, National Association as the Paying Agent (as defined in the Merger Agreement) in accordance with the Merger Agreement for the purposes set forth therein.

4.	Termination of Investor Agreements

RESOLVED, that, in connection with and conditioned upon the consummation of the transactions contemplated by the Merger Agreement, the agreements set forth on Schedule 5.5 of the Merger Agreement, including, without limitation, the 2018 Investor Agreement and the 2019 Investor Agreement (as each term is defined in the Merger Agreement) (collectively, the “Investor Agreements”), shall terminate and be of no further force or effect as of the Effective Time unless otherwise noted on such Schedule 5.5; and be it

FURTHER RESOLVED, that any Authorized Officer, acting alone or together with any other Authorized Officer, be and each hereby is authorized to execute and deliver such documents, instruments, agreements and certificates necessary or appropriate in connection with the termination of the Investor Agreements, with such changes to such documents, instruments, agreements and certificates as the Authorized Officers, in their sole discretion, and upon the advice of legal counsel, deem necessary, desirable, convenient or appropriate, and the execution and delivery by such Authorized Officers of such documents, instruments, agreements and certificates shall be conclusive evidence of their authority to so act on behalf of the Corporation and of the approval thereof by the undersigned Stockholders.

5.            Approval of Interested Party Transactions

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Corporation and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the Corporation is an officer or director of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if, among other things, the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the Stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Stockholders; and

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WHEREAS, the Board has fully disclosed to the Stockholders the nature of such potential financial or other interests in connection with the consummation of the Merger, including, without limitation, that (i) Lucas Loeffler is an Authorized Officer and the sole member of the board of directors of the Corporation and (1) will receive consideration in the Merger in his capacity as a Stockholder and/or an optionholder of the Corporation, (2) has received an offer to continue employment with Parent following the consummation of the Merger and (3) will be receiving a loan from Parent at the Closing (as defined in the Merger Agreement), to be partially secured by the Parent Common Shares to be issued to Lucas Loeffler as a portion of his consideration, (ii) Joseph Reid is an Authorized Officer of the Corporation and (1) will receive consideration in the Merger in his capacity as a Stockholder and/or an optionholder of the Corporation and (2) has received an offer to continue employment with Parent following the consummation of the Merger, (iii) Spencer Weinman is an officer and member of senior management of the Corporation and (1) will receive consideration in the Merger in his capacity as a Stockholder and/or an optionholder of the Corporation and (2) has received an offer to continue employment with Parent following the consummation of the Merger, (iv) other officers of the Corporation will receive consideration in the Merger in such officers’ capacities as Stockholders and/or optionholders of the Corporation and may receive an officer to continue employment with Parent following the consummation of the Merger, and (v) such offers or agreements of employment (collectively, the “Employment Offers”) and the receipt of consideration in the Merger may be deemed Interested Party Transactions and Messrs. Loeffler, Reid and Weinman and the other officers of the Corporation may be deemed Interested Parties.

NOW, THEREFORE, BE IT

RESOLVED, that having received full disclosure of all the facts and circumstances in connection with the Merger, including the existence of Messrs. Loeffler, Reid and Weinman as Interested Parties and that the Employment Offers are Interested Party Transactions, the undersigned Stockholders hereby expressly find, in the good faith exercise of their informed and reasonable business judgment, that the Employment Offers are entirely fair and in the best interest of the Corporation and its Stockholders, and the Employment Offers are hereby authorized and approved in all respects for all purposes, including without limitation, with respect to Section 144 of the DGCL.

6.       Ratification of Consultant Services Agreement

WHEREAS, the Corporation has entered into that certain Consultant Services Agreement, dated as of October 26, 2021 (the “Services Agreement”), with Belford Holdings and Belford Management (collectively, the “Consultant”), pursuant to which the Corporation has engaged the Consultant to provide certain advisory, operational, financial and strategic support services and agreed to pay to such Consultant a transaction bonus in the aggregate amount of $[***] as a result of the consummation of the Merger pursuant to and in accordance with the terms of the Services Agreement;

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WHEREAS, the undersigned Stockholders deem it advisable and in the best interests of the Corporation and its Stockholders for the Corporation to have entered into the Services Agreement; and

WHEREAS, the undersigned Stockholders desire to formally document their authorization, approval and ratification of the Services Agreement pursuant to and in accordance with the terms thereof.

NOW, THEREFORE, BE IT

RESOLVED, that the undersigned Stockholders hereby authorize, approve and ratify in all respects (i) the execution and delivery by the Corporation of the Services Agreement and the incurrence by the Corporation of the obligations thereunder and pursuant thereto and (ii) the acts of each Authorized Officer in connection with the negotiation of the Services Agreement; and be it

FURTHER RESOLVED, that any Authorized Officer, acting alone or together with any other Authorized Officer, be and each hereby is authorized to execute and deliver such other documents, instruments, agreements and certificates necessary or appropriate in connection with the Services Agreement and the transactions contemplated thereby, with such changes thereto as the Authorized Officers, in their sole discretion, and upon the advice of legal counsel, deem necessary, desirable, convenient or appropriate, and the execution and delivery by such Authorized Officers of such other documents, instruments, agreements and certificates shall be conclusive evidence of their authority to so act on behalf of the Corporation and of the approval thereof by the undersigned Stockholders.

7.       Approval of Amendment to Consultant Services Agreement

WHEREAS, the Corporation desires to enter into that certain First Amendment to Consultant Services Agreement (the “Services Agreement Amendment”) with Consultant and the Stockholder Representative, pursuant to which certain modifications and amendments to the arrangements provided for in the Services Agreement shall be made;

WHEREAS, the undersigned Stockholders deem it advisable and in the best interests of the Corporation and its Stockholders for the Corporation to enter into the Services Agreement Amendment; and

WHEREAS, the undersigned Stockholders desire to formally document their authorization and approval of the Services Agreement Amendment pursuant to and in accordance with the terms thereof.

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NOW, THEREFORE, BE IT

RESOLVED, that the undersigned Stockholders hereby authorize and approve in all respects the execution and delivery by the Corporation of the Services Agreement Amendment; and be it

FURTHER RESOLVED, that any Authorized Officer, acting alone or together with any other Authorized Officer, be and each hereby is authorized to execute and deliver the Services Agreement Amendment, along with such other documents, instruments, agreements and certificates necessary or appropriate in connection with the Services Agreement Amendment and the transactions contemplated thereby, with such changes thereto as the Authorized Officers, in their sole discretion, and upon the advice of legal counsel, deem necessary, desirable, convenient or appropriate, and the execution and delivery by such Authorized Officers of such other documents, instruments, agreements and certificates shall be conclusive evidence of their authority to so act on behalf of the Corporation and of the approval thereof by the undersigned Stockholders.

8.       General Resolutions

RESOLVED, that the acts of the Authorized Officers and the Sole Director in connection with the foregoing resolutions be, and they hereby are, approved, adopted, ratified and confirmed in all respects; and be it

FURTHER RESOLVED, that each of the undersigned Stockholders has had the opportunity to ask representatives of the Corporation questions with regard to all of the resolutions, agreements, consents, and other provisions contemplated hereunder, that all such questions have been answered fully and to the satisfaction of each of the undersigned Stockholders, and that each such Stockholder has had a reasonable time and opportunity to consult with such Stockholder’s financial, legal, tax, and other advisors, if desired, before signing this Action by Consent in Writing; and be it

FURTHER RESOLVED, that each of the undersigned Stockholders of the Corporation hereby waives any and all rights such Stockholder may have under the Corporate Charter, the Bylaws and applicable law, including rights of notice, including any and all irregularities of notice, with respect to the time and place of meeting, and consent to the transaction of business represented by this Action by Consent in Writing; and be it

FURTHER RESOLVED, that, without limiting the generality of any authorization or direction contained in any of the foregoing resolutions, the Authorized Officers and the Sole Director be, and they hereby are, authorized and empowered on behalf of the Corporation to take any and all actions and to execute and deliver any and all instruments and documents as they may deem necessary or desirable to give effect to and accomplish the purposes and intent of the foregoing resolutions and to consummate the transactions contemplated by the Merger Agreement and the other Merger Documents.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned hereby agrees that this Action by Consent in Writing may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Execution and delivery of this Action by Consent in Writing by facsimile, email .pdf or other means of electronic execution and/or transmission shall constitute due execution and delivery for all purposes.

IF AN INDIVIDUAL:

Name:

Date:

IF AN ENTITY:

(Insert Entity Name)

By:
Name:
Title:

Date:

Signature Page to Action by Consent in Writing of Stockholders in Lieu of Meeting

EXHIBIT A

Merger Agreement

[Attached]

[**Included as Exhibit 2.1**]

EXHIBIT E

Form of Parent Note

[Attached]

THE SECURITY REPRESENTED HEREBY AS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE “SECURITIES ACTS”), AND IS NOT TRANSFERABLE, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACTS.

THE PAYMENT OF THIS PROMISSORY NOTE AND THE RIGHTS AND REMEDIES OF LENDERS OF THIS PROMISSORY NOTE SHALL BE SUBJECT TO (A) ANY SUBORDINATION AGREEMENT ENTERED INTO IN ACCORDANCE WITH SECTION 6 BELOW AND (B) the terms of that certain Subordination Agreement, by and among Borrower, Lenders and Western Alliance Bank, an Arizona corporation, dated as of [•] (the “WAB Subordination Agreement”).  No amendment of this Note shall directly or indirectly modify the provisions of the WAB Subordination Agreement in any manner which might terminate or impair the subordination of this Note. By way of example, this Note shall not be amended to (i) increase the rate of interest with respect to the indebtedness evidenced by this Note, or (ii) accelerate the payment of the principal or interest or any other portion the indebtedness evidenced by THIS Note.

MOUNTAIN DIGITAL, INC.

PROMISSORY NOTE

$[•]1

[•]2, 2021

FOR VALUE RECEIVED, the undersigned, MNTN Digital, Inc., a Delaware corporation (“Borrower”), promises to pay to the persons identified on Schedule I hereto (each, a “Lender” and collectively, the “Lenders”), the aggregate principal amount of [•] ($[•])3, with simple interest on the unpaid principal balance under this Promissory Note (this “Note”) accruing at the rate of [***] percent ([***]%) per annum.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Each Lender’s beneficial interest in the aggregate principal amount of this Note and the percentage interest in the aggregate principal amount of this Note is set forth opposite each such Lender’s name on Schedule I attached hereto. The aggregate principal amount due under this Note is subject to adjustment from time to time pursuant to Sections 1.8 and 7.3 of the Agreement and Plan of Merger, dated as of [•], 2021, by and among Borrower, QF Merger Sub, Inc., QuickFrame Inc., and QF SH Rep LLC, as Stockholder Representative (the “Stockholder Representative”) (as amended, supplemented or otherwise modified, the “Merger Agreement”) and as otherwise provided for under this Note. The principal amount of this Note and all accrued interest under this Note shall be due and payable on the earlier to occur of the following dates (the “Maturity Date”): (i) [•]4, (ii) such time as Borrower consummates a bona fide equity transaction or series of equity transactions with the principal purpose of raising capital, pursuant to which Borrower issues and sells shares of capital stock of Borrower with aggregate gross proceeds of at least $[***] and (iii) immediately prior to (x) a sale or other disposition by Borrower and its Subsidiaries of all or substantially all of their assets (measured on a consolidated basis) to a Person or (y) any transaction in which a majority of the voting power of Borrower is transferred, in each case to a Person who is not an Affiliate of Borrower or in the case of clause (y) an Affiliate of any such holder of voting power.

1 NTD: Amount to be determined in accordance with the Merger Agreement.

2 NTD: To be the Closing Date.

3 NTD: See footnote 1.

4 NTD: Date to be set at 12 months following the issuance of the note.

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Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of this Note and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter, at the written election of Lender Representative (acting at the written direction of the Majority Noteholders), bear interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) payable upon written demand at the rate otherwise applicable thereto, plus [***] percent ([***]%) per annum (such sum being, for the avoidance of doubt, [***] percent ([***]%) per annum). Payment or acceptance of the increased rate of interest provided for in this paragraph is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender Representative or any Lender.

Capitalized words and phrases used and not otherwise defined in this Note shall have the meanings set forth in the Merger Agreement.

1.                  Each payment under this Note shall be applied in the following order: (i) to the payment of accrued and unpaid interest; and (ii) to the payment of any remaining outstanding principal, in each case, as may be adjusted from time to time pursuant to Section 1.8 and Section 7.3 of the Merger Agreement and as provided under this Note. For the avoidance of doubt, any adjustments made pursuant to Section 1.8 or Section 7.3 of the Merger Agreement shall reduce principal in accordance therewith, but shall not reduce the interest that has accrued on such principal.

2.                  Borrower shall have the right to prepay all or any portion of this Note at any time prior to the Maturity Date. Any prepayment shall be without premium or penalty, and interest shall be paid to the date of payment on the principal amount prepaid. On the Maturity Date, Borrower shall repay in full any then outstanding unpaid amounts under the Note.

3.                  In the event of any payment by Borrower to Lenders of all or any portion of this Note pursuant to the provisions herein, Borrower shall pay to each Lender, in accordance with Section 4 hereof, an amount equal to the product of (i) the amount of such payment multiplied by (ii) such Lender’s beneficial percentage interest in the aggregate principal amount of this Note. Subsequent to any such payments by Borrower to each Lender, Schedule I attached hereto shall be updated to reflect such payments.

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4.                  All payments under this Note shall be made (a) in the case of payment to any Lender in his, her or its capacity as a former Company Stockholder, by Borrower to the Paying Agent in lawful money of the United States of America for distribution to the Lenders as provided in the Merger Agreement or (b) in the case of payment to any Lender in his, her or its capacity as a former Company Optionholder, at the Borrower’s election either (i) by Borrower to the Paying Agent in lawful money of the United States of America for distribution to the Lenders as provided in the Merger Agreement or (ii) by Borrower or the Company to such Lender through Borrower or the Company’s payroll system. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension. Except as otherwise provided in this Note or the Merger Agreement, all amounts due under this Note shall be payable without defense or counterclaim.

5.                  Representations and Warranties. As of the Effective Date, Borrower represents and warrants as follows:

(i)       Borrower is a corporation duly organized, validly existing and in good standing under the Regulations of the state of its incorporation with full corporate power and authority to conduct its business as it is presently being conducted, to own, license, lease and use the properties and assets that it purports to own or use, and to perform all of its obligations and enforce all of its rights under its Contracts. Borrower is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, licensed, leased or used or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on Borrower. The execution, delivery and performance of this Note has been duly authorized by Borrower. The Note constitutes a valid and binding obligation of Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar Regulations affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(ii)       The execution and delivery by Borrower of this Note and the fulfillment of and compliance with the respective terms hereof by Borrower, (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority, or require any consent or approval under any Contract binding upon Borrower or its property or to which Borrower or its property is subject, except (i) such as have been obtained or made and are in full force and effect, and (ii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to have a material adverse effect on Borrower; and (b) will not violate any applicable Law in any material respect.

(iii)       There is no material Action pending or threatened against Borrower seeking to delay, limit, modify or enjoin the transactions contemplated by this Note.

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Notwithstanding anything to the contrary contained in this Note, the parties hereto agree that the representations and warranties given by Borrower in this Section 5 apply to Borrower prior to the acquisition by Borrower of QuickFrame, Inc.

6.                  Each Lender party hereto acknowledges that Borrower and/or its Subsidiaries may, from time to time, incur any Third Party Senior Indebtedness (as defined at the end of this paragraph). Lenders agree that the indebtedness evidenced by this Note shall be expressly subordinated in right of priority and payment to the prior payment in full of any Third Party Senior Indebtedness that may be outstanding form time to time, in accordance with one or more subordination agreements to be entered into between Lenders, Lender Representative, and the holders of any Third Party Senior Indebtedness (such subordination agreements, the “Subordination Agreements” and each, a “Subordination Agreement”). Lenders agree to promptly enter into such Subordination Agreements with the applicable holders of Third Party Senior Indebtedness; provided that (a) the terms of such Subordination Agreements are customary and commercially reasonable in the Lender Representative’s reasonable discretion; it being understood that such Subordination Agreements shall provide, that notwithstanding any such Third Party Senior Indebtedness, this Note may be paid upon the Maturity Date and (b) it being agreed that the terms of that certain Subordination Agreement, dated as of the date hereof, between the Lenders and Western Alliance Bank, are deemed reasonably acceptable to the Lenders, Western Alliance Bank and the Stockholder Representative. “Third Party Senior Indebtedness” means (i) the [•]5 and (ii) any other indebtedness senior to this Note incurred by Borrower and/or its Subsidiaries to third parties that are not Affiliates of Borrower and its Subsidiaries. By acceptance of this Note, each Lender party hereto acknowledges and agrees that: (1) certain Lenders, representing the Majority Noteholders, and the Lender Representative have executed that certain Subordination Agreement dated as of the date hereof (the “WAB Subordination Agreement”), by and among Western Alliance Bank and such Lenders in substantially the form attached hereto as Exhibit A, (2) such Lender shall execute and deliver a counterpart signature page to the WAB Subordination Agreement concurrently with the execution and delivery of its counterpart signature page to this Note, (3) the indebtedness under this Note and the liens securing this Note (if any) are subordinated to the Third Party Senior Indebtedness in favor of Western Alliance Bank and the liens securing such indebtedness on the terms and in accordance with the WAB Subordination Agreement, whether or not such Lender has executed the WAB Subordination Agreement, and the terms of the WAB Subordination Agreement are hereby incorporated by reference into this Note, and (4) Western Alliance Bank is a third party beneficiary of the provisions of this Section 6 and that the provisions of this Section 6 and the WAB Subordination Agreement constitute a legal, valid, and binding obligation of such Lender, enforceable against such Lender by Western Alliance Bank in accordance with the terms hereof and thereof.

7.                  Upon the occurrence of any of the following (each, an “Event of Default”):

(i)       failure by Borrower to make any payment of principal or interest under this Note by the due date provided herein, other than any failure resulting from Borrower’s compliance with the provisions of a then applicable Subordination Agreement;

(ii)       any other default under this Note (other than a payment default covered by clause (i) above), which default has not been cured within 30 days following Borrower’s receipt of written notice of such default from Lender Representative;

5 NTD: To reference existing credit facility with Western Alliance Bank.

11

(iii)       Borrower commences or proposes to commence any bankruptcy, reorganization, relief of debtors, dissolution, insolvency or liquidation or similar proceeding under any federal, state or other law for the relief of debtors (an “Insolvency Proceeding”); Borrower fails to obtain the dismissal, within 60 days after the commencement thereof, of any Insolvency Proceeding instituted by one or more third parties, fails actively to oppose any such Insolvency Proceeding, or, in any such Insolvency Proceeding, defaults or files an answer admitting the material allegations upon which such Insolvency Proceeding was based or alleges its willingness to have an order for relief entered or any receiver, trustee or custodian is appointed to take possession of all or any substantial portion of the assets of Borrower;

(v)       Borrower breaches any of its obligations under Section 7.2(b) of the Merger Agreement as determined by a court of competent jurisdiction in a judgment that is final and non-appealable;

(vi)       Borrower fails to perform any of its obligations under this Note (which such failure to perform has not been cured within thirty (30) days following Borrower’s receipt of written notice thereof from Lender Representative) or denies that it has any or any further liability or obligation hereunder;

(vii)       There is entered against Borrower (i) one or more final judgments or orders for the payment of money (including a disgorgement order issued by a governmental authority) in an aggregate amount exceeding [***] (to the extent not covered by independent third-party insurance as to which the insurer has not disclaimed its obligation to cover), or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect and, in either case, such amount is not covered by insurance and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(viii)       Borrower becomes unable to or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower or Borrower otherwise becomes insolvent;

(ix)       an Event of Default (as defined in the applicable agreements for any Third Party Senior Indebtedness) shall have occurred and be continuing (and any applicable cure periods shall have expired) under any Third Party Senior Indebtedness; or

(x)       if any representation or warranty set forth in Section 5 hereof shall have been incorrect in any material respect when made.

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If an Event of Default of the type described in Section 7(iii) or Section 7(vii) occurs, the outstanding principal amount of this Note (together with all accrued interest thereon and all costs and expenses payable hereunder) shall become immediately due and payable without any action on the part of Lenders, and Borrower shall be required to pay immediately to Lenders all amounts due and payable with respect to this Note. If any other Event of Default occurs, Lender Representative (and only Lender Representative) may, at its option, without notice to or demand upon Borrower or any other party, declare immediately due and payable the unpaid aggregate principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owed pursuant to this Note, whereupon the same shall be immediately due and payable; provided that upon the occurrence of an Event of Default under clause (iii) above, the unpaid aggregate principal amount hereof shall become immediately due and payable without presentment, demand, protest of notice of any kind in connection with this Note. Any remedies exercised by Lender Representative upon the occurrence of an Event of Default pursuant to this Section 7 shall be exercised by Lender Representative on behalf of Lenders and the exercise of any such remedies shall be subject to the terms of any Subordination Agreements then in effect.

8.                  This Note and any provisions herein may be modified, amended and waived only with the written consent of (i) Borrower and the holders of a majority of the beneficial ownership interests in the aggregate principal amount of this Note (the “Majority Noteholders”) or (ii) Borrower and Lender Representative, and any such modification, amendment or waiver shall be binding on all Lenders. In addition, this Note may be modified, amended or waived with respect to a specific Lender by written mutual consent of Borrower and such Lender.

9.                  Each Lender and the Lender Representative acknowledge and agree that Schedule I of this Note may be updated from time to time by Borrower by written notice to the Lender Representative (without requiring the consent of the Lender Representative or any Lender): (i) to reflect any set-off made pursuant to Section 1.8 or Section 7.3 of the Merger Agreement, (ii) to reflect the addition of any Lenders as a result of a Company Stockholder that had not satisfied the conditions set forth in Section 1.3 and Section 1.6 of the Merger Agreement in order to obtain a beneficial interest in this Note by the Closing subsequently satisfying such conditions and (iii) to reflect any prepayment by Borrower as described in Section 2.

13

10.              All notices, requests, demands, consents, instructions and other communications which are required or may be given under this Note shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by e-mail, except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Lender Representative on behalf of Lenders, addressed to:

QF SH Rep LLC

4131 Laguna Street, Suite 613
Coral Gables, FL 33146

Attn: Lucas Loeffler
E-Mail: [###]

With a copy to (which shall not constitute notice):

Cozen O'Connor

One Liberty Place

1650 Market Street, Suite 2800

Philadelphia, Pennsylvania 19103
Attn: Ira C. Gubernick, Esq.

Email: [###]

If to Borrower, addressed to:

c/o MNTN Digital, Inc.
11111 Jefferson Blvd.
Culver City, CA 90230
Attn: Patrick Pohlen
E-Mail: [###]

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071
Attn: David Ajalat
E-Mail: [###]

or to such other place and with such other copies as each party may designate as to itself by written notice to the others.

11.              Each Lender hereby acknowledges and agrees that the Stockholder Representative shall also be the lender representative (the “Lender Representative”) for the benefit of Lenders under this Note, with the powers and responsibilities provided in the Merger Agreement.

12.              In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

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13.              Neither this Note nor any beneficial interest in this Note may be assigned or transferred by Borrower or any Lender to any other Person without the consent of (i) the Majority Noteholders, in the case of a proposed assignment by Borrower, or (ii) Borrower, in the case of a proposed assignment by a Lender, which consent may in each case be withheld in such parties’ sole discretion; provided that Borrower may assign this Note or any beneficial interest in this Note to any Affiliate of Borrower, provided that such assignment shall not relieve Borrower of its obligations hereunder. Any such transfer or assignment of this Note or a beneficial interest in this Note without the consent required herein shall be null and void. This Note shall bind Borrower and each Lender and their respective successors and assigns.

14.              In connection with any proceedings hereunder, including without limitation any action by Lender in replevin, foreclosure or other court process or in connection with any other action related to this Note or the transactions contemplated hereunder, Borrower waives (excluding any waiver related to Borrower’s rights hereunder to object or make claims based on actual payments received by Lender) presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note.

15.              The remedies of Lender as provided in this Note shall be cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Lender, and may be exercised as often as occasion for their exercise shall occur, and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of it. The remedies set forth herein shall be in addition to, and not in lieu of, any other additional rights or remedies Lender may have at law or in equity.

16.              This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles thereof relating to conflicts of law.

[Signature Page Follows]

15

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed the day and year first above written.

MNTN DIGITAL, INC.
a Delaware corporation

By:
Name:
Title:

[Signature Page to Promissory Note]

AGREED AND ACCEPTED:

LENDERS:

Registered Holder Name:

By:
(Signatory Entity)
Its:
(Capacity)
By:
(Signatory Entity)
Its:
(Capacity)
Signature:
(Signature(s) of Registered Holder(s))
Name:
(Please Print)
Title:

Date:

[Signature Page to Promissory Note]

ADDITIONAL SIGNERS (IF APPLICABLE)
Sign Here:

(Signature(s) of Registered Holder(s))

Name:

(Please Print)
Title:
Date:
ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:

(Signature(s) of Registered Holder(s))
Name:
(Please Print)
Title:

Date:

Address:
City:
State/Province:
Postal/Zip Code:
Country:

11

Schedule I6

Lender	Date	Beneficial Ownership in Aggregate Principal Amount of Note	Beneficial Percentage Interest in Aggregate Principal Amount of Note

Total:

6 NTD: Schedule to be updated at the Closing and thereafter as provided herein.

Exhibit A

WAB Subordination Agreement

[**Pursuant to Regulation S-K, Item 601(a)(5), this Exhibit has not been filed. The Registrant agrees to furnish supplementally a copy of such omitted exhibit to the Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.**]

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ANNEX I

Key Employees

1.	Lucas Loeffler

2.	Joe Reid

3.	Spencer Weinman

ANNEX II

Initial Consenting Stockholders

1.	Lucas Loeffler

2.	Cody Kittle

3.	Windy City Investment Holdings LLC

4.	Austin Bowers

5.	Chuck Royce

6.	Spencer Weinman

7.	Craig Clemens Living Trust

8.	Jason Carbone

9.	Nucleus Holding Group

10.	Gloria Cannon

11.	Joseph Reid

12.	Michael Chang

13.	Harry George Fackelmayer

14.	Usman Arain

15.	Broadway Video Ventures

16.	John Sullivan

17.	Jason Mackay

18.	Jason Leeds

19.	Arunan Silvalingam

20.	Barry Sorkin

21.	Henry Kittle

22.	The RF Trust (REI)

23.	Nelson Civello

24.	Spencer Acker

ANNEX III

Client Services Team

1.	Spencer Weinman

2.	Lucas Loeffler

3.	Joseph Reid

4.	Tomi Aregbesola

5.	Christopher St. Lawrence

6.	Mateo Llinas

7.	Drew Speranza

8.	Michael Block

9.	Alex Villa

10.	Madeline Curto

11.	Mia Khoury

12.	Max Berns

13.	Abe Loffy

14.	Parker Knisley

15.	Aston Ford

16.	Mike Chang

17.	Christopher Davies

ANNEX IV

Accounting Principles

[Attached]

QuickFrame Inc Accounting for Revenue

We derive our revenue from project revenue and subscription revenue.

Project Revenue

Project Revenue represents one-off projects in which the Company delivers high-quality video content to the customer. Revenue from project sales is recognized at the time the video in “greenlit”. At the point there is a signed contract with a customer, a sourced creator and the project has been started. Based on history these projects have a quick turnaround time. The cost of the creators if recognized at the same time as the revenue.

Subscription Revenue

The Company offers customers the option of entering into a subscription contract in which the customer signs a contract that they will spend a designated amount stated in the contract over a certain period of time. These contracts range from quarterly subscriptions to annual subscriptions. There will be multiple projects performed in during each contract. Revenue is recognized similar to project revenue as they are recognized at the time each project is “greenlit”. If a customer doesn’t spend the entire contracted amount the unspent amount is recognized at the end of the signed contract. Creator costs associated with subscription revenue are recognized at the time the greenlit revenue is recognized.

For example: A customer signs a quarterly subscription contract for $30,000 from January 1 until March 31. The customer is immediately billed the entire contract. Initially that unearned revenue is recorded in Deferred Revenue. As projects requested are greenlit that revenue becomes recognized. If the customer has only spent $20,000 by March 31 the remaining $10,000 of unspent obligation would be recognized into income as long as collectability is expected.

GAAP Differences

1.	The Company currently doesn’t follow ASC 606 for revenue recognition. Under ASC 606, a performance obligation is a promise within a contract to transfer a distinct good or service, or a series of distinct goods and services, to a customer. Revenue is recognized when performance obligations are satisfied, and the customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for goods or services. Under the standard, a contract’s transaction price is allocated to each distinct performance obligation. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identifies the contracts with a customer; (ii) identifies the performance obligations within the contract, including whether they are distinct and capable of being distinct in the context of the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when, or as, the Company satisfies each performance obligation. See prior description for how the Company currently recognized revenue.

2.	The Company currently expenses all internally developed software and related costs. Under GAAP the Company has the option to capitalize certain related expenses.

2

List of Schedules Omitted from the Agreement and Plan of Merger

Referenced in Exhibit 2.1 Above

Pursuant to Regulation S-K, Item 601(a)(5), the Schedules to the Agreement and Plan of Merger referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Parent Disclosure Schedules:

Schedule 4.5:                          Litigation

Schedule 4.7:                          Capitalization

Schedule 4.9(a):                      Financial Statements

Schedule 4.10:                        Intellectual Property

Schedule 4.16:                        Related Party Transactions

Company Disclosure Schedules:

Schedule 2.2(b)(xiv):             Payoff Letters

Schedule 5.5:                          Termination of Certain Agreements

Schedule 5.11(a):                   Conduct of Business

Schedule 1.4(a)(ii):                 Non-continuing Service Providers

Schedule 3.1:                          Organization

Schedule 3.3:                          Capitalization

Schedule 3.6:                          Consents and Approvals

Schedule 3.7:                          Absence of Certain Changes or Events

Schedule 3.10:                        Contracts and Commitments

Schedule 3.12:                        No Conflicts or Violations

Schedule 3.13:                        Financial Statements and Other Financial Information

Schedule 3.16:                        Litigation

Schedule 3.17:                        Labor Matters

Schedule 3.19:                        Intellectual Property

Schedule 3.20:                        Employee Benefit Plans

Schedule 3.21:                        Transactions with Certain Persons

Schedule 3.23:                        Tax Matters

Schedule 3.24:                        Insurance

Schedule 3.25:                        Top Customers and Vendors

Schedule 3.26:                        Banking Relationships

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of December 30, 2021, by and among (i) MNTN Digital, Inc., a Delaware corporation (“Parent”), (ii) QF SH Rep LLC, a Delaware limited liability company (the “Stockholder Representative”), (iii) Lucas Loeffler (“Loeffler”), (iv) Joseph Reid (“Reid”) and (v) Spencer Weinman (“Weinman”). Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, the Stockholder Representative, QF Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and QuickFrame Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger, dated as of December 10, 2021 (the “Merger Agreement”);

WHEREAS, Parent and the Stockholder Representative desire to amend the Merger Agreement as set forth below; and

WHEREAS, Section 9.7 of the Merger Agreement provides that the Merger Agreement may be amended by a written instrument signed by Parent and the Stockholder Representative.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent and the Stockholder Representative agree as follows:

1.                   Amendment to Definitions. The definition of “Equityholder Pro Rata Portion” is hereby amended to read as follows:

“Equityholder Pro Rata Portion” shall mean, with respect to each Company Equityholder, (a) in the case of the reference to “Equityholder Pro Rata Portion” in the definition of “Parent Note Consideration”, a percentage equal to the quotient of (i) the sum of the number of shares of Company Common Stock held by such Company Equityholder as of immediately prior to the Effective Time (including in such number any Company Preferred Stock held by such Company Stockholder on an as-converted to Company Common Stock basis) and the aggregate number of shares underlying all Company Options held by such Company Equityholder as of immediately prior to the Effective Time, divided by (ii) the sum of the aggregate number of shares of Company Common Stock held by all Company Stockholders as of immediately prior to the Effective Time (including in such number any Company Preferred Stock on an as-converted to Company Common Stock basis) and the aggregate number of shares underlying all Company Options outstanding as of immediately prior to the Effective Time, and (b) in the case of any other reference to “Equityholder Pro Rata Portion”, a percentage equal to the quotient of (i) the sum of the number of shares of Company Common Stock held by such Company Equityholder as of immediately prior to the Effective Time (including in such number any Company Preferred Stock held by such Company Stockholder on an as-converted to Company Common Stock basis) and the aggregate number of Net Shares in respect all Company Options held by such Company Equityholder as of immediately prior to the Effective Time, divided by (ii) the sum of the aggregate number of shares of Company Common Stock held by all Company Stockholders as of immediately prior to the Effective Time (including in such number any Company Preferred Stock on an as-converted to Company Common Stock basis) and the aggregate number of Net Shares in respect of all Company Options outstanding as of immediately prior to the Effective Time.

2.                   Titles. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Amendment.

3.                   Governing Law. This Amendment (and any claim or controversy arising out of or relating to this Amendment, including tort claims) shall be governed by the Regulations of the State of Delaware without regard to conflict of law principles that would result in the application of any Regulation other than the Regulations of the State of Delaware.

4.                   Execution and Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree that this Amendment shall be legally binding upon the electronic transmission, including by facsimile or email, .pdf or any electronic signature complying with United States federal ESIGN Act of 2000 (e.g., www.docusign.com), by each party of a signed signature page to this Amendment to the other party.

5.                   Full Force and Effect; No Obligation for Other Amendments. Each of the parties hereto confirms that this Amendment is intended to be a part of, and will serve as a valid, written amendment to, the Merger Agreement. Except as otherwise set forth in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, which are hereby ratified and affirmed in all respects and shall continue in full force and effect. This Amendment relates only to the specific matters covered herein, and shall not be considered to create a course of dealing or to otherwise obligate any party to execute similar amendments or grant any waivers under the same or similar circumstances in the future.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and entered into as of the date first above written.

MNTN DIGITAL, INC.

By:	/s/ Patrick Pohlen
Name: Patrick Pohlen
Title: Chief Financial Officer

QF SH REP LLC

By:	/s/ Lucas Loeffler
Name: Lucas Loeffler
Title: President

[Amendment to Merger Agreement]

ACKNOWLEDGED AND AGREED:

QF MERGER SUB, INC.

By:	/s/ Patrick Pohlen
Name: Patrick Pohlen
Title: Chief Financial Officer

QUICKFRAME INC.

By:	/s/ Lucas Loeffler
Name: Lucas Loeffler
Title: Stockholder

[Amendment to Merger Agreement]